                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [_] Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


           IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT CORP.
               (Name of Registrant as Specified In Its Charter)

           IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT CORP.
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

   Common Stock (including the associated preferred stock purchase rights)

  (2) Aggregate number of securities to which transaction applies:

      25,930,000 shares being acquired in the merger plus 1,437,250 shares subject to outstanding stock options

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

   $11.5753246 (price per share being paid for outstanding shares pursuant to the merger), $1.10 (price per share being paid for 815,500 outstanding stock options with an exercise price of $15.00 per share) and $2.71 (price per share being paid for 621,750 outstanding stock options with an exercise price of $9.00 per share).

  (4) Proposed maximum aggregate value of transaction:

   $302,730,160

  (5) Total fee paid:

   $60,547

[_]  Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid: $60,530
  (2)  Form, Schedule or Registration Statement No.: Preliminary Schedule 14A
  (3)  Filing Party: Imperial Credit Commercial Mortgage Investment Corp.

  (4)  Date Filed: December 22, 1999

                                PRELIMINARY COPY

               Subject to Completion, dated January 18, 2000


                               [LOGO OF ICCMIC]

                                                                     , 2000

Dear Stockholder:

   You are cordially invited to attend a special meeting of the stockholders of Imperial Credit Commercial Mortgage Investment Corp. ("ICCMIC") to be held
at              , Los Angeles, California        , on             ,
            , 2000, at   :00   .m., local time.

   At the special meeting, you will be asked to approve the merger agreement between ICCMIC and Imperial Credit Industries, Inc. and the proposed merger of a wholly-owned subsidiary of Imperial Credit Industries into ICCMIC, pursuant to which ICCMIC will become a wholly-owned subsidiary of Imperial Credit Industries. Currently, Imperial Credit Industries and certain of its affiliates own approximately 9.4% of ICCMIC's outstanding common stock. ICCMIC's former manager, Imperial Credit Commercial Asset Management Corp., is a wholly-owned subsidiary of Imperial Credit Industries.

   If we complete the proposed merger, which would be a taxable transaction to you, you will receive $11.5753246 in cash for each share of ICCMIC common stock you own. In addition, you will continue to receive regular quarterly dividends, if applicable, and a special final dividend from ICCMIC, if applicable, as described in greater detail in the attached proxy statement. There is no assurance, however, that a final dividend will be paid, and in the event that a final dividend is paid, there is no assurance that it will be in an amount commensurate with past dividends paid by ICCMIC.

   A special committee of ICCMIC's board of directors, comprised of ICCMIC's four independent directors, negotiated the terms of the merger agreement and the proposed merger with Imperial Credit Industries. The special committee has received an opinion from its financial advisor, Prudential Securities Incorporated, to the effect that the consideration to be received in the proposed merger by ICCMIC's stockholders, other than Imperial Credit Industries and certain of its affiliates, is fair to such ICCMIC stockholders from a financial point of view. The board of directors of ICCMIC, acting on the unanimous recommendation of the special committee, has unanimously approved and adopted the merger agreement and the proposed merger. The special committee and the full board of directors believe that the merger agreement and the proposed merger are fair to, and in the best interests of, ICCMIC's stockholders other than Imperial Credit Industries and certain of its affiliates. Accordingly, the ICCMIC board of directors recommends that you vote FOR the merger agreement and the proposed merger.

   The attached proxy statement provides detailed information concerning the special meeting and the proposed merger. Please read these materials carefully.

   Your vote is very important. Whether or not you plan to attend the special meeting, I urge you to complete, date, sign and promptly return the enclosed proxy card to ensure that your shares will be voted at the meeting. The proposed merger will only be completed if it is approved by the affirmative vote of ICCMIC stockholders holding a majority of the total number of outstanding shares of ICCMIC common stock, and by a majority of shares entitled to vote at the special meeting that are not held by Imperial Credit Industries and certain of its affiliates. If you fail to return your proxy card and do not vote in person at the special meeting, the effect will be the same as a vote against the merger agreement and the proposed merger.

   On behalf of the board of directors, I thank you for your support and urge you to vote FOR approval of the merger agreement and the proposed merger.

                                          Sincerely,

                                          [Signature]

                                          Mark S. Karlan
                                          President and Chief Executive
                                           Officer

                               ----------------

This proxy statement is dated         , 2000 and is first being mailed to
stockholders of ICCMIC on or about         , 2000.

                               [LOGO OF ICCMIC]

              IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT CORP.

                   Notice of Special Meeting of Stockholders
                           To Be Held         , 2000

To the Stockholders of
Imperial Credit Commercial Mortgage Investment Corp.:

   A special meeting of the stockholders of Imperial Credit Commercial Mortgage
Investment Corp. will be held at the       , Los Angeles, California        on
      , 2000, at   :00  .m., local time, so that stockholders may consider and vote on a proposal to approve the merger agreement, dated as of July 22, 1999, by and among ICCMIC, Imperial Credit Industries and ICCMIC Acquisition Corp., under which, among other things, ICCMIC Acquisition Corp. will merge into ICCMIC. We have attached a copy of the merger agreement, as amended, as Appendix A to the proxy statement.

   The board of directors has set the close of business on January   , 2000 as
the record date to determine the stockholders entitled to notice of and to vote at the special meeting or any meeting resulting from an adjournment or postponement of the special meeting.

   The board of directors of ICCMIC unanimously recommends that you vote FOR approval of the merger agreement and the proposed merger.

   You are cordially invited to attend the special meeting. You may vote in person or by proxy. Whether or not you plan to attend, please act promptly to vote your shares for approval of the merger agreement and the proposed merger. We have included with this notice a proxy statement to explain the proposed merger in detail, and a proxy card for your use. If you attend the special meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing.

                                          By Order of the Board of Directors,

                                          [Signature]

                                          Norbert M. Seifert
                                          Secretary
                                          Los Angeles, California

   Your vote is important. Please date and sign the enclosed proxy card and return it in the enclosed envelope as soon as possible.

   Please do not send your common stock certificates at this time. If the proposed merger is completed, you will be sent instructions regarding the surrender of your certificates.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               [LOGO OF ICCMIC]

          [IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT CORP. LOGO]

                      11601 Wilshire Boulevard, Suite 2080
                         Los Angeles, California 90025

                               ----------------

                                Proxy Statement

                               ----------------

                        Special Meeting of Stockholders

                            To Be Held       , 2000

   We are sending you this proxy statement because you are a holder of common stock of Imperial Credit Commercial Mortgage Investment Corp., which trades on the Nasdaq Stock Market under the symbol "ICMI." The proxy statement describes a proposed merger that would result in the acquisition by a subsidiary of Imperial Credit Industries, Inc. (Nasdaq symbol "ICII") of all of ICCMIC's common stock not already owned by ICII.

   If completed, the proposed merger would have the following results:

  . You would receive $11.5753246 in cash for each share of ICCMIC common stock you hold at the time of the proposed merger (which would represent a 17.2% premium over the $9.875 per share closing price of ICCMIC common stock on the Nasdaq Stock Market on May 12, 1999, the day before ICII made its initial $11.00 per share offer,

  . Because all of your ICCMIC common stock would be converted into the right to receive cash, you would no longer have any ownership interest in ICCMIC, participate in the future earnings or growth of ICCMIC or receive dividends from ICCMIC; and

  . For tax purposes, you would recognize gain or loss from the proposed merger to the extent that the amount of cash you receive for your ICCMIC common stock exceeds, or is less than, your tax basis in that stock.

   The total consideration payable in the proposed merger to all holders of ICCMIC common stock other than ICII is approximately $303 million (which does not include any dividends to be paid through the date of completion of the proposed merger).

   The closing price of ICCMIC common stock on the Nasdaq Stock Market on
            , 2000, the last practicable trading day prior to the mailing of
this proxy statement, was $   per share.

   A wholly-owned subsidiary of ICII, ICCMIC's former manager, managed ICCMIC's day-to-day operations pursuant to a management agreement with ICCMIC until October 22, 1999 when the management agreement expired. The management agreement provided that if ICCMIC were to terminate or fail to renew the management agreement, then ICCMIC would have to pay a termination fee to the manager determined by an independent appraisal process. That termination fee has been determined to be $33 million. The parties have agreed, however, that ICCMIC will not be required to pay the management agreement termination fee unless the merger agreement between ICCMIC and ICII is terminated, in which event the management agreement termination fee will be due and payable to the manager at that time. ICCMIC understands that ICII reduced the cash price that it would be willing to pay for ICCMIC's common stock by the amount of the management agreement termination fee that ICII's wholly-owned subsidiary, the manager, otherwise would be entitled to receive from ICCMIC if the merger agreement is terminated. ICCMIC's stockholders therefore effectively bear the entire cost of the management agreement termination fee.

   The merger price per share of $11.5753246 in cash is less than ICCMIC's liquidation value of $12.57 per share (as estimated by the financial advisor to ICCMIC's special committee) or $13.10 per share (as estimated by ICCMIC's management), as well as ICCMIC's book value of $14.12 per share as of September 30, 1999. However, none of the foregoing liquidation and book value amounts per share have been adjusted to reflect ICCMIC's obligation to pay the management agreement termination fee of $33 million, or approximately $1.16 per share, if the proposed merger is not completed. After subtracting the per share impact of the management agreement termination fee, ICCMIC's liquidation value per share of $12.57 (as estimated by the financial advisor to ICCMIC's special committee) would be $11.41, ICCMIC's liquidation value per share of $13.10 (as estimated by ICCMIC's management) would be $11.94 and ICCMIC's book value per share of $14.12 as of September 30, 1999 would be $12.96.

   As of December 31, 1999, ICII owned approximately 9.0% of ICCMIC's issued and outstanding common stock. As a result, ICII shared in the dividend of $0.33 per share for the fourth quarter of 1999 that ICCMIC declared on December 16, 1999 and paid on January 14, 2000 and ICCII will share in any final dividend. Mark S. Karlan (President, Chief Executive Officer and a director of ICCMIC), Michael Meltzer (Chief Financial Officer and Treasurer of ICCMIC) and Norbert
M. Seifert (General Counsel, Senior Vice President and Secretary of ICCMIC) hold the same executive officer positions at ICCMIC's former manager, a wholly-owned subsidiary of ICII, and own shares of ICII common stock that collectively amount to less than 1% of ICII's issued and outstanding common stock through ICII's non-qualified employee pension and profit-sharing plans.

   A special committee of ICCMIC's board of directors, comprised of ICCMIC's four independent directors, negotiated the terms of the merger agreement and the proposed merger with ICII. The special committee has received an opinion from its financial advisor, Prudential Securities Incorporated, to the effect that the consideration to be received in the proposed merger by ICCMIC's stockholders, other than ICII and certain of its affiliates, is fair to such ICCMIC stockholders from a financial point of view. The board of directors of ICCMIC, acting on the unanimous recommendation of the special committee, has unanimously approved and adopted the merger agreement and the proposed merger. The special committee and the full board of directors believe that the merger agreement and the proposed merger are fair to, and in the best interests of, ICCMIC's stockholders other than ICII and certain of its affiliates. Accordingly, the ICCMIC board of directors recommends that you vote FOR the merger agreement and the proposed merger.

      , 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Questions and Answers About the Proposed Merger...........................   2
Who Can Help Answer Your Questions?.......................................   5
Summary...................................................................   6
 Our Reasons for the Proposed Merger and Our Recommendation...............   6
 Negative Factors Considered by the Special Committee.....................   7
 ICII's Reasons for the Proposed Merger...................................   8
 Management's Conflicts of Interest in the Proposed Merger................   9
 The Proposed Merger......................................................  11
 The Special Meeting......................................................  13
 Record Date; Stock Entitled to Vote......................................  13
 Votes Required...........................................................  13
 Share Ownership by Management............................................  13
 What Stockholders Will Receive in the Proposed Merger....................  13
 Management Agreement; Appraisal..........................................  14
 Treatment of Outstanding ICCMIC Stock Options............................  14
 Solicitation of Alternative Transactions.................................  16
 Standstill; Qualifying Alternative Transaction...........................  16
 Opinion of Financial Advisor.............................................  17
 Conditions to Completion of the Proposed Merger..........................  17
 Termination of the Merger Agreement......................................  17
 Accounting Treatment.....................................................  18
 Financing; Source of Funds...............................................  18
 Market Price of ICCMIC Shares............................................  19
 ICCMIC Shares: Book Value, Dividends and Earnings........................  20
Cautionary Statement Concerning Forward-Looking Statements................  21
The Companies.............................................................  23
 Imperial Credit Commercial Mortgage Investment Corp......................  23
 Imperial Credit Industries, Inc..........................................  24
 ICCMIC Acquisition Corp. ................................................  24
Information Concerning the Special Meeting................................  25
 Time, Date, Place and Purpose of the Special Meeting.....................  25
 Record Date; Outstanding Common Stock Entitled to Vote; Quorum...........  25
 Votes Required...........................................................  25
 Voting of Proxies........................................................  25
 Proxy Solicitation.......................................................  27
Special Factors: Background, Purpose and Effects of the Proposed Merger...  28
 Background of the Proposed Merger........................................  28
 60-Day Market Check Process..............................................  42
 Recommendation of the Special Committee and the Board of Directors;
  Reasons for the Proposed Merger.........................................  43
 Opinion of the Financial Advisor to the Special Committee................  48
 Financial Projections Relating to ICCMIC.................................  53
 Management Agreement; Appraisal..........................................  54
 Benefits and Detriments to Nonaffiliated Stockholders....................  55

                                                                           Page
                                                                           ----
 ICII's Purpose for Pursuing the Proposed Merger; Structure of the
  Proposed Merger.........................................................  55
 ICII's Analysis of the Proposed Merger...................................  57
 Consequences of the Proposed Merger......................................  59
 Potential Asset Sales Prior to the Proposed Merger.......................  60
 Plans for ICCMIC after the Proposed Merger...............................  60
 Conduct of the Business of ICCMIC if the Proposed Merger is not
  Completed...............................................................  61
 Financing; Source of Funds...............................................  61
 No Appraisal Rights......................................................  62
 Material Tax Consequences................................................  62
 Accounting Treatment.....................................................  64
 Pending Litigation.......................................................  64
Management's Conflicts of Interest in the Proposed Merger.................  66
 General..................................................................  66
 Overlapping Directors and Officers.......................................  66
 Directors' Fees..........................................................  66
 Treatment of Stock Options...............................................  66
 Agreements between Mark S. Karlan, ICII and the Manager..................  69
 Indemnification of Directors and Officers................................  69
 ICII/Manager Employment Retention Plan...................................  70
The Merger Agreement......................................................  71
 The Proposed Merger......................................................  71
 Effective Time...........................................................  71
 Merger Consideration.....................................................  71
 Cancellation of ICCMIC Common Stock......................................  71
 Payment Procedures.......................................................  71
 Transfer of Common Stock.................................................  72
 Stock Option and Other Plans.............................................  72
 Directors and Officers...................................................  72
 Solicitation Period and Superior Proposals...............................  72
 ICII Standstill Agreement................................................  73
 Certain SPB Loans........................................................  74
 Representations and Warranties...........................................  74
 Covenants; Conduct of Business Pending the Proposed Merger...............  75
 Conditions...............................................................  77
 Termination; Withdrawal of Recommendations...............................  78
 Termination Fees and Expenses............................................  79
 Amendment and Waiver.....................................................  79
Fees and Expenses.........................................................  80
Regulatory Requirements...................................................  81
Selected Historical Financial Data of ICCMIC..............................  82
Common Stock Market Price and Dividend Information........................  83
 Market Prices............................................................  83
 Dividend Policy..........................................................  83
Relationships and Transactions Between ICII, ICCMIC and Affiliates........  85
 Relationships with the Manager...........................................  85

                                                                           Page
                                                                           ----
 Other Contractual Relationships Between ICII and its Affiliates and
  ICCMIC..................................................................  86
 Purchases and Sales of Common Stock by ICII and its Affiliates...........  87
Management of ICCMIC......................................................  88
Management of ICII and ICCMIC Acquisition Corp............................  88
 Management of ICII.......................................................  88
 Management of ICCMIC Acquisition Corp. ..................................  89
Securities Ownership......................................................  90
Proposals by Stockholders of ICCMIC.......................................  92
Independent Auditors......................................................  92
Where You Can Find More Information.......................................  93

 APPENDIX A -- Merger Agreement, as amended
 APPENDIX B -- Opinion of Prudential Securities Incorporated
 APPENDIX C -- Summary of Appraisals of Robert A. Stanger & Co., Inc.,
               Houlihan Lokey Howard & Zukin Financial Advisors, Inc. and
               Eastdil Realty Company, L.L.C.

                QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER




Q: What will I receive in      A: If the proposed merger is completed, you
   the proposed merger?           will receive $11.5753246 in cash in exchange
                                  for each share of Imperial Credit Commercial
                                  Mortgage Investment Corp. ("ICCMIC") common stock that you own at the time of the proposed merger. The cash consideration includes a $0.0753246 per share amount that was determined by the results of the management agreement termination fee appraisal process that is described below.

                                  You will also receive a final dividend of any previously undistributed taxable income of ICCMIC. Any such dividend will be paid promptly after the proposed merger is completed. There is no assurance, however, that there will be any undistributed taxable income at the time the proposed merger is completed and, accordingly, that a final dividend will be paid. In the event that a final dividend is paid, there is no assurance that it will be in an amount commensurate with past dividends paid by ICCMIC.

                                  If you sell shares of ICCMIC common stock
                                  after the January   , 2000 record date for
                                  the special meeting and prior to the
                                  proposed merger, you will retain your right to vote at the special meeting unless you give a proxy to the purchaser of your stock. However, the right to receive the cash price in the proposed merger will transfer with the shares of common stock unless you reach a specific contrary agreement with the purchaser of your shares.





Q: How did you determine       A: The price and other terms of the proposed
   the price to be paid in        merger were negotiated on an arm's-length
   the proposed merger?           basis with Imperial Credit Industries, Inc.
                                  ("ICII") by a special committee of ICCMIC's board of directors, consisting of the four independent ICCMIC directors who are neither officers or employees of ICCMIC nor directors, officers, employees or affiliates of ICII. The special committee retained its own legal counsel and was assisted in this process by its financial advisor, Prudential
                                  Securities Incorporated, which provided the special committee with a written opinion that the consideration to be received in the proposed merger by ICCMIC's stockholders, other than ICII and certain of its affiliates, is fair to such ICCMIC stockholders from a financial point of view.

                                  In determining that the merger agreement and the proposed merger are fair to, and in the best interests of, the ICCMIC stockholders other than ICII and certain of its affiliates, the special committee considered, among other things, the following factors:

                                     . the relationship of the minimum $11.50
                                       per share cash price (which has
                                       subsequently been increased to
                                       $11.5753246 per share) to the current
                                       market price and historical market
                                       prices for ICCMIC common stock since
                                       its inception;

                                    . the relationship of the minimum $11.50
                                      per share cash price (which has
                                      subsequently been increased to
                                      $11.5753246 per share) to ICCMIC's going concern value; and

                                    . the relationship of the minimum $11.50
                                      per share cash price (which has
                                      subsequently been increased to
                                      $11.5753246 per share) to ICCMIC's
                                      estimated liquidation value.

                                 A detailed discussion of the factors
                                 considered by the special committee and the process by which agreement of the price to be paid in the proposed merger was reached is found on pages 28 through 48 of this proxy statement. See "Special Factors: Background, Purpose and Effects of the Proposed Merger-- Recommendation of the Special Committee of the Board of Directors; Reasons for the Proposed Merger."



Q: What will happen to my     A: The merger agreement permits ICCMIC to pay
   dividends?                    regular quarterly dividends for any calendar
                                 quarters prior to the quarter during which the proposed merger is completed.

                                 ICCMIC expects to complete the proposed
                                 merger in the first quarter of 2000.
                                 Immediately prior to the completion of the proposed merger, ICCMIC will declare a final cash dividend in an amount up to 100% of its previously undistributed taxable income, if any, through the date of completion of the proposed merger. There is no assurance, however, that there will be any undistributed taxable income at the time the proposed merger is completed and, accordingly, that a final dividend will be paid. In the event that a final dividend is paid, there is no assurance that it will be in an amount commensurate with past dividends paid by ICCMIC.

Q: What do I need to do now?  A: After carefully considering the information contained in this proxy statement, please complete, date and sign your proxy card. Then mail your proxy card in the postage paid envelope as soon as possible, so that your shares may be voted in accordance with your instructions at the special meeting. The ICCMIC board of directors unanimously recommends that you vote FOR approval of the merger agreement and the proposed merger.

Q: What do I do if I          A: You may change your vote:
   want to change my vote?
                                    .  by sending a written notice stating
                                       that you would like to revoke your
                                       proxy which must be received by
                                       ICCMIC's transfer agent prior to the
                                       vote at the special meeting;

                                    .  by signing a later dated proxy card and
                                       mailing it promptly so that it is
                                       received by the ICCMIC transfer agent
                                       prior to the vote at the special
                                       meeting; or

                                     .  by attending the special meeting and
                                        voting your shares in person.

Q: Should I send in my         A: No, you should not send in your stock
   stockcertificates now?         certificates with your proxy card. If the
                                  proposed merger is completed, you will be sent written instructions for exchanging your ICCMIC stock certificates for the merger consideration.

Q: If my shares are held in    A: Your broker will vote your shares only if
   "street name" by my broker,    you provide instructions on how to vote to
   will my broker vote my         your broker. Please tell your broker how you
   shares for me?                 would like him or her to vote your shares.
                                  If you do not tell your broker how to vote, your shares will not be voted, which will have the same effect as a vote against the merger agreement and the proposed merger.



Q: What are the tax            A: The exchange of ICCMIC common stock for cash
   consequences of the            in the proposed merger will be a taxable
   proposed merger?               transaction for federal income tax purposes
                                  and will also be a taxable transaction under most state and local tax laws. You will recognize gain or loss to the extent that the amount of cash you receive exceeds, or is less than, your tax basis in your ICCMIC common stock. In addition, if you are a foreign stockholder, you may be subject to tax and withholding under the Foreign
                                  Investment in Real Property Tax Act of 1980.


Q: What other matters will     A: Maryland law and ICCMIC's bylaws do not
   be voted on at the             permit any other matters to be presented at
   special meeting?               the special meeting except related
                                  procedural matters, including adjournment of the special meeting to a later date.

Q: Do I have the right to      A: No. ICCMIC is organized under Maryland law.
   have the value of my           Under Maryland law, ICCMIC stockholders do
   shares appraised if I          not have the right to dissent and receive
   dissentfrom the proposed       the appraised value of their shares in
   merger?                        connection with the proposed merger. If you
                                  vote against the proposed merger and it
                                  takes place anyway, you will be bound by the terms of the merger agreement.

Q: Where can I find more       A: Both companies file reports and other
   information about ICCMIC       information with the Securities and Exchange
   and ICII?                      Commission. You may read and copy this
                                  information at the SEC's public reference facilities. You may call 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. You can also request copies of these documents from ICCMIC and ICII. Also, you can get information about
                                  ICII at its Internet site at
                                  http://www.icii.com. For more information, see "Where You Can Find More Information."

                      Who can help answer your questions?

   If you have more questions about the proposed merger or would like additional copies of this proxy statement, you should contact our proxy solicitor:

                             D.F. King & Co., Inc.
                                77 Water Street
                            New York, New York 10005
                                 1-800-769-5414

                                    SUMMARY

   This summary, together with the "Questions and Answers About the Proposed Merger" on pages 2 through 5 highlights material information included in this proxy statement. It may not contain all of the information that is important to you. We have included page references directing you to a more complete description of each item presented in this summary. To understand the proposed merger fully and for a more detailed description of the legal terms of the transaction, you should read carefully this entire proxy statement and the other documents to which we have referred you. For more information about ICCMIC and ICII, see "Where You Can Find More Information." The actual terms of the proposed merger are contained in the merger agreement, a copy of which is attached as Appendix A to this proxy statement.

   All information contained in this proxy statement relating to ICII and ICCMIC Acquisition Corp. and their affiliates (other than ICCMIC and its subsidiaries) or to their respective actions, purposes, beliefs, intentions or plans has been supplied by ICII for inclusion herein. This information includes, without limitation, certain information set forth under the captions "Summary--ICII's Reasons for the Proposed Merger," "-- Treatment of Outstanding ICCMIC Stock Options" (with respect to Messrs. H. Wayne Snavely and Kevin E. Villani), "--Financing; Source of Funds," "The Companies--Imperial Credit Industries, Inc.," "--ICCMIC Acquisition Corp.," "Special Factors: Background, Purpose and Effects of the Proposed Merger--ICII's Purpose for Pursuing the Proposed Merger," "Structure of the Proposed Merger," "--ICII's Analysis of the Proposed Merger," "--Consequences of the Proposed Merger," "--Management Agreement; Appraisal," "--Potential Asset Sales Prior to the Proposed Merger," "--Plans for ICCMIC after the Proposed Merger," "--Financing; Source of Funds," "--Accounting Treatment," "Management's Conflicts of Interest in the Proposed Merger--Treatment of Stock Options" (with respect to Messrs. Snavely and Villani) "Regulatory Requirements" (with respect to ICII), "Relationships and Transactions Between ICII, ICCMIC and Affiliates," "Management of ICII and ICCMIC Acquisition Corp." and "Securities Ownership." In the merger agreement, ICII has represented to ICCMIC the correctness and completeness of the information supplied by ICII for inclusion in this proxy statement.

                              Our primary reason for the proposed merger is
Our Reasons for the           to provide ICCMIC stockholders other than
Proposed Merger and Our       ICII and its subsidiaries with the
Recommendation (pages 43      opportunity to liquidate their investment in
through 48)                   ICCMIC for cash at a price representing a
                              significant premium to the market price for ICCMIC common stock prior to the announcement of ICII's initial acquisition offer.

                              The ICCMIC board of directors, acting on the unanimous recommendation of its special committee, has unanimously approved and adopted the merger agreement and the proposed merger and recommends that you vote FOR approval of the merger agreement and the proposed merger. The board of directors and the special committee believe that the merger agreement and the proposed merger are advisable, fair to and in the best interests of ICCMIC stockholders other than ICII and certain of its affiliates (Messrs. H. Wayne Snavely and Kevin E. Villani).

                              In reaching their decision to recommend the proposed merger, the board of directors and the special committee considered a number of factors, including the price (see "--What Stockholders Will Receive in the Proposed Merger") and the right given to ICCMIC for a period of 60 days to solicit alternative proposals that might be superior to the proposed merger (see "--Solicitation of Alternative Transactions"). The special committee also considered the fairness opinion of Prudential Securities Incorporated (see below) and the board of directors relied on the recommendation of the special committee. See "Special Factors: Background, Purpose and Effects of the Proposed Merger-- Recommendation of the Special Committee and the Board of Directors; Reasons for the Proposed Merger."

Negative Factors Considered   In approving the proposed merger, the special
by the Special Committee      committee also considered certain potential
(pages 46 and 47)             negative factors, including those mentioned
                              below. The special committee did not believe that these potential negative factors outweighed the advantages of the proposed merger:

                                 . The fact that, following the proposed
                                   merger, ICCMIC stockholders other than ICII will no longer participate in the future results of operations of ICCMIC or benefit from any increases in its value or the value of its assets;

                                 . Conflicts of interest of the directors and
                                   officers of ICCMIC in connection with the proposed merger. (The benefits to be received by insiders as a result of the proposed merger total approximately $10.83 million, of which approximately
                                   $1.95 million will be paid by ICCMIC and the balance will be paid by ICII.) See "Management's Conflicts of Interest in the Proposed Merger" and "Relationships and Transactions between ICII, ICCMIC and Affiliates";

                                 . The fact that ICCMIC stockholders may,
                                   depending on their tax basis in their
                                   ICCMIC common stock, recognize a taxable gain upon the completion of the proposed merger; and

                                 . The fact that the $11.5753246 per share
                                   cash payment in the proposed merger is less than both management's estimate of ICCMIC's liquidation value of $13.10 per share and Prudential Securities' estimate of ICCMIC's liquidation value of $12.57 per share. However, neither of the foregoing liquidation amounts per share reflects ICCMIC's obligation to pay the management agreement termination fee of $33 million, or approximately $1.16 per share, to ICCMIC's former manager, a wholly-owned subsidiary of ICII, if the merger agreement is terminated. After subtracting the per share impact of the management agreement termination fee, ICCMIC's liquidation value per share of $12.57 (as estimated by Prudential Securities) would be $11.41 and ICCMIC's liquidation value per share of $13.10 (as estimated by ICCMIC's management) would be $11.94. The special committee believes that the amount of the cash merger consideration and the relative certainty of completion of the proposed merger, compared with the uncertain outcome of a liquidation process, support the special committee's fairness determination.

                              ICCIMIC's book value of $14.12 per share as of September 30, 1999 (before adjustment for ICCMIC's obligation to pay the $33 million management agreement termination fee) and $12.96 per share (after such adjustment) exceeds the per share merger consideration. The special committee did not, however, consider book value per share to be a relevant measure of ICCMIC's common stock value because the special committee believes the net realizable value of ICCMIC's assets to be significantly below their carrying value due to differences between carrying value calculated under generally accepted accounting principles and the actual value realizable on disposition of assets, as well as the management agreement termination fee, which is not reflected in ICCMIC's book value per share.

ICII's Reasons for the
Proposed Merger (pages 55     ICII desires to complete the proposed merger
through 59)                   in order to acquire those of ICCMIC's assets
                              that are consistent with ICII's long-term business strategies and to eliminate duplicative overhead expense. ICII believes that the proposed merger will result in several benefits to it, including:

                                 . the re-acquisition of real estate loans
                                   currently owned by ICCMIC that were
                                   purchased by ICCMIC from ICII's wholly-
                                   owned subsidiary, Southern Pacific Bank
                                   ("SPB"). (ICCMIC has purchased from SPB and ICII $496 million in principal or face amount of assets since ICCMIC's inception at an aggregate purchase price of $480 million.) In the past two years, SPB has been redirecting its business to focus on the company's core business activities, including loan origination and investment in income producing property. Acquiring ICCMIC furthers this aim by adding significant mortgage loan assets, with which ICII is already familiar and which are consistent with its long-term business strategy, to SPB's balance sheet and increasing SPB's net interest income;

                                 . the ability, over time, to sell those
                                   ICCMIC assets that are not consistent with ICII's long-term business strategies without incurring taxable gains due to the fact that the aggregate tax basis of the assets ICII will acquire will exceed the expected aggregate cost of acquiring those assets;

                                 . the elimination of the general and
                                   administrative costs of operating ICCMIC as a separate public company (e.g., the costs of SEC reporting); and

                                 . the increased ability of the surviving
                                   corporation to retain capital for future investment rather than being required to comply with the federal tax law distribution requirements for REITs.

                              See "Special Factors: Background, Purpose and Effects of the Proposed Merger--ICII's Purpose for Pursuing the Proposed Merger; Structure of the Proposed Merger."

                              In addition, ICII believes that the proposed merger provides an opportunity for ICCMIC stockholders to sell their investment in ICCMIC at a price representing a substantial premium to the trading price of ICCMIC's common stock immediately prior to the initial announcement of ICII's interest in acquiring ICCMIC. ICII also believes that the merger price is attractive to it and in the best interests of its own stockholders because it believes that it will be able to sell ICCMIC's assets or to realize their value through collection over the term of the respective mortgage loans, at prices and in amounts that exceed ICII's acquisition price for those assets. ICII will, however, also incur the market and credit risks involved in holding those assets over time and thus may not realize the contemplated value thereof. ICII further believes that ICCMIC's assets, many of which were originated by SPB, can be funded at a lower weighted average cost of funds by using SPB deposits than through ICCMIC's use of the capital markets. ICII will increase its percentage interest in the net book value and net earnings of ICCMIC from 9.0% to 100% if the proposed merger is completed. Lastly, the tax basis of ICCMIC's assets, approximately $415 million, exceeds the merger price totaling approximately
                              $303 million. This will permit ICII to carry out its plan to sell up to approximately $120 million of ICCMIC assets without incurring a significant taxable gain.

                              Directors and officers of ICCMIC may have
Management's Conflicts of     interests in the proposed merger that differ
Interest in the Proposed      from, or are in addition to, your interests
Merger (pages 65 through      as a stockholder. If the proposed merger is
70)                           completed, ICCMIC's directors and officers
                              will receive benefits that are different from and in addition to benefits to be received by stockholders other than ICII in the proposed merger), including the following:

                                 . Mr. Snavely, a director and executive
                                   officer of ICII, and Mr. Villani, a former director and former executive officer of ICII and a director of ICCMIC Acquisition Corp. (Mr. Villani resigned as a director of ICII in December, 1999, and as an executive officer of ICII as of September 30, 1999), are directors of ICCMIC and, as a result, have duties to ICII and to the stockholders of both companies. In addition, Mark S. Karlan (President, Chief Executive Officer and a director of ICCMIC), Michael Meltzer (Chief Financial Officer and Treasurer of ICCMIC) and Norbert M. Seifert (General Counsel, Senior Vice President and Secretary of ICCMIC) hold the same executive officer positions at ICCMIC's former manager, Imperial Credit Commercial Asset Management Corp., which is a wholly-owned subsidiary of ICII. Therefore, each of them may be confronted by issues, including the proposed merger, that present them with conflicts of interest. Because of their potentially conflicting duties, and because their economic interests in the proposed merger may differ from your interests as a stockholder, the ICCMIC board of directors empowered the special committee to represent the interests of ICCMIC's stockholders in the evaluation and
                                  negotiation of the proposed merger. The
                                  special committee consists of Patric H.
                                  Hendershott, Joseph A. Jaconi, Jr., Louis H.
                                  Masotti and Kenneth A. Munkacy, each of whom is an independent member of the ICCMIC board and who, together, are all of the independent members of the ICCMIC board. The members of the special committee received compensation for their service.

                                 . Each of the directors and executive
                                   officers of ICCMIC, other than Messrs.
                                   Snavely and Villani, owns outstanding
                                   options to purchase ICCMIC common stock, some of which have exercise prices that exceed the per share merger price, and some of which are not yet exercisable. Upon approval of the merger agreement and the proposed merger by ICCMIC stockholders, all of these stock options will become immediately exercisable. Option holders will have the right to receive in exchange for their ICCMIC stock options either options of similar value to purchase ICII shares or a cash payment equal to the fair value of their ICCMIC stock options. If all directors and executive officers elect to receive cash for their ICCMIC stock options, they would receive $1,953,252.50 for such options upon completion of the proposed merger. See "--Treatment of Outstanding ICCMIC Stock Options."

                                 . Mr. Karlan entered into an employment
                                   agreement with the manager at the time of ICCMIC's initial public offering that, among other things, gives him the right to receive 15% of the total economic value of the manager upon the occurrence of certain events. By a supplemental letter agreement dated July 6, 1999, Mr. Karlan and the manager have agreed that if the ICII merger proposal is completed or if the merger agreement is terminated, in either case the manager will pay Mr. Karlan an amount equal to 15% of the appraised value of the management agreement termination fee (which has been determined to be $33 million by the appraisal process described below) reduced by a portion of the appraisal costs, an amount equal to approximately $4.922 million.

                                 . Some of the directors and officers of
                                   ICCMIC, including Messrs. Karlan, Meltzer and Seifert, are also officers of the manager and, as such, participate in an "employment retention plan" that covers certain employees of ICII and the manager. The retention plan provides significant benefits from ICII and the manager to a participant if his or her employment with ICII, the manager or ICCMIC is terminated without cause or if he or she resigns for good reason following a change in control of any of those companies, or if his or her employment is terminated prior to a change in control at the request or suggestion of a person acquiring one of those companies. The supplemental letter agreement between Mr. Karlan and the manager states that completion of the proposed merger will be deemed a change in control of ICCMIC for purposes of the retention plan. The supplemental letter agreement also states that on the date of closing of the proposed merger, Mr. Karlan will receive a lump sum cash payment relating to his 15% interest in the management agreement termination fee, at which time he will be terminated from the manager without cause and will resign from his positions at ICCMIC, triggering his right to receive a $1.455 million lump sum cash payment of his severance benefits under his employment agreement and under his retention plan. Mr. Karlan's severance benefits under his employment agreement and under the retention plan will not be reduced or offset by the payment to him of his 15% interest in the management agreement termination fee. ICCMIC's and the manager's employment of each of its other employees, including Messrs. Meltzer and Seifert, is expected to terminate upon or within a few months following the completion of the proposed merger. In that event, Messrs. Meltzer and Seifert will become entitled under the retention plan to receive benefits in the respective amounts of approximately $625,000 and $600,000. Messrs. Karlan,
                                  Meltzer and Seifert will not be receiving any severance benefits from ICCMIC. Each participant in the retention plan will become entitled to receive benefits payable under the retention plan even if he or she is not actually terminated by ICCMIC or the manager if he or she resigns from ICCMIC or the manager for good reason, which is defined in the retention plan to include, among other things, a diminution in his or her base pay, a diminution in his or her bonus from the average of the bonuses paid for 1998 and 1999, a diminution in his or her duties, title or responsibilities or a material diminution in his or her incentive compensation programs and welfare and pension plans.

                                 . In the merger agreement, ICII has agreed to
                                   honor existing rights of indemnification and exculpation currently provided to ICCMIC's directors and officers, to indemnify them against liability for acts occurring prior to the proposed merger and to maintain directors' and officers' liability insurance covering such acts for a period of six years following the proposed merger.

                              See "Management's Conflicts of Interest in the Proposed Merger" and "Relationships and Transactions Between ICII, ICCMIC and Affiliates."

                              If the proposed merger is completed, ICCMIC
The Proposed Merger (pages    Acquisition Corp., a wholly-owned subsidiary
59 and 60)                    of ICII, will merge into ICCMIC. ICCMIC will
                              continue as the surviving company and will become a wholly-owned subsidiary of ICII, public trading of ICCMIC common stock will cease and ICCMIC's common stock will be delisted from the Nasdaq Stock Market.
                              Stockholders other than

                              ICII and its subsidiaries will no longer have any ownership interest in ICCMIC and will no longer participate in the future earnings and growth of ICCMIC or benefit from any increase in the value of ICCMIC common stock or of any of ICCMIC's assets.

                              The following chart shows the current
                              relationships among the persons involved in the proposed merger:

                              [CHART APPEARS HERE]
--------

(1) Approximately 9.0% of ICCMIC's outstanding common stock is held by ICII. The balance is held by various public stockholders,including certain directors, officers and employees of ICCMIC, (in the aggregate, approximately 3.0%), members of their respective immediate families and certain other persons.

(2) ICCMIC entered into a management agreement with the manager in connection with ICCMIC's initial public offering pursuant to which the manager formulated operating strategies and provided certain managerial and administrative functions for ICCMIC, subject to the supervision of ICCMIC's board of directors. That management agreement expired on October 22, 1999.

(3) ICII, SPB and FMAC have sold loans and securities available-for-sale to ICCMIC for cash. ICCMIC has resold certain of those assets back to SPB and FMAC for cash.

(4) ICII sold its entire ownership interest in FMAC in November 1999.

                              The following chart show the ownership
                              structure of ICCMIC after the proposed
                              merger:

                              [CHART APPEARS HERE]

The Special Meeting (pages    We will hold a special meeting of ICCMIC
25 through 27)                stockholders to vote on the merger on
                                          , 2000 at   :00 a.m. local time,
                              at the     , Los Angeles, California        ,
                              subject to adjournments or postponements. At the special meeting, we will ask you to approve the merger agreement and the proposed merger.

Record Date; Stock Entitled   You are entitled to vote at the special
to Vote (page 25)             meeting if you owned shares of ICCMIC common
                              stock at the close of business on January   ,
                              2000. You will have one vote on the proposal to approve the merger agreement and the proposed merger for each share of ICCMIC common stock that you own on that date.

                              On December 31, 1999, 28.5 million shares of
                              ICCMIC common stock were outstanding and held by 44 record holders on behalf of approximately 3,000 beneficial holders. Of those shares, 2,690,053 shares, or approximately 9.4%, are beneficially owned by ICII and certain of its affiliates.


Votes Required (page 25)      The approval of the merger agreement and the
                              proposed merger requires the following votes:

                                 . the affirmative vote of ICCMIC stockholders
                                   holding at least a majority of the
                                   outstanding shares of ICCMIC common stock, and

                                 . the affirmative vote of ICCMIC stockholders
                                   holding at least a majority of the shares of ICCMIC common stock entitled to vote at the special meeting, other than the shares held by ICII and Messrs. Snavely and Villani.

Share Ownership by            As of December 31, 1999, the directors and
Management (pages 90 and      executive officers of ICCMIC were entitled to
91)                           vote 229,103 shares of ICCMIC common stock,
                              excluding ICCMIC stock options. These shares represent less than 1% of the outstanding shares of ICCMIC common stock. All of the directors and executive officers of ICCMIC have indicated to us that they intend to vote their shares in favor of the merger agreement and the proposed merger. In addition to their shares of ICCMIC common stock, as of December
                              31, 1999, the directors and executive
                              officers of ICCMIC held stock options to acquire 1,164,250 shares of ICCMIC common stock, including stock options to acquire
                              623,583 shares that are currently exercisable or are exercisable within the next 60 days.

What Stockholders Will        If the proposed merger is completed, you will
Receive in the Proposed       receive $11.5753246 in cash for each share of
Merger (page 71)              ICCMIC common stock you own immediately
                              before the completion of the proposed merger.

                              For each calendar quarter prior to the one in which the proposed merger occurs, you will continue to receive regular quarterly dividends, based on ICCMIC's estimated taxable income. (For the fourth quarter of 1999, ICCMIC declared and paid a dividend of $0.33 per share.) In addition, ICCMIC will declare a final cash dividend for the calendar quarter in which the proposed merger is completed, in an amount not in excess of 100% of its estimated taxable income, if any, through the date of completion of the proposed merger that has not previously been distributed. There is no assurance, however, that there will be any undistributed taxable income at the time the proposed merger is completed and, accordingly, that a final dividend will be paid. In the event that a final dividend is paid, there is no assurance that it will be in an amount commensurate with past dividends paid by ICCMIC.

Management Agreement;         Until October 22, 1999, ICCMIC was an
Appraisal (pages 54 and 55)   "externally managed" real estate investment
                              trust. This means that the day-to-day
                              operations of the company were conducted by a third party "manager." ICCMIC's manager was Imperial Credit Commercial Asset Management
                              Corp., which is a wholly-owned subsidiary of ICII.

                              The management agreement provided that if ICCMIC were to terminate or fail to renew the management agreement, then ICCMIC would have to pay a termination fee to the manager determined by an independent appraisal process. ICCMIC's management agreement with its former manager expired on October 22, 1999, and ICCMIC has hired all 16 of the manager's employees to manage ICCMIC's operations.

                              In accordance with the procedures provided in the merger agreement and the management agreement, the appraised value of the management agreement termination fee was determined to be $33 million. The parties have agreed, however, that ICCMIC will not be required to pay the termination fee unless the merger agreement is terminated, in which event the termination fee will be due and payable to the manager at that time.

                              In accordance with the merger agreement, because the appraised value of the management agreement termination fee is less than $35 million, in addition to the minimum $11.50 per share cash payment provided for in the merger agreement, you will receive an additional cash payment per share of $0.0753246, for a total cash payment per share of $11.5753246.



Treatment of Outstanding      As part of the proposed merger, all
ICCMIC Stock Options (pages   outstanding ICCMIC stock options will become
66 through 68)                immediately exercisable, and will either be
                              converted into immediately exercisable
                              options to purchase ICII common stock or, at the election of the option holder, exchanged for cash.

                                 .  Conversion into New ICII Stock
                                    Options. The exercise price of the new
                                    ICII stock options and the number of
                                    shares of ICII stock to be received on
                                    exercise of the new ICII stock options
                                    will be set so that the fair value of
                                    ICCMIC stock options held before the
                                    proposed merger will equal the fair
                                  value of the ICII stock options into which the ICCMIC stock options will be converted. Alternatively, incentive stock options will be converted into new ICII options under the formula of the Internal Revenue Code for incentive stock options if the holder of such incentive stock options does not waive this method.

                                 . Exchange for Cash. Alternatively, holders of ICCMIC stock options may elect to exchange their options for cash instead of converting them into new ICII stock options. For ICCMIC stock options having an exercise price that is less than the cash per share merger consideration to be paid in the proposed merger, the cash payment will be $2.71 per share, which ICCMIC and ICII have determined is the greater of the fair value of the ICCMIC stock options and the amount by which the per share merger consideration exceeds the exercise price of the stock options. For ICCMIC stock options having an exercise price that is more than the cash per share merger consideration, the cash-out price will be $1.10 per share, which is the amount ICCMIC and ICII have agreed is the fair value of those stock options.

                              Prior to the approval of the merger agreement and the proposed merger by ICCMIC's board of directors, H. Wayne Snavely, Chairman of the ICCMIC board, and Kevin E. Villani, Vice Chairman of the ICCMIC board, each agreed to the cancellation of the ICCMIC stock options held by him in conjunction with the decision by the manager to cancel its option to acquire 1,691,250 shares of ICCMIC common stock. ICII has informed ICCMIC that the purpose of these stock option cancellations was to reduce ICII's beneficial ownership of ICCMIC common stock, and related potential voting power with respect to ICCMIC, prior to the consideration by the ICCMIC board of whether to approve a proposed business combination with ICII.

                              ICII has informed ICCMIC that if the proposed merger is completed, Messrs. Snavely and Villani will be compensated by ICII based on the option pricing formula for the 388,125 option shares each that they have canceled, including 129,375 option shares with an exercise price of $9.00 for which each will receive $2.71 per share, or $350,606.25, and 258,750 shares with an exercise price of $15.00 per share, for which each will receive $1.10 per share, or $284,625.00.

                              ICII has informed ICCMIC that Messrs. Snavely and Villani have no agreement with ICII or ICCMIC to receive compensation for the cancellation of their options if the merger agreement is terminated.

Solicitation of Alternative   During the 60-day period that expired at
Transactions (pages 72 and    12:01 a.m. on October 13, 1999, ICCMIC was
73)                           permitted by the merger agreement to seek an
                              alternative transaction that is more
                              favorable to ICCMIC stockholders than the proposed merger. ICCMIC had the right during this period, and continues to have the right, to terminate the merger agreement in favor of an alternative transaction if, after consulting with an independent financial advisor, the ICCMIC board decides in good faith that the alternative transaction is more favorable than the ICII merger proposal and is reasonably capable of being consummated. In that case, ICCMIC would have to reimburse ICII for certain of its actual out-of-pocket transaction expenses up to a maximum of $2 million, as described below under "The Merger Agreement--Termination Fees and Expenses."

                              With the assistance of its financial advisor, Prudential Securities, the special committee sought alternative transactions during the 60-day market check period that expired on October 13, 1999. The special committee, with advice from Prudential Securities, has determined that none of the proposals received during that 60-day market check period constituted a superior proposal. See "Special Factors, Background, Purpose and Effects of the Proposed Merger--60-Day Market Check Process."

                              The merger agreement provides that after October 12, 1999, ICCMIC may not solicit alternative transactions, and ICCMIC may not engage in discussions with third parties concerning an alternative transaction unless, after consulting with independent financial and legal advisors, the ICCMIC board decides in good faith that the alternative transaction is a superior proposal.


Standstill; Qualifying        The merger agreement provides that ICII,
Alternative Transaction       alone or with others, may not seek to acquire
(pages 73 and 74)             ICCMIC or any of its securities or assets
                              other than through the ICII merger proposal or a "qualifying alternative transaction."
                              ICII will be permitted, alone or with others, to propose a qualifying alternative transaction if the merger agreement is terminated by ICII after ICCMIC accepts a superior alternative transaction and the consideration to be paid in the superior alternative transaction does not consist entirely of cash or cash equivalent securities or instruments. A "qualifying alternative transaction" would be an increased all cash offer made by ICII and having terms and conditions that, in general, are no less favorable than the terms and conditions of the merger agreement, to the extent that the merger agreement's terms and conditions are applicable to the qualifying alternative transaction.

                              ICCMIC's stockholders rights plan and charter substantially restrict ICII's ability to consummate a qualifying alternative transaction unless the ICCMIC board ultimately consents to such a transaction.

Opinion of Financial          In deciding to recommend that the full ICCMIC
Advisor (pages 48 through     board approve and adopt the merger agreement
53)                           and the proposed merger, the special
                              committee considered, among other factors, the opinion of its financial advisor, Prudential Securities, that the consideration to be received in the proposed merger by ICCMIC's stockholders, other than ICII and certain of its affiliates, is fair to such ICCMIC stockholders from a financial point of view. We have attached the opinion of Prudential Securities as Appendix B to this proxy statement. Please read it carefully.
                              See "Special Factors: Background, Purpose and
                              Effects of the Proposed Merger --
                              Recommendation of the Special Committee and the Board of Directors; Reasons for the Proposed Merger," for a description of the factors considered by the special committee.


 Conditions to Completion of  We will complete the proposed merger only if
 the Proposed Merger (pages   a number of conditions are satisfied or
 77 and 78)                   waived, including:

                                 . The holders of a majority of the total
                                   number of outstanding shares of ICCMIC
                                   common stock vote to approve the merger
                                   agreement and the proposed merger;

                                 . The holders of a majority of the shares of
                                   ICCMIC common stock entitled to vote at the special meeting (other than shares held by ICII and Messrs. Snavely and Villani) vote to approve the merger agreement and the proposed merger;

                                 . No law or court order prohibits the
                                   proposed merger; and

                                 . The representations and warranties made by
                                   each party to the merger agreement continue to be true and correct.

                              The first of the above conditions will not be waived. If any of the other conditions to the proposed merger are waived, we would resolicit proxies only if the failure to satisfy the waived conditions would have a material adverse effect on ICCMIC's stockholders other than ICII. For example, we would resolicit proxies in the event of the waiver by ICCMIC of any condition materially adversely affecting ICII's payment of the merger consideration (such as a waiver by ICCMIC of a material breach of ICII's financing representation) or adversely affecting ICCMIC's access to possible competing transactions (such as a waiver by ICCMIC of ICII's violation of the merger agreement's standstill provisions). (30.)


 Termination of the Merger    ICCMIC and ICII can jointly agree to
 Agreement (pages 78 and 79)  terminate the merger agreement, before or after stockholder approval, without
                              completing the proposed merger. In addition, either company may terminate the merger agreement if:

                                 . We do not complete the proposed merger by
                                   February 29, 2000;

                                 . The ICCMIC stockholders fail to approve the
                                   merger agreement and the proposed merger by the required votes; or

                                 . a governmental authority permanently
                                   prohibits the proposed merger.

                              ICII also may terminate the merger agreement if:

                                 . ICCMIC's board no longer recommends that
                                   ICCMIC stockholders vote to approve the
                                   merger agreement and the proposed merger;

                                 . ICCMIC's board approves a superior
                                   alternative transaction; or

                                 . ICCMIC's representations and warranties in
                                   the merger agreement are untrue with
                                   respect to a material matter, or ICCMIC
                                   fails in a material respect to comply with its obligations under the merger agreement.

                              ICCMIC also may terminate the merger
                              agreement if:

                                 . ICCMIC's board approves a superior
                                   alternative transaction; or

                                 . ICII's representations and warranties in
                                   the merger agreement are untrue with
                                   respect to a material matter, or ICII fails in a material respect to comply with its obligations under the merger agreement.


Accounting Treatment (page    As required by generally accepted accounting
64)                           principles, ICII will use the purchase method
                              of accounting to account for the proposed merger, which means that ICII will reflect
                              ICCMIC's assets and liabilities on its books based on their estimated fair value when the proposed merger is completed.

Financing; Source of Funds    ICII estimates that the total amount of funds
(pages 61 and 62)             required to pay the merger consideration to
                              the ICCMIC stockholders other than ICII and its subsidiaries will be approximately $303 million. In addition, ICII and ICCMIC estimate that there will be approximately
                              $12.15 million in filing, legal, accounting and other fees and expenses payable by ICII and ICCMIC as described in more detail below under "Fees and Expenses."

                              ICII has advised ICCMIC that:

                                 . ICII will obtain the funds necessary for
                                   the proposed merger primarily from a
                                   combination of (i) cash and liquid assets held by ICII and its subsidiaries (ICII had approximately $270 million in cash and cash equivalents as of November 30, 1999), and
                                   (ii) cash and cash equivalents held by
                                   ICCMIC, excluding amounts that ICCMIC
                                   expects to pay as dividends in accordance with the merger agreement (ICCMIC had approximately $130 million of cash and cash equivalents as of September 30, 1999); and

                                 . To the extent, if any, that additional cash
                                   may be required to complete the merger,
                                   ICII would obtain those funds from
                                  borrowings or other financing arrangements with third parties. While ICII has had preliminary discussions regarding alternative financing arrangements, it currently believes that no third party financing arrangements will be necessary and it has not entered into any specific agreements or arrangements for that purpose.

                              The proposed merger is not subject to a
                              financing contingency and ICII will be
                              required, subject to satisfaction of all of the conditions to its obligations under the merger agreement, to complete the merger whether or not ICII enters into any third party financing arrangements or is able to arrange for the sale of ICCMIC assets at or following the closing of the merger.

Market Price of ICCMIC        ICCMIC's common stock is traded on the Nasdaq
Shares (page 83)              Stock Market under the symbol "ICMI." On May
                              12, 1999, the day before ICII publicly
                              announced its initial $11.00 per share merger
                              proposal to the ICCMIC board, the closing
                              price of ICCMIC common stock on the Nasdaq
                              Stock Market was $9.875. On July 22, 1999,
                              the last trading day before we announced the
                              signing of the merger agreement, the closing
                              price of ICCMIC common stock on the Nasdaq
                              Stock Market was $10.875. On          , 2000,
                              the most recent practicable trading day on
                              the Nasdaq Stock Market prior to the mailing
                              of this proxy statement, the closing price of
                              ICCMIC common stock on the Nasdaq Stock
                              Market was          .

                              The market price of shares of ICCMIC common stock fluctuates. These fluctuations may affect your determination as to the attractiveness of the proposed merger. You are urged to obtain current market quotations for ICCMIC common stock prior to making any decision with respect to the proposed merger.

                              The following table shows, for the peirods indicated, the high and low sale prices for ICCMIC common stock as reported by the Nasdaq Stock Market:

                                                                  High     Low
                                                                 ------- -------
   1997:
     Fourth quarter (commencing October 17, 1997)............... $19.125 $14.230

   1998:
     First quarter.............................................. $16.750 $14.125
     Second quarter............................................. $16.500 $12.875
     Third quarter.............................................. $13.063 $ 8.563
     Fourth quarter............................................. $10.375 $ 6.500

   1999:
     First quarter.............................................. $10.875 $ 8.313
     Second quarter............................................. $11.500 $ 8.500
     Third quarter.............................................. $11.250 $10.500
     Fourth quarter............................................. $11.563 $10.375

   2000:
     First quarter (through January 18, 2000)................... $11.375 $11.063

ICCMIC Shares: Book Value, Dividends and Earnings (pages 47 and 82 through 84)

   The following tables present (a) the per share book value at September 30, 1999 and the merger consideration, and (b) per share earnings information and cash dividends since ICCMIC's inception:

             Book value per share
             at September 30, 1999              Merger Consideration
             ---------------------              --------------------
                    $14.12                           $11.5753246

   The book value per share indicated above has not been adjusted to reflect ICCMIC's obligation to pay a management agreement termination fee of $33 million, or approximately $1.16 per share, if the proposed merger is not completed. Taking this obligation into account would result in a book value of approximately $12.96 per share.

   The special committee did not consider ICCMIC's book value per share as a relevant measure of the value of ICCMIC's common stock. See "Special Factors:
Background, Purpose and Effects of the Proposed Merger--Recommendation of the Special Committee and the Board of Directors; Reasons for the Proposed Merger."

                                     For the Nine
                                     Months Ended    For the    For the short
                                     September 30,  year ended  period ended
                                     ------------- December 31, December 31,
                                      1999   1998      1998         1997
                                     ------ ------ ------------ -------------
   Earnings Per Share--basic and
    diluted......................... $ 0.68 $ 0.57    $0.68         $0.06
   Cash Dividends Declared Per
    Share........................... $ 0.82 $ 0.85    $1.18         $0.13

   On December 16, 1999, ICCMIC declared a fourth quarter dividend in the amount of $0.33 per share that was paid on January 14, 2000 to stockholders of record on December 31, 1999. Earnings per share for the year ended December 31, 1999 have not yet been determined.

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

   We have made statements in this proxy statement and in the documents that are incorporated by reference in this proxy statement that constitute "forward-looking statements." These statements relate, among other things, to information or assumptions about earnings per share, capital and other expenditures, dividends, financing plans, capital structure, cash flows, pending legal proceedings and claims, future economic performance, operating income improvements, cost savings and management's plans, goals and objectives for future operations. These forward-looking statements generally may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as "may," "will," "intend," "should," "expect," "anticipate," "believe," "estimate," "continue," the negatives of those terms or similar expressions. You should understand that forward-looking statements are necessarily estimates reflecting the judgment of management of ICCMIC, not guarantees of future performance. Forward-looking statements are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements and that are difficult to predict and beyond ICCMIC's control.

   Important factors that could cause actual results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

  . changes in national, regional or local economic environments;

  . the highly competitive nature of the real estate acquisition, mortgage, leasing and securitization markets, including products and pricing;

  . the uncertainty concerning the future attractiveness of the real estate acquisition, mortgage, leasing and securitization markets generally;

  . whether and on what terms ICCMIC will receive a proposal for an alternative transaction that is, or is believed by ICCMIC's board to be, more attractive than the ICII merger proposal;

  . government fiscal and monetary policies;

  . changes in prevailing interest rates;

  . the course of negotiations, if any, between ICCMIC and potential alternative bidders;

  . the fulfillment of contractual conditions by the parties to the merger agreement;

  . factors inherent in the valuation and pricing of interests in commercial mortgage-backed securities; and

  . other factors generally understood to affect the real estate acquisition, mortgage and leasing markets and security investments.

   These factors and other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in ICCMIC's periodic reports filed with the Securities and Exchange Commission (the "SEC") on Forms 10-K, 10-Q and 8-K, and any amendments we have filed with respect to these periodic reports and any other filings we have made with the SEC, all of which we have incorporated by reference in this proxy statement.

   The information set forth in "Special Factors: Background, Purpose and Effects of the Proposed Merger--Opinion of the Financial Advisor to the Special Committee", "--Financial Projections Relating to ICCMIC" and "Appendix C-- Summary of Appraisals of Robert A. Stanger & Co., Inc., Houlihan Lokey

Howard & Zukin Financial Advisors, Inc. and Eastdil Realty Company, L.L.C." also includes forward-looking statements concerning projected financial information. ICCMIC does not, as a matter of course, publicly disclose internal budgets, plans, estimates, forecasts or projections as to future revenues, earnings or other financial information. In addition, ICCMIC has had only a relatively short operating history and therefore does not have a substantial history against which to measure the accuracy of its internal budgets, plans, estimates, forecasts and projections. Such information has been included or described in this proxy statement for the limited purpose of giving ICCMIC stockholders information concerning financial projections that (i) in the case of those financial projections described in "Special Factors: Background, Purpose and Effects of the Proposed Merger--Financial Projections Relating to ICCMIC," reflect information contained in projections prepared by Prudential Securities, based substantially on information and assumptions provided by ICCMIC's management, which were presented to ICCMIC's special committee in its consideration of the proposed merger, and (ii) in the case of those financial projections described in Appendix C, were prepared by the manager and provided to each of Robert A. Stanger & Co., Inc. ("Stanger"), Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") and Eastdil Realty Company, L.L.C. ("Eastdil") in connection with their appraisals of the amount payable in connection with a termination or non-renewal of the management agreement.

   All such financial projections were prepared for internal use and not with a view to publication or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts. All such information was based on estimates and assumptions concerning ICCMIC's future business prospects, revenues and operations. While they are presented with numerical specificity, the estimates and assumptions underlying the projections involved judgments with respect to, among other things, future economic, competitive and financial market conditions and future business decisions. These estimates and assumptions may not be realized and are, by their nature, subject to significant business, economic and competitive uncertainties including those set forth above. As a result, the matters to which these estimates and assumptions relate are difficult to predict and many of the relevant factors are beyond ICCMIC's control.

   We do not guarantee that the projections will be accurate. Actual results may be significantly higher or lower than those shown. Also, ICCMIC's independent auditors have not examined or performed any procedures on this information. In light of these uncertainties, you should not regard these projections as a representation by ICCMIC or any other person that the projected or indicated results will be achieved. We caution you not to place undue reliance on this information.

   Except to the extent required under the federal securities laws, ICCMIC does not intend to make publicly available any update or other revisions to the projections to reflect the occurrence of unanticipated events or circumstances existing after the date of preparation. In connection with your review of the financial projections referred to above, you should read the information contained in ICCMIC's Annual Report on Form 10-K, as amended, for the year ended December 31, 1998 and the other information included or incorporated by reference in this proxy statement.

   All subsequent written and oral forward-looking statements attributable to ICCMIC or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required under the federal securities laws, ICCMIC does not intend to make publicly available any updates or revisions to forward-looking statements to reflect circumstances arising after the date of preparation of such forward-looking statements.

                                 THE COMPANIES

Imperial Credit Commercial Mortgage Investment Corp.

   ICCMIC was organized as a Maryland corporation on July 31, 1997. ICCMIC commenced operations on October 22, 1997, the date of completion of its initial public offering. ICCMIC is taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). Imperial Credit Commercial Asset Management Corp. (the "manager"), which is a wholly-owned subsidiary of ICII, managed the day-to-day operations of ICCMIC, subject to the supervision of ICCMIC's board of directors, until October 22, 1999, when ICCMIC's management agreement with the manager expired. ICCMIC's executive offices are located at 11601 Wilshire Boulevard, Suite 2080, Los Angeles, California 90025, and its telephone number is (310) 231-1280.

   In October 1997, the SEC declared effective registration statements on Form S-11 relating to ICCMIC's initial public offering of 34,500,000 shares of common stock at a price of $15.00 per share. As part of ICCMIC's initial public offering, 2,970,000 shares of common stock were sold to ICII and approximately 500,000 shares of common stock were sold to directors, officers and employees of ICCMIC, the manager and ICII and members of their immediate families, in each case net of the underwriting discount. On October 22, 1997, ICCMIC completed the offering of the 34,500,000 shares, including 4,500,000 shares to cover over-allotments, with gross proceeds of $513.9 million and net proceeds to ICCMIC of $479.3 million. During 1998, ICCMIC repurchased six million shares of its common stock at an average price of $9.39 per share, pursuant to previous authorizations of its board of directors. The highest and lowest prices at which these repurchases were made were $10.625 and $6.923, respectively.

   ICCMIC invests primarily in real estate related assets with a view to maximizing both income for distribution to stockholders and stockholder value, consistent with levels of risk that it perceives as acceptable. ICCMIC determines whether risk levels are acceptable in making investment decisions through asset and collateral analyses and by evaluating investment risks and potential rewards. Pending investment of its funds in real estate related assets, ICCMIC invests its funds in readily marketable securities or interest bearing deposit accounts, consistent in each case with maintaining its status as a REIT.

   ICCMIC's real estate related assets primarily consist of multifamily and commercial mortgage loans, commercial real property, and interests in multifamily and commercial mortgage-backed securities ("CMBS"). 68.4% in principal amount of ICCMIC's mortgage loans and all of its CMBS interests were acquired from ICII and two of ICII's affiliates at that time, SPB and Franchise Mortgage Acceptance Company ("FMAC"). As of November 1999, FMAC is no longer an affiliate of ICII. ICCMIC operates in four principal business segments for financial reporting purposes. These four business segments are:

  . small balance mortgage loan pools acquired,

  . individual large balance mortgage loans originated or acquired,

  . real property, and

  . securities available-for-sale.

   Further business segment information is presented in note 13 to ICCMIC's consolidated financial statements, included in ICCMIC's Annual Report on Form 10-K/A for the year ended December 31, 1998, which is incorporated by reference in this proxy statement. See "Where You Can Find More Information."

   In the past, ICCMIC has acquired investments from ICII, SPB, one of ICII's wholly-owned subsidiaries, and FMAC, formerly a 38%-owned affiliate of ICII, as well as from unrelated third parties.

   Recent Developments. ICCMIC's management agreement with the manager expired on October 22, 1999. Immediately thereafter, ICCMIC hired all 16 employees of the manager on a full-time salaried basis to manage ICCMIC's day-to-day operations. ICCMIC's board of directors believes that this internalization of management operations will result in significant cost savings to ICCMIC.

   On October 29, 1999, ICCMIC, ICII and ICCMIC Acquisition Corp. amended the merger agreement to provide that the merger agreement may be terminated, and the proposed merger abandoned, by either ICCMIC or ICII if the proposed merger has not been completed by February 29, 2000. As originally executed by the parties, the merger agreement provided that either party could terminate the merger agreement if the proposed merger were not completed by January 31, 2000.

Imperial Credit Industries, Inc.

   ICII is a diversified commercial lending, financial services and investment holding company with headquarters in Torrance, California.

   ICII's principal business activities are primarily conducted through its wholly and majority owned subsidiaries including SPB, Imperial Business Credit Inc., Imperial Credit Commercial Asset Management Corp. (ICCMIC's former manager), Imperial Credit Lender Services, Inc. and Imperial Credit Asset Management, Inc. ICII was incorporated in 1991, and had consolidated assets of $2.0 billion as of June 30, 1999. Its principal executive offices are located at 23550 Hawthorne Boulevard, Building 1, Suite 110, Torrance, California 90505, and its telephone number is (310) 791-8020.

   ICII's core businesses originate loans and leases funded primarily by FDIC insured deposits and its business strategy currently emphasizes:

  . holding the majority of the loans and leases that it originates for investment, except for certain multifamily and commercial real estate loans originated by SPB and leases originated by Imperial Business Credit, Inc. for sale;

  . investing in and managing businesses in high margin niche segments of the financial services industry;

  . maintaining conservative, disciplined underwriting and credit risk management;

  . originating loans and leases on a wholesale basis, where possible;

  . managing and advising investment funds;

  . providing investment banking and broker/dealer services to middle market companies and private individuals; and

  . maintaining business and financial flexibility to take advantage of changing market conditions with respect to specific financial services businesses.

   ICII has diversified its business lines to include investment products and asset management services in order to reduce its dependence on residential and commercial mortgage lending. It now provides financial services products in the following sectors: business lending, commercial mortgage lending, asset management services and investment banking and brokerage services.

ICCMIC Acquisition Corp.

   ICCMIC Acquisition Corp. is a Maryland corporation formed on June 24, 1999 by ICII solely for the purpose of accomplishing the proposed merger. ICCMIC Acquisition Corp. has no significant assets or liabilities and its offices are located at the principal executive offices of ICII.

                   INFORMATION CONCERNING THE SPECIAL MEETING

Time, Date, Place and Purpose of the Special Meeting

   We are sending you this proxy statement in connection with the solicitation of proxies by the board of directors for use at the special meeting of stockholders of ICCMIC that has been called to vote on the merger agreement and the proposed merger described in this proxy statement, including any meeting resulting from adjournments or postponements of the special meeting. The merger agreement is attached as Appendix A to this proxy statement. We will hold the
special meeting on       , 2000 at   :00  .m. local time, at the
              , Los Angeles, California        .

Record Date; Outstanding Common Stock Entitled to Vote; Quorum

   The record date for the special meeting has been fixed as the close of
business on January   , 2000. Only holders of ICCMIC common stock of record on
the record date are entitled to notice of and to vote at the special meeting. You will have one vote on the proposal to approve the proposed merger agreement and the merger for each share of ICCMIC common stock that you own on that date.

   On the record date,       million shares of ICCMIC common stock were
outstanding and were held by       record holders on behalf of approximately
          beneficial holders. The presence in person or by proxy of the holders of a majority of the shares of common stock outstanding will constitute a quorum for the transaction of business at the special meeting. If a quorum is not present at the special meeting, or a quorum is present but additional time is desired to solicit proxies, we expect that the meeting will be adjourned or postponed.

Votes Required

   Under the Maryland General Corporation Law and ICCMIC's charter, approval of the merger agreement and the proposed merger requires the affirmative vote of the holders of a majority of the total number of outstanding shares of ICCMIC common stock.

   The merger agreement also requires the approval of the holders of a majority of the total number of shares of ICCMIC common stock entitled to vote at the special meeting, that are not held by ICII or by Messrs. Snavely and Villani, who are affiliates of ICII. As of the record date, ICII and these other persons beneficially owned an aggregate of 2,690,053 shares of ICCMIC common stock (approximately 9.4% of the outstanding common stock), which they are required under the merger agreement to vote for approval of the merger agreement and the proposed merger.

   Failure to return an executed proxy card or to vote in person at the special meeting, broker non-votes, which we describe below under "--Voting of Proxies," or abstentions will constitute, in effect, a vote against approval of the merger agreement and the proposed merger.

Voting of Proxies

   Submitting Proxies. ICCMIC stockholders may vote their shares by attending the special meeting and voting their shares in person or by completing, signing and mailing the enclosed proxy card in the enclosed, postage prepaid envelope. All proxy cards that are properly executed and returned to the transfer agent, U.S. Stock Transfer Corporation, prior to the special meeting, and not properly revoked, will be voted, at the special meeting or any meeting resulting from an adjournment or postponement of the special meeting, in accordance with the instructions contained on the proxy card. If a proxy card is signed by a stockholder and returned without instructions, the shares represented by the proxy will be voted FOR approval of the merger agreement and the proposed merger and, as appropriate, FOR adjournment for the purpose of soliciting additional proxies.

   The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against approval and adoption of the merger agreement and the proposed merger will be voted in favor of any such adjournment.

   ICCMIC stockholders whose shares are held in the name of a broker, bank or other record holder must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the special meeting.

   Under applicable rules of the National Association of Securities Dealers, brokers who hold shares in street name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote those customers' shares with respect to the proposal to be voted on at the special meeting in the absence of specific instructions from the customer. A broker's failure to vote because of the absence of customer instructions is commonly referred to as a broker non-vote.

   Shares of ICCMIC common stock represented at the special meeting for which proxies have been received, but with respect to which holders of shares have abstained from voting, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum. For ICCMIC stockholders, an abstention or a broker non-vote will have the same effect as a vote against approval of the merger agreement and the proposed merger, and will count toward the presence of a quorum.

   Maryland law and ICCMIC's bylaws do not permit any matters to be presented at the special meeting other than those described in this proxy statement and procedural matters relating to the meeting.

   Stockholders should not send in any stock certificates with their proxy cards. A letter of transmittal with instructions for the surrender of certificates representing ICCMIC common stock will be mailed to ICCMIC stockholders shortly after the proposed merger is completed. See "The Merger Agreement--Payment Procedures."

   Revoking Proxies. ICCMIC stockholders may revoke their proxies at any time prior to the time their proxies are voted at the special meeting by:

  . giving written notice to ICCMIC's transfer agent, as provided below;

  . mailing a signed, later dated proxy that is received by ICCMIC's transfer agent before the taking of the vote at the special meeting; or

  . voting in person at the special meeting.

   Attendance at the special meeting will not in and of itself constitute a revocation of a proxy previously given.

   Any written notice of revocation of a proxy must be sent so as to be delivered before the taking of the vote at the special meeting to the following address:

       U.S. Stock Transfer Corporation
       1745 Gardena Avenue
       Glendale, California 91204-2991
       Attention: Mr. Richard Brown

   ICCMIC stockholders who require assistance in changing or revoking a proxy should contact D.F. King & Co., Inc. ("D.F. King") at the address and phone number provided in this proxy statement under the heading "Who Can Help Answer Your Questions?"

Proxy Solicitation

   The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by ICCMIC. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of ICCMIC, without additional compensation, by personal interviews, written communications, telephone, telegraph or facsimile transmission or via the Internet or other means of communication. ICCMIC also will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to beneficial owners and will, upon request, reimburse those record holders for their costs of forwarding the materials at customary rates.

   ICCMIC has retained D.F. King to assist in the solicitation of proxies. D.F. King will receive a fee of $5,000 as compensation for its services and reimbursement of its related out-of-pocket expenses, including payment for completed telephone calls with stockholders. ICCMIC has agreed to indemnify D.F. King against certain liabilities arising out of the engagement.

                                SPECIAL FACTORS:
             BACKGROUND, PURPOSE AND EFFECTS OF THE PROPOSED MERGER

Background of the Proposed Merger

   The Initial Public Offering and the Ensuing Market Changes. ICCMIC completed its initial public offering on October 22, 1997 at an offering price of $15.00 per share. It was intended that the proceeds of the offering would be used to invest primarily in performing multifamily and commercial mortgage loans, real estate and interests in multifamily and commercial mortgage-backed securities. The loans and mortgage-backed securities were to be acquired from ICII and its wholly-owned SPB subsidiary and from unrelated parties. ICCMIC fully invested the proceeds from its initial public offering by mid-1998. In order to permit further investment, ICCMIC obtained a $500 million warehouse line of credit from Morgan Guaranty Trust Company of New York in March 1998.

   During the 12 month period following ICCMIC's initial public offering, ICCMIC's stock price, along with those of most other mortgage REITs, declined significantly. ICCMIC's stock price dropped from its high of $19.00 per share shortly after the completion of its initial public offering to prices substantially below its per share book value, reaching a low closing price of $6.875 per share on October 8, 1998.

   The Stock Repurchase Plans. In response to the low market price of ICCMIC common stock, ICCMIC's board began discussing a potential stock repurchase plan at its June 4, 1998 meeting. At a special meeting of the board held on July 29, 1998, ICCMIC's board approved the repurchase of up to 3 million shares of ICCMIC's common stock. The board recognized that the repurchase would decrease the amount of capital available to ICCMIC for investments but determined that, given market conditions and the decline in net yields on ICCMIC's investments, the stock repurchase program, on balance, would be in the best interests of ICCMIC's stockholders. In approving the repurchase program, ICCMIC intended to provide liquidity to those of its stockholders who wanted to sell their stock, while at the same time increasing ICCMIC's future per share net income, funds from operations and dividends. These stock repurchases were completed on August 26, 1998, with 3 million shares being repurchased at prices ranging from a high of $10.625 per share to a low of $9.125 per share, with an average repurchase price of $10.20 per share.

   Following those stock repurchases, ICCMIC's stock price continued to decline, dipping to a closing price of $9.00 per share in August of 1998. On August 28, 1998, in response to this further decline, the board, after consulting with its investment banker at the time, Friedman, Billings, Ramsey & Co., Inc. ("Friedman Billings"), authorized an additional stock repurchase program of 3 million shares at prices not to exceed $11.00 per share. This second stock repurchase program was completed on October 19, 1998, with an additional 3 million shares being repurchased at prices ranging from a high of $8.875 per share to a low of $6.923 per share, with an average repurchase price of $8.58 per share.

   The Wilshire Proposal. By letter dated September 11, 1998, Wilshire Real Estate Investment Trust Inc., ("Wilshire") a mortgage REIT whose securities are traded on the Nasdaq Stock Market, made an unsolicited offer to acquire ICCMIC. The Wilshire offer stated that the exchange ratio for ICCMIC's stock would be based upon the respective net asset values of each of ICCMIC and Wilshire, except that for purposes of calculating the exchange ratio, ICCMIC's net asset value would be discounted by 10.9%. ICCMIC's stockholders would have had the right to receive up to 20% of their consideration in cash. According to Wilshire's September 17, 1998 press release, Wilshire's offer valued ICCMIC's stock at $11.33 per share.

   On September 18, 1998, ICCMIC's board met to consider the Wilshire offer, as well as certain other matters. At the meeting, Friedman Billings advised the board that accepting the Wilshire offer would not be in the best interests of ICCMIC's stockholders. Friedman Billings also advised the board that, given the Wilshire offer and the prevailing stock market conditions that valued ICCMIC below its net asset value, the board should consider appropriate protective measures as well as an expansion of its stock repurchase plan.

   After extensive discussion, the board rejected the Wilshire offer based on a number of factors, including:

  . the board's belief that the Wilshire offer was inadequate and did not reflect the inherent value of ICCMIC and its portfolio of assets;

  . the advice of Friedman Billings that the Wilshire offer was inadequate and not in the best interests of ICCMIC and its stockholders;

  . the belief that continued pursuit of ICCMIC's business plan would produce greater short-term and long-term value for ICCMIC's stockholders than would the Wilshire proposal;

  . the belief that the substantial discount to the book value of ICCMIC's assets at which ICCMIC's common stock then traded would decrease significantly as then-current dislocations in the equity and mortgage backed securities markets were resolved;

  . the belief that the highly leveraged nature and risk profile of the assets held by Wilshire would expose stockholders of an entity holding such assets to significant risks;

  .  Wilshire's apparent lack of liquidity reflected on its balance sheet;

  . the fact that Wilshire's management was not exclusively dedicated to Wilshire; and

  .  the fact that Wilshire's stock was very thinly traded.

   Also at the September 18, 1998 meeting, ICCMIC's board adopted a stockholders rights plan. The rights plan was designed to enable ICCMIC's stockholders to realize the long-term value of their investment in ICCMIC by encouraging potential acquirers to negotiate with the board prior to attempting a takeover. The board also authorized certain of ICCMIC's officers, in their discretion, to repurchase up to 6 million additional shares of ICCMIC common stock, bringing the total authorized repurchases to 12 million shares. On September 21, 1998, ICCMIC publicly announced the rejection of the Wilshire offer, the additional 6 million share repurchase authorization and the adoption of the stockholders rights plan. No portion of the additional
6 million share repurchase authorized in September 1998 was ever effected.

   Additional Proposals. In the next several days, ICCMIC was contacted through Mr. Snavely by a number of parties who indicated an interest in pursuing a merger transaction. ICCMIC also received a modified proposal from Wilshire, by letter dated September 22, 1998, which provided for an exchange ratio based upon the respective net asset values of ICCMIC and Wilshire except that, for purposes of calculating the exchange ratio, ICCMIC's net asset value would be calculated net of a $30 million management agreement termination fee. At a September 24, 1998 special meeting of ICCMIC's board, the board discussed the additional indications of interest that had been received and Wilshire's revised proposal, as well as ICCMIC's strategy for responding to them.

   The board determined that the revised Wilshire proposal was inadequate for the same reasons expressed with respect to Wilshire's earlier proposal and because ICCMIC's stockholders would bear a significant risk of a potential decline in Wilshire's stock price, which at that time had begun to experience such a decline. The board of directors did not appoint a special committee to review the Wilshire proposals because, although three of the directors had a conflict of interest with respect to the Wilshire proposal's treatment of the management agreement due to their affiliations with ICII, a majority of the board was independent of ICII and was able to represent the interests of stockholders other than ICII. The board also determined to suspend ICCMIC's stock repurchase plan temporarily because of the possibility of discussions with potentially interested parties regarding strategic transactions and because of changes that had occurred in the marketplace.

   At the September 24, 1998 meeting, the board also discussed its procedure for considering future proposals. First, the board appointed Mr. Snavely and one of the four independent directors, Mr. Jaconi, to act as a strategic planning committee to receive and report on any future proposals that ICCMIC might receive. Second, in view of the fact that Friedman Billings had significant investment banking relationships with ICII, the board charged the strategic planning committee with developing suggestions regarding the retention of an independent investment banker to advise ICCMIC on its strategic options.

   During November 1998, ICCMIC received a number of written proposals from third parties. At a special meeting of ICCMIC's board on November 24, 1998, Mr. Karlan reported that he and Messrs. Jaconi, Snavely and Villani had met with four such third parties, and intended to meet with others, subject to the review of the board. The board extensively discussed and reviewed each of the following proposals:

  . a common stock for common stock merger with NorthStar Capital Investment Corp., a private equity REIT (the "Private Equity REIT"), as further discussed below, with the exchange ratio based on the respective net asset values of ICCMIC and the Private Equity REIT, and which provided that the surviving company would internalize management by acquiring and terminating the management agreement and the manager's stock options in ICCMIC for a $50 million cash payment to the manager;

  . a common stock for preferred stock merger with Apartment Investment and Management Company, a public equity REIT (the "Public Equity REIT"), in which ICCMIC stockholders would receive Public Equity REIT preferred stock with terms that the Public Equity REIT estimated would have a value of between $12.00 and $12.82 per share of ICCMIC's common stock based on the market values of other series of the Public Equity REIT's preferred stock, and which provided for either a $52 million cash payment to the manager for termination of the management agreement, subject to the review of the independent members of the ICCMIC board, or a cash payment of the appraised value of the manager's termination fee under the management agreement (which the Public Equity REIT's proposal stated could justify a $52 million value);

  . a common stock for common stock merger with Anthracite Capital, Inc., a public commercial mortgage REIT (the "Commercial Mortgage REIT"), with an exchange ratio of 1.3 shares of the Commercial Mortgage REIT's common stock for each share of ICCMIC common stock based on the respective share prices of ICCMIC and the Commercial Mortgage REIT, and which provided to the manager the option of either payments of 30% of the fees earned by the Commercial Mortgage REIT's external manager, up to a maximum of $5 million per year, or the Commercial Mortgage REIT's lump-sum payment to the manager of an amount equal to the present value of that income stream discounted at 15%; and

  . a common stock for common stock merger with Starwood Financial Trust, a public financial services REIT (the "Financial Services REIT"), with ICCMIC stockholders to receive, for each share of ICCMIC common stock, $14 in shares of the Financial Services REIT's Class A common stock, and with the exchange ratio based on the average trading prices of the Financial Services REIT's common stock before the merger (with a possible option for ICCMIC stockholders to receive up to 25% of the consideration in the form of a new class of non-convertible preferred stock). The Financial Services REIT's proposal provided for both a $25 million cash payment to the manager for the acquisition and termination by the Financial Services REIT's advisor of the management agreement, and a $25 million cash payment to the manager for the acquisition by the Financial Services REIT of the manager's stock options in ICCMIC and other consideration, and also included a noncompetition agreement and a right of first refusal to acquire certain loans owned by the manager and its affiliates.

   In addition, the board discussed the following: a proposal by Muruelo Properties, Inc. and its affiliates, all controlled by a private real estate entrepreneur ("Meruelo") to acquire all of ICCMIC's common stock at a price of $12.50 per share in cash, conditioned upon a payment to the manager of $40 million ($35 million in cash and $5 million in other assets of ICCMIC) for termination of the management agreement, subject to due diligence and financing contingencies; a preliminary proposal by Matrix Capital Corporation ("Matrix Capital"), a mortgage banking company in which ICCMIC stockholders would have received $10 in cash and $3 in the common stock of the mortgage banking company for each share of ICCMIC common stock, provided that the management agreement was to be terminated for a then unspecified payment that would have reduced dollar for dollar the total consideration payable to ICCMIC stockholders, all subject to a due diligence contingency; a proposal by Fidelity National Financial, Inc. ("Fidelity National"), a holding company owning title insurance, escrow and other companies, to acquire the management agreement and ICII's 3,070,000 shares of ICCMIC common stock for $68 million in cash or, in the alternative, $50 million in cash and $23 million of the title insurance company's stock, subject to a due diligence contingency; and a proposal by Prime Capital Holding, LLC ("Prime Capital") for a sale of its loan origination company to ICCMIC for $50 million, coupled with a purchase by Prime Capital of up to 10 million shares of ICCMIC's common stock at a cash price of $12.00 per share, and a cash payment for termination of the management agreement equal to the greater of $25 million and the appraised value of the termination fee, all subject to a due diligence contingency.

   Following the board's discussion of all of these proposals, and discussion of whether ICCMIC should pursue alternatives to a strategic transaction (either a liquidation or a continuation of ICCMIC's business in accordance with its plan) the board determined at that time that liquidation would provide a lower long-term return to stockholders than would continuation of ICCMIC's business because the Board believed stock prices would eventually recover in the mortgage REIT sector, and that it was in the best interests of ICCMIC and its stockholders to pursue the proposal made by the Private Equity REIT. (While it was not specifically addressed in the management agreement, ICCMIC probably would have had to pay a termination fee to the manager in the event of a liquidation-and termination of its operations on the basis that this would constitute a constructive termination of the manager giving rise to the management agreement termination fee.) The Private Equity REIT proposed a merger in which ICCMIC stockholders would receive one share of the common stock of the Private Equity REIT for each 1.55 shares of ICCMIC common stock, and the Private Equity REIT would pay $50 million in cash to the manager to terminate the management agreement and to acquire and terminate the manager's stock options in ICCMIC. This ratio was based upon the Private Equity REIT's $22.50 estimate of its net asset value per share and the Private Equity REIT's $14.50 estimate of ICCMIC's net asset value per share, all subject to due diligence verification by both parties. Stockholders of the Private Equity REIT would also receive, for each six shares of the Private Equity REIT held by them, a warrant to purchase one share of the surviving company's common stock at a $14.50 exercise price. The proposal provided ICCMIC's stockholders with a limited amount of downside protection, in the form of contingent value rights, in the event that the surviving company's stock were to trade for less than $14.50 per share on December 31, 2001. The Private Equity REIT proposal was viewed as attractive by the board and as a potentially superior alternative to ICCMIC continuing its business for a number of reasons, including the board's high opinion of the quality of the Private Equity REIT's management, its relationships in the investment banking and commercial real estate communities, and the fact that it was an equity REIT (given the higher trading multiples for the common stock of equity REITs compared to the multiples for mortgage REITs.).

   The board expressed varying concerns about the other proposals in determining not to proceed with them:

  . The Public Equity REIT's proposal involved the issuance to ICCMIC stockholders of newly created preferred stock, which might have been illiquid and therefore of diminished value.

  . The Commercial Mortgage REIT's proposal contemplated a capped payment for the management agreement termination fee, which was expected to be unacceptable to the manager.

  . The Financial Services REIT's proposals involved issuance to ICCMIC stockholders of stock that was trading at more than five times its book value on the basis of a very small trading volume, which raised board concerns that the stock was substantially overvalued and that the Financial Services REIT's proposal was therefore worth substantially less than its face amount.

  . Meruelo's proposal was viewed as unlikely to be consummated, given the board's concerns regarding Meruelo's ability to obtain necessary financing; Prime Capital's proposal involved the purchase of its loan origination company by ICCMIC at a price that the board believed to be excessive and involved the acquisition of only one third of ICCMIC's outstanding common stock; Fidelity National, which had no prior experience in the REIT industry, had made a proposal offering nothing for ICCMIC's public stockholders; and Matrix Capital's merger proposal was viewed as unlikely to result in enhanced stock value because of Matrix Capital's relative small size.

   Negotiations with the Private Equity REIT. Between November 24, 1998 and December 14, 1998, a number of meetings were held between representatives of ICCMIC and the Private Equity REIT, and the parties conducted due diligence investigations of each other. On November 25, 1998, ICCMIC and the Private Equity REIT executed an exclusivity agreement in which they agreed to negotiate exclusively with each other for a period of time initially expiring on December 15, 1998, and later extended to January 6, 1999.

   On December 14, 1998, representatives of the Private Equity REIT made a presentation to ICCMIC's board. After excusing the Private Equity REIT's representatives, the board discussed the Private Equity REIT proposal extensively. Thereafter, all four independent members of the board, Messrs. Jaconi, Hendershott, Munkacy and Masotti, convened a separate meeting attended by an attorney from Sonnenschein Nath & Rosenthal, counsel to ICCMIC. After discussing the proposal, the independent board members unanimously voted to continue due diligence efforts and to commence negotiating definitive merger documents with the Private Equity REIT. The independent directors also unanimously voted to retain Prudential Securities as their financial advisor to analyze and report on the proposed transaction. On December 22, 1998, the full board approved the retention of Prudential Securities as financial advisor to the independent directors by unanimous written consent.

   After further due diligence and negotiations over a period of several weeks, ICCMIC's management concluded that the Private Equity REIT's original proposal was not attractive in light of concerns about the amount of its debt, and the parties began discussing alternate deal structures. The Private Equity REIT's final proposal was for the Private Equity REIT to purchase only ICCMIC's management agreement for $50 million in cash and for ICCMIC in turn to make a $100 million convertible preferred stock investment in the Private Equity REIT. Prudential Securities advised the board that this final proposal of the Private Equity REIT presented numerous conflicts of interest and that accepting it would not be in the best interests of ICCMIC or its stockholders. At a January 22, 1999 special meeting, ICCMIC's board, including the independent directors, accepted the recommendation of Prudential Securities and ICCMIC's management to reject the Private Equity REIT's final proposal and unanimously voted to terminate exclusive negotiations with that party.

   Following the January 22, 1999 meeting, Prudential Securities received new proposals from the Commercial Mortgage REIT (see "Negotiations with the Commercial Mortgage REIT" below), the Financial Services REIT and the Public Equity REIT, and a proposal from ITLA Capital Corporation, a thrift and loan holding company ("ITLA"). The Financial Services REIT's new proposal was for a common stock for common stock merger and provided for a payment to the manager, at the manager's option, of either $50 million in cash or $25 million in cash and $25 million in the Financial Services REIT's stock for the acquisition and termination of the management agreement, acquisition of the manager's stock options in ICCMIC and other consideration. The new proposal from the Public Equity REIT was for a common stock for preferred stock merger and provided for a payment to the manager of $50 million in cash to terminate the management agreement. ITLA's proposal, which was subject to a financing contingency, was for an acquisition of ICCMIC in which ICCMIC's stockholders would have the option to receive $11.00 per ICCMIC share in cash or ITLA stock, provided that the cash consideration could not exceed 67% of the total consideration. ITLA would pay $25 million in cash to ICII for the management agreement and an additional $20 million to ICII for the acquisition of the manager's stock options, certain noncompetition agreements and the right of first refusal to purchase loans from SPB. With the assistance of Prudential Securities, these four proposals were revised and improved in March. The terms of these four proposals were reviewed in depth by the board at its March 16, 1999 regular board meeting.

   In reviewing the four proposals, the board considered various factors presented by Prudential Securities that weighed in favor of ICCMIC pursuing a merger or sale transaction, including, among others, the following:

  . the importance of greater size and scale in the capital markets and in the mortgage REIT sector;

  . the attractiveness to a third party of ICCMIC's strategic and financial assets; and

  . market conditions at that time limiting ICCMIC's ability to substantially grow as a stand-alone organization.

   Prudential Securities then recommended that the board focus its evaluation on the proposals of the Commercial Mortgage REIT and the Financial Services REIT. Prudential Securities noted that each of the four proposals included the payment to the manager of a significant cash fee ($45 million in the case of ITLA and $50 million in the case of the Commercial Mortgage REIT, the Financial Services REIT and the Public Equity REIT) for the termination of ICCMIC's management agreement and, in two of those proposals, additional consideration from the manager. In addition, Prudential noted that the cost of these management agreement termination fee payments would be borne by ICCMIC stockholders to the extent of their interest in the combined company in the case of the Commercial Mortgage REIT and the Financial Services REIT but would be borne entirely by ICCMIC stockholders in the case of ITLA and Public Equity REIT proposals (because those proposals had been based on ICCMIC net asset values reflecting adjustment for the termination fee). In addition, ITLA's smaller capital base and the Public Equity REIT's apparent goal of liquidating ICCMIC limited the value of the stock to be issued in those proposed transactions to ICCMIC's stockholders. In contrast, Prudential Securities was of the view that the proposals from the Commercial Mortgage REIT and the Financial Services REIT had strategic benefits to ICCMIC. Under these two proposals, there was the potential for the combined company to achieve a value for ICCMIC stockholders over the medium- to long-term that was significantly greater than ICCMIC's liquidation value.

   Following the presentation by Prudential Securities, the independent directors again convened in private session with legal and financial advisors in attendance. In this session, the independent directors discussed the four proposals. The independent directors also discussed the conflicts of interest of Messrs. Snavely, Villani and Karlan due to their direct or indirect interest in ICCMIC's management agreement. The independent directors concluded that ICCMIC should follow the recommendations of Prudential Securities and pursue negotiations with the Commercial Mortgage REIT and the Financial Services REIT. After the full board reconvened, upon the recommendation of the independent directors, the board approved the independent directors' recommendation to pursue negotiations with the Commercial Mortgage REIT and the Financial Services REIT. The board also approved an amendment to its engagement letter with Prudential Securities to increase Prudential Securities' fee from $1.5 million to $3.75 million upon the consummation of a successful merger transaction due to the expanded scope of Prudential Securities' assignment.

   Following this meeting, ICCMIC, through Prudential Securities and the independent directors, conducted negotiations with the Commercial Mortgage REIT. ICCMIC also sought to discuss a transaction with the Financial Services REIT, but focused principally on the Commercial Mortgage REIT after concluding that the Financial Services REIT would not proceed expeditiously with its due diligence if it were not given exclusive bidder status. In addition, during this period, Messrs. Snavely and Villani held discussions with ITLA.

   Negotiations with the Commercial Mortgage REIT. The Commercial Mortgage REIT proposal was, as of March 19, 1999, a stock for stock exchange with each ICCMIC stockholder to receive 1.4 shares of the Commercial Mortgage REIT's common stock for each share of ICCMIC common stock. In addition, ICCMIC would have the right to designate two of the eight members of the surviving company's board of directors. The Commercial Mortgage REIT conditioned its offer on ICCMIC's exercising its rights to resell for cash to two ICII affiliates (SPB and FMAC) various loans ICCMIC had previously acquired from those parties. Those loans included loans, in the aggregate principal amount of approximately $50 million, which had been removed from ICCMIC's March 1999 collateralized mortgage obligation securitization transaction. The Commercial Mortgage REIT proposal also contained an agreement for the surviving company to pay to the manager $50 million in cash to terminate the management agreement. ICCMIC stockholders would have owned approximately 65% of the surviving company if the Commercial Mortgage REIT proposal had been consummated. On April 3, 1999, the Commercial Mortgage REIT revised its proposal to include a reduced payment to the manager of $45 million in cash to terminate the management agreement.

   Immediately prior to the board meeting of May 3, 1999, the Commercial Mortgage REIT again revised its proposal to provide that each ICCMIC stockholder would receive 1.43 shares of the Commercial Mortgage REIT's common stock rather than 1.4 shares for each share of ICCMIC common stock. In addition, ITLA revised its offer on April 30, 1999, increasing its bid from $11.00 to $11.125 per ICCMIC share in cash or ITLA stock, but reduced the ceiling on the cash consideration to 50% of the total consideration.

   At the meeting of May 3, 1999, ICCMIC's directors heard an evaluation of the revised Commercial Mortgage REIT proposal and a summary of the ITLA proposal. After hearing summaries of these proposals, the independent directors, in private session, discussed the terms of each proposal and the ramifications of the management agreement termination fee payment. At that meeting, the independent directors retained Wachtell, Lipton, Rosen & Katz as their counsel. After consulting with its financial and legal advisors, the independent directors reached the following conclusions:

  . subject to favorable resolution of the management agreement termination fee payment (described in the third bullet below), ICCMIC should pursue a transaction with the Commercial Mortgage REIT;

  . the ITLA offer should be rejected, and if the Commercial Mortgage REIT transaction were not consummated, the alternatives would be for ICCMIC to pursue its strategic or other alternatives;

  . the independent directors would not approve a transaction which included a cash payment of more than $35 million to terminate the management agreement; and

  . if, within 48 hours, ICII did not agree to accept a $35 million cash payment to terminate the management agreement, rather than the $45 million cash payment that had been offered by the Commercial Mortgage REIT in its most recent proposal, the independent directors would not authorize the final negotiation of the proposed Commercial Mortgage REIT transaction.

ICII did not respond to the independent directors' demands within 48 hours, and negotiations with the Commercial Mortgage REIT did not proceed.

   ICII's Initial Proposal and Formation of the Special Committee. On May 13, 1999, ICII announced in a press release its proposal to acquire all of the outstanding shares of ICCMIC common stock not already owned by ICII for a price of $11.00 per share in cash. In response to this proposal, a special meeting of the ICCMIC board of directors was convened on May 18, 1999, and upon the recommendation of counsel to the independent directors, a special committee of the board was formed, consisting of the four independent directors. The purpose of the special committee was to review, evaluate and negotiate the terms of any proposed extraordinary transaction between ICCMIC and ICII to ensure fairness to ICCMIC's stockholders and to recommend to the board any extraordinary transaction involving ICCMIC. The ICCMIC board voted unanimously to give the special committee full authority to retain separate legal counsel, financial advisors, accountants, appraisers and other experts it needed to perform its duties, and to pay each member of the special committee additional compensation of $25,000. The special committee then retained the financial and legal advisors that had previously been retained by the independent directors.

   Joint Proposal of ICII and the Commercial Mortgage REIT. Immediately prior to and during the May 18, 1999 board meeting, ICII, in addition to its all cash proposal, communicated to the independent directors a joint proposal by ICII and the Commercial Mortgage REIT to acquire ICCMIC. At a meeting of the special committee immediately following the May 18, 1999 board meeting, the special committee directed its financial advisors to meet with representatives of ICII and the Commercial Mortgage REIT, as well as their respective financial advisors, to determine the precise terms of the proposal.

   During the period from May 18 through May 21, 1999, Prudential Securities met with ICII and the Commercial Mortgage REIT and their respective financial advisors. At a telephonic meeting of the special committee on May 21, 1999, Prudential Securities reported to the special committee the revised terms of the joint proposal from ICII and the Commercial Mortgage REIT. The terms of the revised joint proposal included the following points:

  . the structure of the joint proposal would take the form of a merger of ICCMIC into a subsidiary of ICII, with ICII simultaneously selling selected assets of ICCMIC to the Commercial Mortgage REIT in exchange for shares of the Commercial Mortgage REIT's common stock;

  . ICCMIC stockholders would be given the individual right to choose between receiving $11.25 in cash or 1.43 shares of the Commercial Mortgage REIT's common stock for each ICCMIC share (or a combination of cash and stock);

  . the cash portion of the transaction consideration would be subject to an aggregate cap of 60% of the total consideration; and

  . due to the proposed structure of the transaction, ICCMIC's management agreement with the manager would not be terminated and no amounts would be due under the termination provisions of that agreement.

   These terms reflected an increase from the original terms communicated by ICII on May 18, 1999 of $11.00 per share for the cash consideration and 1.40 shares of the Commercial Mortgage REIT's common stock for the stock consideration. At its May 21, 1999 meeting, the special committee determined that because of the lack of more favorable strategic alternatives available to ICCMIC at that time, it was desirable to proceed with the negotiation of the joint proposal, subject to the following conditions:

  .  a written term sheet from ICII and the Commercial Mortgage REIT;

  . the greatest possible freedom among ICCMIC stockholders regarding the election between cash or stock;

  . an increase in the cash consideration above $11.25 per share and the stock consideration above 1.43 per share; and

  .  an understanding of the proposed treatment of ICCMIC's employees.

   The special committee, after discussion with its legal and financial advisors, then established preferred procedures regarding communications and conduct among the parties, in consideration of the potential conflicts involved in the proposed transaction. These procedures included requirements that ICII communicate with ICCMIC only through ICCMIC's advisors with respect to ICII's offer, that communications related to the day-to-day management of ICCMIC be limited to those management matters and exclude negotiations with respect to ICII's offer, that ICII inform ICCMIC's advisors of any material non-public information about ICCMIC that ICII learns of during the offer process, that ICII and its affiliates continue to act in a manner that preserves the assets and businesses of ICCMIC, and that ICII refrain from any further negotiations with third parties as to any extraordinary transaction regarding ICCMIC. These procedures were subsequently communicated to ICII and the Commercial Mortgage REIT.

   During the weekend of May 22 and 23, 1999, discussions continued among Prudential Securities, ICII and the Commercial Mortgage REIT regarding the terms of the joint proposal and the conditions outlined at the May 21 special committee meeting. On May 24, 1999, a term sheet was provided by ICII and the Commercial Mortgage REIT outlining in writing the terms previously communicated to the special committee.

   At a telephonic meeting of the special committee held on May 25, 1999, Prudential Securities communicated to the special committee the results of its discussions with ICII and the Commercial Mortgage REIT since the May 21 meeting. Among other things, Prudential Securities reported that ICII and the Commercial Mortgage REIT could not increase the 60% cap on aggregate cash consideration under their proposed structure. Prudential Securities also reported that ICII was not willing to increase the per share cash consideration above $11.25 per share, having already increased its offer from $11.00. At the conclusion of that meeting, the special committee directed its legal and financial advisors to continue discussions with ICII and the Commercial Mortgage REIT in order to develop the terms of the transaction for a more formal review by the special committee.

   During the week of May 25, negotiations continued between the special committee and its legal and financial advisors, on the one hand, and ICII and the Commercial Mortgage REIT, and their respective legal and financial advisors, on the other hand. During this period, the precise terms of the transaction were elaborated and clarified for the parties in the form of a draft transaction agreement. Although substantial progress was made in negotiating the overall terms of the transaction, little progress was made in improving the economic terms of the joint proposal from ICCMIC's perspective.

   On May 31, ICII delivered to the special committee a message that if the special committee did not approve the joint proposal by the end of the day on June 1, 1999, then ICII would commence an unsolicited tender offer for ICCMIC at $11.00 per share in cash. On that same day, one of ICCMIC's large institutional stockholders communicated to ICCMIC that it would oppose a merger transaction in which the consideration to be received by ICCMIC's stockholders was all stock.

   On June 1, 1999, the special committee again met by telephone conference call. At this meeting, Prudential Securities summarized for the special committee the negotiations during the course of the past week. Prudential Securities also noted the lack of progress made in negotiating a more favorable transaction from an economic perspective. The special committee then reviewed the events over the previous nine months, including the lack of viable alternative transactions with third parties at that time other than ICII and the Commercial Mortgage REIT. Prudential Securities then reviewed with the special committee the strategic alternatives available to ICCMIC at the time of the June 1 meeting, including:

  .  the joint transaction with ICII and the Commercial Mortgage REIT;

  . a transaction with the Commercial Mortgage REIT alone, if the Commercial Mortgage REIT was still amenable to such a transaction;

  . a sale of ICCMIC for cash to ICII or to a third party pursuant to a formal auction;

  . remaining independent and continuing to pursue ICCMIC's long term strategy; and

  .  liquidation.

   After discussing these options with its legal and financial advisors, the special committee determined that, at the present time and in light of ICCMIC's long-term prospects, it made sense to attempt to complete an extraordinary transaction and not continue independently. The special committee also determined that it was not yet willing to commence a liquidation of ICCMIC's assets. The special committee based this conclusion in part on an estimate of the net liquidation value of ICCMIC's assets of $12.12 per share prepared by Prudential Securities (without any independent valuation or appraisal and before taking into account an estimate of the termination fee payable by ICCMIC upon termination of its management agreement). In reaching this conclusion, the special committee also considered the uncertainties of a liquidation process. The special committee then determined that, at the time of the June 1 meeting, it was not yet willing to commit to sell ICCMIC for cash to the highest bidder, considering the potential gains from a strategic combination, including such a combination with the Commercial Mortgage REIT.

   At the June 1 meeting, the special committee also discussed concerns raised by a stock for stock transaction, including the possibility that such a transaction would not be accepted by ICCMIC's stockholders. However, the special committee determined that it was unwilling at that time to continue to negotiate a transaction with ICII, whether or not ICII commenced an unsolicited tender offer, given the special committee's view as to the then current offer price level. The special committee concluded the meeting by directing its legal and financial advisors to determine if the Commercial Mortgage REIT was still interested in pursuing a strategic business combination rather than the joint proposal and, if so, to commence negotiations on that basis.

   Special Committee Negotiations with the Commercial Mortgage REIT. During the week of June 1, 1999, the financial and legal advisors to the special committee commenced negotiations with the Commercial Mortgage REIT and its legal and financial advisors. The parties discussed a proposed stock for stock merger of ICCMIC with the Commercial Mortgage REIT on the following terms:

  . an exchange ratio of 1.43 shares of the Commercial Mortgage REIT's common stock for each share of ICCMIC common stock;

  . in addition, stockholders would receive, for each share of ICCMIC common stock, a contingent value right that would pay up to $1 if the Commercial Mortgage REIT's common stock failed to trade above $8 per share for 20 consecutive days during the three year period following the merger. On a comparative per share basis, the contingent value right provided for a minimum aggregate merger consideration of approximately $11.44 of the Commercial Mortgage REIT's common stock per share of ICCMIC common stock; and

  . an assumed payment to ICII by the Commercial Mortgage REIT of $40 million in cash as a termination fee under the management agreement.

   At a telephonic meeting of the special committee held on June 7, 1999, the special committee reviewed the proposed terms of the stock for stock merger with the Commercial Mortgage REIT. At that meeting, Prudential Securities noted that the liquidation value of ICCMIC's assets, after taking into account a termination fee, if one were to be paid under ICCMIC's management agreement in the event of a liquidation of ICCMIC's assets, approximated the value of the stock to be received in the merger with the Commercial Mortgage REIT.

   Negotiations Resulting in the Proposed Merger. Also at the June 7 meeting, Prudential Securities advised the special committee of a revised proposal it had received from ICII. ICII that day had informed Prudential Securities that it was now willing to enter into a transaction with ICCMIC providing for the following terms:

  . an $11.50 per share, all cash offer for all of the outstanding shares of ICCMIC common stock not already owned by ICII;

  . a market check opportunity for ICCMIC to solicit alternative offers from third parties for a limited period of time after signing an agreement with ICII; and

  . a $40 million cash payment by ICCMIC for termination of the management agreement.

   ICII also indicated that it would either enter into this all cash transaction or the joint proposal with the Commercial Mortgage REIT. However, if neither transaction were acceptable to the special committee, ICII advised that it would promptly commence an unsolicited tender offer for ICCMIC.

   The special committee viewed the economics of ICII's new proposal as promising. However, the special committee viewed certain terms of ICII's new proposal as unacceptably limiting the ability of ICCMIC to conduct a fair and open market check process, such as a right of first refusal for ICII with respect to any proposal received during the market check process. The special committee believed that giving ICII a right of first refusal would have a substantial chilling effect on the willingness of third parties to participate in a market check process. The special committee determined that ICII's offer would be much stronger if it could be structured to provide for a fair process with a level playing field for the solicitation of alternative bids. Accordingly, the special committee determined that any acceptable offer by ICII would have to eliminate terms that the special committee believed did not provide for a fair and level playing field for the solicitation of alternative bids. At the conclusion of the June 7 meeting, the special committee directed its legal and financial advisors to negotiate with ICII in order to further develop the precise terms of ICII's new proposal. At the same time, the special committee directed its legal and financial advisors to continue negotiations with the Commercial Mortgage REIT and to try to obtain more favorable terms.

   During the period from June 7 through June 9, 1999, members of the special committee and its financial and legal advisors held discussions with ICII and the Commercial Mortgage REIT as directed at the June 7 meeting. The special committee's counsel prepared a term sheet and a definitive transaction agreement containing the special committee's position with respect to ICII's new all cash proposal.

   A telephonic meeting of the special committee was held on June 9, 1999 to discuss the progress made with each of ICII and the Commercial Mortgage REIT since the June 7 meeting. At that meeting, the special committee was informed that, based on ICII's negotiation positions, ICII was not willing to commit to a market check process on the terms considered appropriate by the special committee.

   At that same meeting, Mr. Jaconi, the chairman of the special committee, informed the rest of the committee that prior to this meeting he had received from the Commercial Mortgage REIT a further revised proposal with the following terms:

  . a cash election merger, providing ICCMIC stockholders with a choice of $12.00 cash or 1.45 shares of the Commercial Mortgage REIT's common stock (which, given the market price of the Commercial Mortgage REIT's common stock at the time, was worth approximately $10.50 per share);

  .  a cap on the cash consideration of 25% of the aggregate consideration;
     and

  . a contingent value right that would provide ICCMIC stockholders with 75% of the amount, if any, by which $30 million exceeded the appraised value of ICCMIC's management agreement termination fee.

   Because of the enhanced proposal by the Commercial Mortgage REIT and ICII's unwillingness to agree to the proposed "market check" process, the special committee determined at that meeting to proceed with the negotiation of a definitive agreement with the Commercial Mortgage REIT. Prudential Securities was further directed to report to ICII that the special committee would not consider ICII's proposal on the terms communicated by ICII prior to that meeting.

   During the period from June 9 through June 13, 1999, the chairman of the special committee, together with the special committee's legal and financial advisors and ICCMIC's management, proceeded to negotiate and finalize terms of a definitive agreement with the Commercial Mortgage REIT. During that period, representatives of ICCMIC and the Commercial Mortgage REIT met in person and by telephone conference call to discuss issues remaining between the parties. On June 11, 1999, ICII announced in a press release its revised all cash proposal to acquire ICCMIC at $11.50 per share.

   On June 13, 1999, the board of directors of the Commercial Mortgage REIT approved the form of definitive merger agreement between the Commercial Mortgage REIT and the Company and delivered a letter to the special committee to that effect. The letter further stipulated that the approval would remain outstanding on the condition that the ICCMIC board of directors approve the merger with the Commercial Mortgage REIT that same date.

   On that same date, ICII delivered to the chairman of the special committee a revised proposal, including the following points:

  . ICII would agree to the termination of the management agreement without the payment of cash consideration to ICII if a merger with ICII were to be consummated;

  . ICII would agree to a $40 million cap on the appraised value of the management agreement termination fee;

  . ICII would agree to return to ICCMIC's stockholders up to $10 million if the appraised value of the management agreement termination fee were less than $30 million;

  . ICII would agree to accept the appraised value of the management agreement termination fee from third parties submitting superior proposals; and

  . ICII would agree to cause the repurchase from ICCMIC of all mortgage loans remaining in dispute with SPB and FMAC.

   A meeting of the special committee was held on June 13, 1999 in San Francisco, California at which the special committee considered the letter received from the Commercial Mortgage REIT and the revised proposal received from ICII. Prudential Securities advised the special committee that it had revised its estimate of ICCMIC's net liquidation value to $12.57 per share (without any independent valuation or appraisal) and had contrasted this value with management's estimated liquidation value of $13.10 per share. In each case, the estimated amount was expressed before taking into account the termination fee payable under ICCMIC's management agreement (which, estimated at $35 million in the aggregate, amounted to approximately $1.23 per share). After taking into account an assumed value of $35 million for the management agreement termination fee, the result was a net expected realization in liquidation of approximately $11.34 per share, which was less than the value of the latest ICII proposal. In addition, the special committee considered the perceived timing and valuation risks associated with a liquidation process. (Prudential Securities' estimate of ICCMIC's liquidation value per share was approximately 4% lower than ICCMIC's management's estimate of liquidation value per share. The difference between the per share liquidation values can be primarily attributed to differences in the perception of the current market value of, and differences in the assumptions of the costs involved in liquidating, ICCMIC's diverse portfolio of assets.)

   In assessing the merits of the latest ICII proposal, the special committee concluded that the market check process envisioned by ICII's latest proposal was not acceptable to the special committee. The special committee then prepared a list of terms it viewed as important to provide for a fair process with a level playing field including, among other provisions, a confidentiality and standstill agreement, a 60-day market check period and no right of first refusal for ICII, which provisions the special committee determined, based on the advice of its financial advisors, would provide ICCMIC with an effective market test. These terms were communicated by the special committee to Messrs. Snavely and Villani during the meeting. The chairman of the special committee then polled the members of the special committee and determined that, in light of ICII's revised proposal, there were insufficient votes to carry a resolution to recommend the merger with the Commercial Mortgage REIT. At the conclusion of the meeting, the special committee directed its legal and financial advisors to negotiate and prepare a term sheet with ICII reflecting the additional and revised terms acceptable to the special committee.

   Immediately after the meeting, Prudential Securities informed the Commercial Mortgage REIT of the special committee's determination that it would then proceed with negotiations with ICII.

   During the week of June 14, the chairman of the special committee, together with the special committee's legal and financial advisors, negotiated a term sheet reflecting mutually acceptable terms for ICII's all cash offer, including a 60-day market check process.

   At a telephonic meeting of the special committee on June 17, 1999, the special committee received an update on the status of negotiations between ICII and the special committee's legal and financial advisors. The chairman of the special committee reported to the special committee that, among other things, ICII was insisting on the ability to launch an unsolicited offer if the merger agreement were terminated for an alternative proposal that was not an all cash transaction. In addition, he reported that ICII was insisting on a break-up fee if the merger agreement was terminated for an alternative transaction.

   On June 18, 1999, ICCMIC held its annual meeting of stockholders in Torrance, California. After the meeting, the special committee again met to discuss the further progress made negotiating with ICII. At that meeting, the chairman of the special committee noted for the other independent directors that the previous night substantial progress had been made in the negotiations with ICII and a term sheet had been agreed upon with ICII. The special committee concluded this meeting by directing its legal and financial advisors to promptly negotiate a definitive merger agreement which the special committee could formally consider and reflecting the terms agreed upon by ICII and the special committee.

   During the week of June 21, 1999, representatives of the special committee, together with its legal and financial advisors and ICCMIC's management, continued to negotiate with representatives of ICII and its legal and financial advisors.

   On June 25, 1999, the special committee met in Los Angeles, California to consider the approval of the draft merger agreement with ICII. The special committee's financial and legal advisors made presentations and reviewed, among other things, the matters set forth in "--Recommendation of the Special Committee and the Board of Directors; Reasons for the Proposed Merger." Prudential Securities also presented analyses of the terms of the proposed merger with ICII, including a review of the analyses presented in "--Opinion of the Financial Advisor to the Special Committee." The special committee was informed that there were still certain unresolved issues with ICII, including, among other things, ICII's desire for a break-up fee, the refinement of the "qualifying alternative transaction" concept under the merger agreement (see "The Merger Agreement-- ICII Standstill Agreement") and the receipt of legal opinions in appropriate form. At the conclusion of this meeting, the special committee again directed its advisors to finalize negotiations with ICII, including the resolution of all remaining outstanding issues and to report on the progress at the next meeting of the special committee.

   The special committee next met telephonically on July 1, 1999. At this meeting, a representative of ICCMIC's Maryland counsel, Piper & Marbury L.L.P., reviewed with the special committee aspects of Maryland law related to the transaction. The special committee also addressed the remaining issues not yet resolved under the merger agreement. In particular, the special committee was opposed to waiving ICCMIC's shareholder rights plan for the limited purpose of permitting ICII to bring a "qualifying alternative transaction" in response to a non-cash superior proposal.

   The special committee's financial and legal advisors reviewed the material terms of the latest draft of the merger agreement. Representatives of Prudential Securities discussed the 60-day market check process permitted by the draft agreement, as well as the economics of the proposed merger agreement provisions relating to the management agreement termination fee. The special committee was informed that, as drafted, the merger agreement fixed the maximum value of the termination fee payable under the management agreement at $35 million. If the appraised value of that termination fee were less than $35 million, the amount of the shortfall would be paid to ICCMIC's stockholders as an increase in the merger consideration. In addition, the special committee was advised that the appraised value of the termination fee would be equally binding on a third party superior proposal. Prudential Securities noted that the fixed economics of the termination fee enabled the market check process to proceed without a formal valuation having been obtained. Third party bidders would have to account for $35 million of value in any case, whether the amount was distributed to ICCMIC stockholders or paid to the manager as a termination fee.

   At the meeting, the chairman of the special committee polled the members of the special committee regarding their support for the transaction. The chairman of the special committee determined that there were insufficient votes to carry a resolution to recommend the ICII transaction on the terms as then negotiated.

   Immediately after the July 1 meeting, the chairman of the special committee communicated to the full board of directors of ICCMIC on behalf of the special committee the special committee's determination with respect to ICII's proposal.

   During the course of the first two weeks of July discussions continued among the members of the special committee, their legal and financial advisors and ICII and its legal and financial advisors in an effort to finalize a negotiated agreement on terms acceptable to all members of the special committee.

   The special committee again met telephonically on July 19, 1999 to discuss the progress made with ICII since the last meeting. At that meeting, representatives of Prudential Securities reviewed with the special committee the timing of the proposed transaction with ICII generally, as well as the timing of the 60-day market check process and the management agreement appraisal process. At that meeting, the special committee made a list of the final issues to be addressed by the parties prior to signing a definitive merger agreement between ICCMIC and ICII.

   At a telephonic meeting of the full board of directors of ICCMIC, the chairman of the special committee communicated to ICII the special committee's final position on the issues discussed at the meeting just ended.

   During the period from July 19 through July 21, 1999, negotiations continued between the parties. On July 21, 1999 a final draft of the merger agreement was distributed reflecting the parties' resolution of the various issues communicated to ICII after the July 19 meeting. In addition, on July 21, the special committee and the full ICCMIC board received the opinion of Piper & Marbury that the transaction was not prohibited by the Maryland Business Combination Statute.

   Approval of the Transaction with ICII. At a meeting of the special committee on July 22, 1999 held in Torrance, California, the special committee met to consider the revised merger agreement with ICII. Prudential Securities, as the special committee's financial advisor, updated its presentation previously delivered at the June 25 meeting, and covering the analyses set forth in "-- Opinion of the Financial Advisor to the Special Committee." Prudential Securities then rendered an oral opinion, which was subsequently confirmed in writing, that, as of the date of that meeting and based on and subject to the matters stated in the written fairness opinion, the consideration to be received in the proposed merger by ICCMIC stockholders, other than ICII and its subsidiaries, was fair to the ICCMIC stockholders from a financial point of view. The special committee's legal counsel reviewed for the special committee the terms of the proposed merger agreement and ICCMIC's Maryland counsel reviewed for the special committee the relevant provisions of Maryland law applicable to the proposed transaction.

   The special committee then considered, in addition to the presentations of its legal and financial advisors, among other things, the various strategic and other alternatives then available to ICCMIC, as well as the other factors set forth in "--Recommendation of the Special Committee and the Board of Directors; Reasons for the Proposed Merger." The special committee concluded that the terms of the ICII transaction, described more fully in "The Merger Agreement," were preferable to any other alternative available to ICCMIC and that the transaction was in the best interests of ICCMIC's stockholders. After further discussion and consideration, the special committee unanimously adopted resolutions recommending that the full ICCMIC board of directors approve and adopt the merger agreement with ICII.

   After the special committee's meeting, a meeting of the full ICCMIC board was convened to consider the special committee's recommendation. At the board meeting, the chairman of the special committee summarized for the full board the special committee's analysis and recommendations, including, among other things, the various strategic and other alternatives then available to ICCMIC, as well as the other factors set forth in "--Recommendation of the Special Committee and the Board of Directors; Reasons for the Proposed Merger." Prudential Securities then reviewed with the board the materials that it had delivered to the special committee on June 25 and July 22. Prudential Securities then reviewed in detail the various techniques it had used in evaluating ICCMIC and the proposed merger, including the analyses set forth under "--Opinion of the Financial Advisor to the Special Committee." Prudential Securities then reviewed its oral opinion, later confirmed in writing, that the consideration to be received in the proposed merger by ICCMIC stockholders, other than ICII and its subsidiaries, was fair to the ICCMIC stockholders from a financial point of view. The special committee's legal counsel next reviewed for the full board the terms of the merger agreement and the proposed merger. ICCMIC's legal counsel then reviewed in detail the obligations of the directors to ICCMIC and its stockholders.

   The board next discussed the potential conflicts of interest of Messrs. Snavely, Villani and Karlan, as well as relevant provisions of the merger agreement. The board then unanimously determined that the merger agreement and the proposed merger were fair to, and in the best interests of, ICCMIC and its stockholders, and approved and adopted the merger agreement and the proposed merger. The board next proceeded to discuss in detail, and approve, the provisions for the conversion of ICCMIC stock options described under "Management's Conflicts of Interest in the Proposed Merger--Treatment of Stock Options." At the conclusion of the July 22 meeting, Mr. Snavely, on behalf of ICII, and Mr. Karlan, on behalf of ICCMIC, executed the merger agreement.

60-Day Market Check Process

   The merger agreement permitted ICCMIC to conduct an unrestricted solicitation of potentially superior proposals for a period of 60 days. This 60-day "market check" period commenced on August 13, 1999, the date on which ICCMIC retained Stanger, and ended at 12:01 a.m. on October 13, 1999. In connection with the market check process, Prudential Securities, on behalf of the special committee, contacted 47 parties that it viewed as potential acquirors of ICCMIC, including investment advisors, specialty finance investors, financial institutions, opportunity funds, large capitalization property REITs and strategic investors.

   Indications of interest were received from 23 of the 47 parties that were contacted, and Prudential Securities distributed offering memoranda to those 23 interested parties. No indications of interest were received from parties other than the potential acquirors that had been contacted by Prudential Securities. The deadline for initial proposals from these parties was stated to be September 24. On September 24 and 27, Prudential Securities received proposals from four of the 23 parties.

   At a telephonic meeting of the special committee held on September 28, 1999, Prudential Securities presented to the special committee the four proposals received. Of those proposals, two made by Lend Lease Real Estate Investments ("Lend Lease") and Goldman, Sachs & Co., ("Goldman Sachs"), were for cash acquisitions of only certain specified assets of ICCMIC. After hearing Prudential Securities' presentation regarding the terms of those two proposals, the special committee determined that it did not wish to pursue transactions involving less than substantially all of ICCMIC's assets due to the risk and added time and complexity of disposing of the assets not purchased in such transactions and the fact that those two proposals were at prices below both Prudential Securities' and ICCMIC's management's estimated liquidation values for those assets.

   Of the other two proposals, the first proposal, received from Meruelo, was for an all cash acquisition of ICCMIC's outstanding stock at a value of $11.75 per share. In addition, that proposal contemplated a payment of $35 million to be allocated between the manager and ICCMIC stockholders based on the results of the final appraisal of the value of the management agreement termination fee. While that proposal stated that it was not subject to any financing contingencies, Prudential Securities advised the special committee that there was substantial uncertainty regarding Meruelo's ability to finance its proposed transaction on the terms indicated in its proposal. The special committee requested that Prudential Securities require financing commitments, a significant escrow of money or some other substantial evidence of the ability of Meruelo to finance its proposal as a condition to committing to any transaction with Meruelo. Prudential Securities made this request and no such commitment, escrow or other evidence was provided by Meruelo.

   The fourth proposal was submitted by the Commercial Mortgage REIT. The proposal was for a cash election merger transaction in which ICCMIC stockholders would receive $13.00 in cash for up to 38.5% of the outstanding ICCMIC common stock and 1.58 shares of the Commercial Mortgage REIT's common stock for the remaining shares of ICCMIC's common stock. Given the market price of the Commercial Mortgage REIT's common stock at September 28, 1999 and assuming each ICCMIC stockholder elected to receive the maximum amount of cash, this proposal was worth approximately $11.56 per share. The Commercial Mortgage REIT's proposal also provided for a payment to the manager of the appraised value of the management agreement termination fee.

   Prudential Securities divided the four proposals into the two proposals that offered to purchase selected assets of ICCMIC and the two proposals to purchase all of the outstanding stock of ICCMIC. Prudential Securities reviewed the two proposals for selected assets of ICCMIC and performed the following analyses:
(a) contrasted the ascribed asset purchase prices to their book carrying values, (b) assessed the relative percentage of the total asset base being offered for purchase by each proposal and (c) assessed the relative percentage of the total asset base covered in the aggregate by both of those proposals. Prudential Securities noted that each proposal to purchase selected assets was based on asset values significantly below ICCMIC's carrying value for those assets and both Prudential Securities' and ICCMIC's management's estimated liquidation values for those assets, that each such proposal represented substantially less than all of ICCMIC's assets and that the two proposals together involved substantially less than all of ICCMIC's assets and would thus entail the risk and added time and complexity of disposing of the assets not purchased in such transactions. (40.) Prudential Securities reviewed the two proposals for all of the outstanding stock of ICCMIC and performed the following analyses: (a) compared the implied per share stock value of each proposal to ICII's offer, (b) calculated the incremental amount ICCMIC stockholders might receive under each proposal as a result of the completion of the management agreement appraisal process and compared the results to the incremental amount contemplated by ICII's offer, (c) determined the percentage of cash being offered under each proposal and compared that amount to the all cash offer from ICII, and (d) assessed the source of funds identified by the proponent of each of such proposals.

   Prudential Securities advised the special committee that the four proposals received during the market check period represented the likely parties interested in ICCMIC at that time and that Prudential Securities did not expect that there would by any other potential acquirors.

   After considering the advice of Prudential Securities, the special committee concluded, for the reasons described herein, that the Lend Lease and Goldman Sachs proposals were not superior to the proposed merger. The special committee then requested that Prudential Securities work with the two potential acquirors for all of the outstanding common stock of ICCMIC to elicit their best and final offers as promptly as possible and to convey to the potential acquirors of selected assets that their proposals did not, individually or collectively, include substantially all of ICCMIC's assets and that unless they were willing to acquire substantially all of the assets of ICCMIC, their proposals would not be pursued.

   At a telephonic meeting of the special committee held on October 12, 1999, Prudential Securities again reviewed with the special committee the four proposals received during the market check period. Prudential Securities updated for the special committee Prudential Securities' contacts with the four potential acquirors. Prudential Securities reported, among other things, that the Commercial Mortgage REIT had just informed Prudential Securities that it had withdrawn its proposal. Prudential Securities then reviewed for the special committee the economic terms of Maruelo's proposal and the proposed financing method for that proposal. Prudential Securities advised that, based on the proposed capital structure of Meruelo's proposal and lack of evidence supporting its ability to finance its proposal, Meruelo's proposal was inferior to the ICII merger proposal. The special committee then determined that none of the proposals received during the market check period constituted a superior proposal. This determination was based on, among other things, consultation and advice received from Prudential Securities as to its analysis of all of the proposals received during the market check period, including the two proposals to purchase selected assets of ICCMIC, the fact that the Commercial Mortgage REIT ultimately withdrew its proposal and Prudential Securities' concerns with the ability of Meruelo to finance its proposal. No further proposals have been received as of the date of this proxy statement.

Recommendation of the Special Committee and the Board of Directors; Reasons for the Proposed Merger

   At a meeting held on July 22, 1999, the special committee unanimously determined:

  . that the proposed merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the ICCMIC stockholders other than ICII and certain of its affiliates;

  . to recommend that the board of directors approve and adopt the merger agreement and the proposed merger; and

  . to recommend that the board of directors recommend to the ICCMIC stockholders that they vote to approve the merger agreement and the proposed merger.

   At a meeting of the ICCMIC board of directors held promptly after the conclusion of the July 22 special committee meeting, at which all of the members of the board of directors were present, the board of directors, based on the unanimous recommendation of the special committee, unanimously:

  . determined that the merger agreement and the proposed merger are advisable, fair to, and in the best interests of, ICCMIC and the ICCMIC stockholders;

  .  approved and adopted the merger agreement and the proposed merger; and

  . determined to recommend to the ICCMIC stockholders that they vote to approve the merger agreement and the proposed merger.

See "--Background of the Proposed Merger" and "--ICII's Purpose for Pursuing the Proposed Merger; Structure of the Proposed Merger."

   The Special Committee. In determining that the merger agreement and the proposed merger are fair to, and in the best interests of, the ICCMIC stockholders other than ICII and certain of its affiliates, the special committee considered, among other things, the following factors, each of which supported the special committee's fairness determination:

  . the minimum cash payment of $11.50 per share to be received by ICCMIC stockholders other than ICII and its subsidiaries, which amount, as described above under "--Background of the Proposed Merger," was determined on the basis of arm's-length negotiations between the special committee and ICII;

  . the fact that ICII agreed to increase the per share merger consideration to the extent that the appraised value of the termination fee payable under the management agreement was less than $35 million, without any corresponding decrease in the merger consideration if the appraised value had exceeded $35 million (although ICCMIC understands that ICII reduced the cash price that it would be willing to pay for ICCMIC's common stock by the amount of the management agreement termination fee that ICII's wholly-owned subsidiary, the manager, otherwise would be entitled to receive from ICCMIC if the merger agreement is terminated. ICCMIC's stockholders therefore effectively bear the entire cost of the management agreement termination fee);

  . the special committee's view of the business, assets, values and prospects of ICCMIC, including discussions with ICCMIC's senior management (which consisted solely of employees of the manager, a subsidiary of ICII) and the special committee's financial advisors regarding ICCMIC's business, assets, values and prospects;

  . the opinion of Prudential Securities, described below, that, as of the date of the opinion and based on and subject to the matters contained in the written fairness opinion, the consideration to be received by ICCMIC's stockholders, other than ICII and certain of its affiliates, is fair to such ICCMIC stockholders from a financial point of view (see "-- Opinion of the Financial Advisor to the Special Committee"). The special committee also considered Prudential Securities' presentation to the special committee. The special committee, based on its familiarity with ICCMIC's business, operations, assets, financial condition and prospects, relied on, accepted and adopted Prudential Securities' analyses in its consideration of the proposed merger. However, in its review of the analyses performed by Prudential Securities, the special committee did not weigh separately each of the individual analyses prepared by Prudential Securities, but rather considered them as a whole;

  . the stockholder approval condition, under which completion of the proposed merger requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the special meeting other than the shares held by ICII and Messrs. Snavely and Villani;

  . ICCMIC's opportunity under the merger agreement, during the 60-day period following the engagement of the initial appraisers, to explore and solicit alternative proposals that might be superior to the proposed merger, and during that period and thereafter, to terminate the merger agreement upon receiving and approving an alternative transaction superior to the proposed merger;

  . ICII's agreement that, if the merger agreement is terminated (other than as a result of a breach of the merger agreement by ICCMIC), the manager would accept the lesser of the appraised value of the termination fee and $35 million in full satisfaction of the amount payable because of the termination or non-renewal of the management agreement;

  . the fact that ICII agreed to purchase mortgage loans from ICCMIC (if not first repurchased by SPB) for $3.9 million, the same price that ICCMIC previously had paid to SPB for those loans. ICCMIC had been unable to include those loans in its March 1999 securitization transaction and did not believe that it could dispose of them to unaffiliated third parties on terms as beneficial to ICCMIC as the sale to ICII. ICCMIC also believed that those loans would not be attractive to potential competing bidders for ICCMIC and would not be advantageous for ICCMIC to retain in the event that the proposed merger were not completed and ICCMIC were not otherwise sold;

  . its review of the other potential mergers and strategic alternatives that may have been available to ICCMIC at that time, including the contacts, discussions and analyses described in "--Background of the Proposed Merger" and "--Opinion of the Financial Advisor to the Special Committee" regarding possible mergers, acquisitions and business combinations. In particular, after considering all of the factors described in "--Background of the Proposed Merger" and "--Opinion of the Financial Advisor to the Special Committee," including, without limitation, the likelihood of the merger closing and the fact that the merger consideration is all cash, the special committee concluded that the $11.50 minimum per share cash price (which has subsequently been increased to $11.5753246 per share) was more favorable than any other merger, combination, sale of assets or sale of securities or other strategic alternative available to ICCMIC;

  . the relationship of the minimum $11.50 per share cash price (which has subsequently been increased to $11.5753246 per share) to the current market price and the historical market prices for ICCMIC common stock since its inception. The special committee considered the fact that the minimum $11.50 per share cash price represented a premium of approximately 16.5% to the closing price of ICCMIC's common stock on the Nasdaq Stock Market of $9.875 on May 12, 1999, the day before ICII made its initial $11.00 offer, and exceeds the highest closing price for ICCMIC's common stock since August 1998. (The $11.5753246 per share price represents a premium of approximately 17.2% to the closing price of ICCMIC's common stock on May 12, 1999.) The special committee placed greater weight on its comparison of stock prices since August 1998 rather than prices prior to that period because of the changed circumstances in the mortgage REIT industry during 1998 reflected in the significant and sustained decline in market prices generally for the common stock of mortgage REITs during that period and thereafter;

  . the fact that the 16.5% premium above the pre-announcement ICCMIC stock price is more than the average percentage premium paid in acquisitions since 1996 involving REITs and financial services companies that, like ICCMIC, had book values between $200 million and $1.5 billion;

  . current industry, economic and market conditions and trends in the real estate acquisition, mortgage and leasing markets generally, including the highly competitive nature of these markets and the uncertainty concerning the future success of participants in these markets;

  . the relationship of the minimum $11.50 per share cash price (which has subsequently been increased to $11.5753246 per share) to ICCMIC's going concern value. The special committee considered the fact that, as presented by Prudential Securities, the valuation multiples achieved by ICCMIC based upon the minimum $11.50 per share cash price payable in the proposed merger exceeded current price to earnings and price to funds from operations multiples for all but one of the comparable public mortgage REITs analyzed (such comparable REITs are defined as "Comparable Companies," under "--Opinion of the Financial Advisor to the Special Committee; Comparable Companies Analysis on page 50). The special committee considered the fact that only IMPAC Commercial Holdings had a higher multiple (10.9x price to 1999 estimated earnings) than that achieved in the proposed merger, but IMPAC Commercial Holdings had a lower multiple of price to 2000 projected earnings, which was considered to be a more important measure of relative value. In addition, the special committee considered the fact that the minimum $11.50 per share cash price exceeded the per share estimated net present value of the projected future cash flows of ICCMIC of $10.85 per share;

  . the relationship of the minimum $11.50 per share cash price (which has subsequently been increased to $11.5753246 per share) to ICCMIC's liquidation value. The special committee considered that the $11.50 minimum per share cash price (assuming a $35 million termination fee payable under the management agreement) exceeded the net present value of the liquidation of ICCMIC's assets, as previously estimated by Prudential Securities (without any independent valuation or appraisal of such assets). Prudential Securities determined ICCMIC's net liquidation value of $12.57 per share before deducting the termination fee payable upon termination or non-renewal of the management agreement; after such deduction, the net liquidation value would have been $11.34 per share;

  . the ability of ICII to complete the proposed merger including, in particular, its ability to fund the aggregate purchase price; and

  . the terms and conditions of the merger agreement, in addition to those noted above, including:

   . ICCMIC's right to continue to declare and pay regular quarterly dividends and a final dividend constituting the remainder of its taxable income, if any, for the year through the date of completion of the proposed merger not previously paid to ICCMIC stockholders, affording additional income to ICCMIC stockholders (including ICII as the holder of approximately 9.0% of ICCMIC's common stock) and preserving ICCMIC's REIT tax status,

   . the limited scope of the parties' representations, warranties and covenants, which increased the likelihood of completion of the proposed merger, and

   . the limited number of conditions to the obligations of ICII to perform under the merger agreement, which also increased the likelihood of completion of the proposed merger.

   In determining that the proposed merger is fair to, and in the best interests of, ICCMIC stockholders other than ICII and certain of its affiliates, the special committee also considered a number of potential negative factors in its deliberations concerning the proposed merger, including:

  . the fact that, following the proposed merger, ICCMIC stockholders other than ICII will no longer participate in the future earnings or growth of ICCMIC or benefit from any increases in the value of ICCMIC's common stock or its assets. The special committee believes that the combination of the merger consideration and the likelihood of closing, together with the other favorable factors described above, support the special committee's fairness determination;

  . potential or actual conflicts of interest of the directors and officers of ICCMIC in connection with the proposed merger, which are more fully described in "Management's Conflicts of Interest in the Proposed Merger" and "Relationships and Transactions Between ICII, ICCMIC and Affiliates." The special committee believes that the procedural fairness of the merger process, as described below, together with the other favorable factors described above, are sufficient to support the special committee's fairness determination; and

  . the fact that ICCMIC stockholders may, depending on their tax basis in their ICCMIC common stock, recognize a taxable gain upon the completion of the proposed merger. The special committee believes that the opportunity to receive the cash merger consideration promptly after the closing of the proposed merger on the terms described herein, together with the other favorable factors described above, are sufficient to support the special committee's fairness determination.

  . The special committee considered that management's estimate of ICCMIC's liquidation value per share of $13.10 exceeded Prudential Securities' estimate of $12.57. Neither of these estimates, however, were net of the estimated cost of the management agreement termination fee (capped at $35 million, or $1.23 per share). Subtracting this cost from each of these liquidation estimates results in per share values of $11.87 and $11.34, respectively. The special committee determined that the cash offer of

   $11.50 per share from ICII, with the possible increase from the appraisal process, was more favorable than undertaking, and assuming the risks of, an uncertain liquidation process that would be expected to require at least several quarters to complete. Additionally, there was no guarantee that the assets would realize the values estimated by either Prudential Securities or ICCMIC's management. The special committee believes that the amount of cash consideration and the relative certainty of completion of the proposed merger, compared with the uncertainty of a liquidation process, support the special committee's fairness determination.

   In the view of the special committee, these potential negative factors did not, individually or together, outweigh the advantages of the proposed merger described above.

   The special committee did not consider the book value per share of ICCMIC as a relevant measure of the value of ICCMIC's common stock. The special committee believed the net realizable value of ICCMIC's assets to be significantly below the carrying value of those assets due to differences between carrying value calculated under generally accepted accounting principles and the actual value realizable on disposition of assets (including costs incurred in monetizing such assets), as well as the cost of the management agreement termination fee, which is not reflected in ICCMIC's book value per share. Instead, as noted above, the special committee believed the net realizable value of ICCMIC's assets upon a liquidation to be a more relevant factor. The special committee also noted that shares of most mortgage REITs trade at market prices significantly below the carrying value of their assets.

   With respect to prices previously paid by ICCMIC for repurchases of its own shares, the special committee considered that these repurchases were at then current market prices for ICCMIC's outstanding shares at the time of each repurchase, and concluded that, because market prices for shares of REITs generally and ICCMIC shares in particular have subsequently declined significantly, the various prices of these repurchases would not provide a useful comparison for the merger consideration.

   The special committee believes that the proposed merger is procedurally fair because:

  . the special committee consisted exclusively of independent directors appointed and empowered to review, evaluate and negotiate on an arm's-length basis the terms of any proposed extraordinary transaction and to ensure fairness to ICCMIC's stockholders;

  . the special committee retained and was advised by independent legal counsel;

  . the special committee retained and was advised by Prudential Securities as its independent financial advisor to assist it in evaluating the proposed merger;

  . under the terms of the merger agreement, completion of the proposed merger requires stockholder approval of the merger agreement and the proposed merger by a majority of the outstanding shares of common stock entitled to vote at the special meeting other than the shares held by ICII and certain of its affiliates (namely, Messrs. Snavely and Villani); and

  . the terms of the merger agreement provided for a 60-day market check process.

   The Board of Directors. The board of directors, at its July 22, 1999 meeting, heard and considered the analysis and report of Prudential Securities, the unanimous recommendation of the special committee and the factors enumerated above that were considered by the special committee. Based on these considerations, the board unanimously determined that the merger agreement and the proposed merger are fair to, and in the best interests, of ICCMIC stockholders other than ICII and certain of its affiliates. Because the independent members of the ICCMIC board had already participated in extensive discussions in the special committee meeting of July 22, 1999 which immediately preceded the full board meeting, there were no specific inquiries by board members after the full board convened. The board then unanimously approved and adopted the merger agreement and the proposed merger and unanimously recommended that ICCMIC's stockholders vote to approve the merger agreement and the proposed merger.

   You should be aware, in considering the recommendation of the special committee that was adopted by the board of directors, that three members of the board of directors, Messrs. Snavely, Villani and Karlan, are also directors and officers of ICII, the manager or ICCMIC Acquisition Corp. Those relationships could present these directors with conflicts of interest. The board of directors and the special committee considered the potential and actual conflicts of interest in making their recommendation and in approving and adopting the merger agreement and the proposed merger. See "Management's Conflicts of Interest in the Proposed Merger" and "Relationships and Transactions Between ICII, ICCMIC and Affiliates."

   General. The above discussion regarding the information and factors considered by the special committee and the board of directors is not intended to be exhaustive. We believe, however, that it includes all material factors considered by them in making their respective decisions. The members of the ICCMIC board of directors, including the members of the special committee, evaluated ICII's proposal and the proposed merger in light of their knowledge of the business, financial condition and prospects of ICCMIC and the industry in which it operates, and based upon the advice of legal and financial advisors as described herein. In view of the variety of factors considered in connection with their respective evaluations of the merger agreement and the proposed merger, the special committee and the board of directors could not quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their respective determinations. In addition, individual members of the special committee or the board of directors may have given different weight to different factors. In the course of their deliberations, neither the special committee nor the board of directors established a range of values for ICCMIC.

Opinion of the Financial Advisor to the Special Committee

   On July 22, 1999, Prudential Securities delivered its written opinion to the special committee to the effect that, as of that date, the minimum $11.50 per share price payable in cash was fair to ICCMIC's stockholders, other than ICII and certain of its affiliates, from a financial point of view. In its opinion, Prudential Securities noted that the $11.50 per share cash price was subject to potential increase under the terms of the merger agreement. The $11.50 per share cash price, subject to potential increase, was determined on the basis of arm's-length negotiations between the special committee and ICII. Prudential Securities made a presentation of the financial analysis underlying its oral opinion at meetings of the special committee on June 25 and July 22, 1999 and at a meeting of the board of directors on July 22, 1999. This analysis is summarized below. All of the members of the special committee and the board of directors participated in their respective meetings on July 22, 1999 and discussed Prudential Securities' presentation. (44.) Prudential Securities has informed the special committee that it will not be updating its written opinion, which is dated July 22, 1999. If, however, an amendment is made to the merger agreement that the special committee believes may be materially adverse to stockholders from a financial point of view, the special committee will consider requesting that Prudential Securities deliver a revised fairness opinion.

   In requesting the Prudential Securities opinion, the special committee did not give any special instructions to Prudential Securities or impose any limitations upon the scope of the investigation that Prudential Securities deemed necessary to enable it to deliver its opinion, although Prudential Securities was not engaged to solicit alternative transactions, except in connection with the 60-day market check process contemplated by the merger agreement. A copy of the Prudential Securities opinion, which sets forth the assumptions made, matters considered and scope of the review undertaken, is attached to this proxy statement as Appendix B and is incorporated by reference in this proxy statement. The summary of the Prudential Securities opinion set forth below is qualified in its entirety by reference to the full text of the Prudential Securities opinion. We urge you to read the Prudential Securities opinion in its entirety. A copy of the full Prudential Securities report given to the special committee is available for inspection and copying at the principal executive offices of ICCMIC during regular business hours. You, or your representative, may inspect or copy the Prudential Securities report during those hours.

   The Prudential Securities opinion is directed only to the fairness of the merger consideration offered to holders of ICCMIC common stock (other than ICII and certain of its affiliates) from a financial point of view and does not constitute a recommendation to any stockholder as to how he or she should vote at the special meeting or as to any other action he or she should take regarding the proposed merger.

   In conducting its analysis and arriving at its opinion, Prudential Securities reviewed such information and considered such financial data and other factors as it deemed relevant under the circumstances, including, among other things, the following:

  . ICCMIC's historical financial statements, including those included in ICCMIC's Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 and 1998 and ICCMIC's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999, September 30, 1998, June 30, 1998 and March 31, 1998, including any amendments thereto;

  . information furnished to Prudential Securities by ICCMIC relating to the business, earnings, cash flow, assets and prospects of ICCMIC;

  . the historical market prices and trading volumes of ICCMIC's common stock and the common stock of selected publicly traded companies Prudential Securities deemed reasonably similar to ICCMIC, and the historical and projected results of operations of ICCMIC and the historical and selected future earnings estimates of those companies Prudential Securities deemed to be reasonably similar to ICCMIC;

  . publicly available financial and operating data concerning selected companies engaged in businesses Prudential Securities deemed comparable to ICCMIC or otherwise relevant to its inquiry;

  . the financial terms of other transactions Prudential Securities deemed relevant, primarily including the total purchase price as a percentage of the stock price prior to announcement and the form of consideration offered with respect to comparable purchase transactions involving public companies;

  .  the merger agreement; and

  . such other financial studies, analyses and investigations and matters as Prudential Securities deemed necessary, such as third party industry studies, third party research reports, third party asset appraisals and relevant press releases by other companies.

   In connection with its review and analysis and in arriving at its opinion, Prudential Securities relied upon the accuracy and completeness of the financial and other information provided by ICCMIC's management (which consisted solely of employees of the manager, a subsidiary of ICII). Prudential Securities has not undertaken or been provided with any independent verification of such information or any independent valuation or appraisal of the assets or liabilities of ICCMIC. Prudential Securities assumed that information furnished by ICCMIC with respect to future financial performance was reasonable and reflected the best currently available estimates and judgment of ICCMIC's management. Further, the Prudential Securities opinion is necessarily based on economic, financial and market conditions as they existed on, and can only be evaluated as of, July 22, 1999.

   The Prudential Securities opinion does not address, nor should it be construed to address, the relative merits of the proposed merger and alternative business strategies that may be available to ICCMIC.

   The Prudential Securities opinion and the presentation to the special committee was one of the many factors taken into consideration by the special committee in making its determination to recommend approval and adoption of the merger agreement and the proposed merger. The Prudential Securities presentation to the ICCMIC board of directors was one of the many factors taken into consideration by the board in making its decision to enter into the merger agreement. Consequently, the analyses of Prudential Securities described below should not be viewed as determinative of the opinions of the special committee and the board of directors with respect to the merger consideration to be paid in the proposed merger to ICCMIC stockholders other than ICII and certain of its affiliates. The merger consideration was determined through arm's-length negotiations between the special committee and ICII and was approved by the special committee. The decision to enter into the merger agreement and to accept the merger consideration was solely that of the ICCMIC board of directors, acting upon the recommendation of the special committee.

   In arriving at its opinion, Prudential Securities performed a variety of financial analyses, including those summarized herein. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. Prudential Securities believes its analysis must be considered as a whole and that selecting portions thereof or portions of the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the evaluation process underlying its opinion.

   Prudential Securities made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, that are beyond ICCMIC's control, such as governmental fiscal and monetary policies, changes in prevailing interest rates, changes in national, regional or local economic environments, and factors inherent in the valuation and pricing of interests in commercial mortgage-backed securities. Any estimates contained in Prudential Securities' analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals and do not necessarily reflect the prices at which businesses or securities may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Subject to the foregoing, the following is a summary of the material financial analyses presented to the special committee and the board of directors on July 22, 1999.

   Comparable Companies Analysis. Prudential Securities used a comparable companies analysis to establish implied ranges for the merger consideration to be offered to ICCMIC stockholders. Prudential Securities analyzed publicly available historical and projected financial results of selected companies that Prudential Securities considered reasonably comparable to ICCMIC, including multiples of current stock price to:

  . funds from operations per share for the three months ended March 31, 1999 on an annualized basis ("LQA FFO");

  . earnings per share for the three months ended March 31, 1999 on an annualized basis ("LQA EPS");

  .  estimated 1999 earnings per share ("1999 Projected EPS");

  .  estimated 2000 earnings per share ("2000 Projected EPS"); and

  .  book value per share as of March 31, 1999.

The companies analyzed included: Amresco Capital Trust, Anthracite Capital Inc., Chastain Capital Corp., Clarion Commercial Holdings, Inc., CRIIMI MAE, Inc., IMPAC Commercial Holdings, Ocwen Asset Investment Corp., PMC Commercial Trust, Resource Asset Investment Trust, Starwood Financial Trust and Wilshire Real Estate Investment Trust Inc. (the "Comparable Companies"). Prudential Securities believed the companies selected as comparable companies were comparable to ICCMIC due to their similar business activities, the perception among the equity research community as to their similar business nature, their market capitalizations and the similarity of their relative valuation multiples. All of the trading multiples of the Comparable Companies were based on closing stock prices on June 21, 1999 (the "June 21 Closing Price"). The earnings per share estimates were obtained from publicly available information. Estimates were not available for all of the Comparable Companies for all periods.

   The Comparable Companies were found to have a June 21 Closing Price estimated to be within a range of 3.3x to 7.6x LQA FFO, 3.4x to 9.3x LQA EPS, 4.8x to 10.9x 1999 Projected EPS, 4.9x to 7.9x 2000 Projected EPS and 0.5x to 1.0x book value per share. Applying the $11.50 offer price to such valuation measures results in implied multiples of 9.4x LQA FFO, 10.4x LQA EPS, 9.8x 1999 Projected EPS, 8.5x 2000 Projected EPS and 0.8x book value per share, respectively. Prudential Securities orally informed the special committee that the closing price on July 20, 1999 did not result in a meaningful change in the results cited above.

   Precedent Transaction Premium Analysis. Prudential Securities reviewed certain information regarding all cash acquisition transactions meeting the following criteria:

  . the acquired company operated either as a REIT or a financial services company;

  .  the transactions were announced in 1996 or later; and

  . the acquired company had a book value between $200 million and $1.5 billion.

Prudential Securities reviewed the prices paid in these transactions as a percentage premium over the closing price of the acquired company in each transaction. Prudential Securities then determined the mean of the premiums paid in these transactions, and found that the mean premium was 9.0% over the price one day prior to the announcement, 7.8% over the price one week prior to the announcement and 7.8% over the price four weeks prior to the announcement. By comparison, the minimum $11.50 per share price reflected a 16.5% premium over ICCMIC's closing stock price one day prior to the announcement of ICII's initial $11.00 per share proposal on May 13, 1999, a 24.3% premium over the closing price one week before that announcement and a 26.0% premium over the closing price four weeks prior to that announcement.

   Prudential Securities also calculated the implied multiple of the price paid in these acquisitions to the preceding twelve months earnings per share. The mean multiple for these transactions was 19.5 times actual earnings per share. Applying this calculation to the $11.50 per share cash price in the proposed merger and ICCMIC's earnings per share for the last twelve months of $0.62 yields a multiple of 18.5 times earnings per share.

   None of the Comparable Companies or the acquired entities in any of the precedent transactions is identical to ICCMIC. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Companies and the applicable transactions and acquired companies and other factors that could affect the public trading value and consideration paid for each of the Comparable Companies and acquired entities, as well as ICCMIC. Two of the transactions considered, the acquisition of Citizens Corporation by Allmerica Corporation and the acquisition of Zurich Reinsurance Centre by Zurich Versicherungs GmbH, were going-private transactions subject to Rule 13e-3 under the Securities Exchange Act of 1934.

   Stock Trading Analysis. Prudential Securities reviewed the latest twelve months ended June 21, 1999 historical trading prices for ICCMIC's common stock and noted that the low stock price was $6.50 per share (reached in October
1998), that the high stock price was $13.94 per share (reached in June 1998) and that ICCMIC common stock last traded at $11.50 per share in July of 1998.

   Stand-Alone Projections. Prudential Securities also considered ICCMIC's prospects as a continuing stand-alone entity. Four-year financial projections were prepared by Prudential Securities, based substantially on information and assumptions provided by ICCMIC's management, and the following additional assumptions:

  . the revaluation of ICCMIC's assets to their estimated fair market value by Prudential Securities based on factors appropriate to the asset class including third party purchase proposals, discounted cash flow analyses and estimates of future financial performance;

  . the resale to SPB of the loans to be repurchased by ICII or SPB under the merger agreement; and

  .  the resale to FMAC of loans previously acquired from it.

   The projections also assumed that ICCMIC's principal business activities would include:

  .  small balance first mortgage loan pool acquisitions;

  .  real property acquisitions;

  .  mezzanine lending; and

  .  small balance first mortgage loan pool securitizations.

   The projections further assumed that these business activities would be primarily financed through:

  . secured warehouse loan facilities for small balance loan pool acquisitions;

  .  first mortgage debt for real property acquisitions; and

  . equity financing from available cash resources for mezzanine lending and equity financing for the subordinated classes of mortgage-backed securities investments.

Generally, the projections take into account historical performance patterns extrapolated to future periods, access to capital, dividend policies and planned asset dispositions. The projections also assumed certain asset sales with concurrent paydown of associated debt, and that no incremental equity capital would be raised during the projection period, that the stock price would equal the equity book value per share by the end of the projection period and that dividends would grow at a rate of 5% per year. Applying these assumptions, Prudential Securities performed a discounted cash flow analysis of ICCMIC using a 15% discount rate. Applying this analysis, Prudential Securities arrived at a net present value per share for ICCMIC of $10.85.

   Projected financial and other information concerning ICCMIC and the impact of the proposed merger on ICCMIC stockholders are not necessarily indicative of future results. All projected financial information is subject to numerous contingencies, many of which are beyond the control of ICCMIC management. The preceding discussion of financial projections should be read together with the discussion under the caption "Cautionary Statement Concerning Forward-Looking Statements."

   The independent members of ICCMIC's board interviewed several major Wall Street investment banking firms before selecting Prudential Securities to advise them. They selected Prudential Securities to provide a fairness opinion because it is an internationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes and has substantial experience in transactions similar to the proposed merger. Pursuant to an engagement letter agreement between Prudential Securities and the independent directors of ICCMIC, Prudential Securities agreed to act as financial advisor to the independent directors who constitute the special committee in connection with the evaluation of proposed strategic and sale transactions regarding ICCMIC. Pursuant to this engagement letter, ICCMIC paid Prudential Securities a fee of $100,000 upon execution of the letter and $400,000 plus expenses when Prudential Securities rendered its fairness opinion to the special committee. Upon the closing of the proposed merger or a superior alternative transaction, ICCMIC will be required to pay Prudential Securities an additional fee of $3.25 million plus expenses. In the event a superior alternative transaction is consummated, ICCMIC will be required to pay Prudential Securities an additional fee equal to 4% of the amount by which the value to be received by ICCMIC stockholders other than ICII and its subsidiaries in the superior alternative transaction exceeds the value to be received by ICCMIC stockholders other than ICII and its subsidiaries in the proposed merger. ICCMIC will also indemnify Prudential Securities and certain related persons against certain liabilities, including liabilities under securities laws, arising out of the proposed merger or Prudential Securities' engagement.

   In April 1999, an affiliate of Prudential Securities entered into a lending agreement with ICCMIC pursuant to which that affiliate made available to ICCMIC a secured warehouse lending facility of up to $300 million. That facility was terminated by ICCMIC in June 1999 because ICCMIC had a substantial cash position at the time and wished to avoid incurring loan facility fees that would otherwise have been payable under that facility. ICCMIC paid no fees to Prudential Securities or any of its affiliates in connection with that facility, but ICCMIC did reimburse Prudential Securities for its out-of-pocket fees and costs, including attorneys' fees, incurred in connection with negotiating and documenting that facility, which totaled approximately $123,000. In addition, Prudential Securities may actively trade ICCMIC common stock for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in ICCMIC common stock.

Financial Projections Relating to ICCMIC

   The following financial projections relating to ICCMIC should be read together with the discussion under the caption "Cautionary Statement Concerning Forward-Looking Statements."

                            Projected Balance Sheet

                                         As of     As of     As of     As of
                                       March 31, March 31, March 31, March 31,
                                         2000      2001      2002      2003
                                       --------- --------- --------- ---------
                                                   (in thousands)
Total Assets..........................  $912,335  $839,081  $763,535  $688,939
                                        ========  ========  ========  ========
Total Liabilities.....................   547,004   473,783   399,492   327,136
Total Stockholders' Equity............   365,331   365,298   364,043   361,803
                                        --------  --------  --------  --------
Total Liabilities & Stockholder
 Equity...............................  $912,335  $839,081  $763,535  $688,939
                                        ========  ========  ========  ========
Common Shares Outstanding.............    28,500    28,500    28,500    28,500
Book Value per Share/1/...............  $  12.82  $  12.82  $  12.77  $  12.69

--------
/1/ Assets and liabilities marked to estimated market values.

                           Projected Income Statement

                                   April 1,   April 1,   April 1,   April 1,
                                     1999-      2000-      2001-      2002-
                                   March 31,  March 31,  March 31,  March 31,
                                     2000       2001       2002       2003
                                   ---------  ---------  ---------  ---------
                                               (in thousands)
Total Revenue.....................   $81,009    $85,477    $88,398    $92,916
Total Expenses....................    45,894     49,600     51,948     55,565
                                     -------    -------    -------    -------
Net Earnings......................   $35,115    $35,877    $36,450    $37,351
                                     =======    =======    =======    =======
Funds from Operations/1/..........   $38,570    $39,982    $41,355    $43,056
                                     =======    =======    =======    =======
Diluted Earnings per Share........   $  1.23    $  1.26    $  1.28    $  1.31
Diluted Funds from Operations/1/
 per Share........................   $  1.35    $  1.40    $  1.45    $  1.51
Funds from Operations/1/ Annual
 Growth Rate......................      18.4%       3.7%       3.4%       4.1%
Dividends.........................   $34,200    $35,910    $37,706    $39,591
Dividends per Share...............   $  1.20    $  1.26    $  1.32    $  1.39
Funds from Operations/1/ Payout
 Ratio............................      88.7%      89.8%      91.2%      92.0%
Diluted Common Shares
 Outstanding......................   $28,500    $28,500    $28,500    $28,500

--------

/1/Funds from Operations means net earnings adjusted by adding back non-cash charges such as depreciation, certain amortization expenses and most non-recurring gains and losses.

                         Projected Cash Flow Statement

                                   April 1,   April 1,   April 1,   April 1,
                                     1999-      2000-      2001-      2002-
                                   March 31,  March 31,  March 31,  March 31,
                                     2000       2001       2002       2003
                                   ---------  ---------  ---------  ---------
                                               (in thousands)
Total Cash Provided (Used) by
 Operating Activities............. $  38,773  $  39,531  $  41,370  $  42,536
Total Cash Provided (Used) for
 Investing Activities.............  (322,204)    69,286     49,811     56,178
Total Cash Provided (Used) by
 Financing Activities.............   204,171   (109,558)  (112,445)  (112,418)
                                   ---------  ---------  ---------  ---------
Net Increase (Decrease) in Cash
 and Cash Equivalents.............   (79,260)      (741)   (21,264)   (13,704)
Cash and Cash Equivalents at
 Beginning of Period..............   116,539     37,279     36,537     15,273
                                   ---------  ---------  ---------  ---------
Cash and Cash Equivalents at End
 of Period........................ $  37,279  $  36,537  $  15,273  $   1,569
                                   =========  =========  =========  =========

Management Agreement; Appraisal

   General. ICCMIC's management agreement with the manager provided that if ICCMIC were to terminate or fail to renew the management agreement after October 22, 1999, then ICCMIC would have to pay the manager a termination fee. The merger agreement between ICCMIC and ICII provides for an appraisal of the value of the management agreement termination fee pursuant to a process set forth in the management agreement, except that the merger agreement imposes a $35 million cap on the termination fee, and requires that the merger consideration payable to ICCMIC stockholders other than ICII and its subsidiaries to be adjusted depending on the results of the appraisal process. The merger agreement provides that an appraised value of the management agreement termination fee of less than $35 million results in an increase in the $11.50 per share minimum cash payment for each share of ICCMIC common stock (other than shares held by ICII and its subsidiaries) by an amount equal to the quotient of:

  . the difference between $35 million and the appraised value of the management agreement termination fee, divided by

  . the sum of the number of shares held by ICCMIC stockholders (other than ICII and its subsidiaries) and the number of shares subject to ICCMIC stock options that have an exercise price of less than $11.50 per share.

As discussed below, the appraised value of the management agreement termination fee has been determined to be $33 million, resulting in an increase of $2 million in the merger consideration and resulting in an increase in the per share merger consideration from $11.50 per share to $11.5753246 per share. The merger consideration would not have been reduced if the appraised value of the management agreement termination fee had been greater than $35 million. See "The Merger Agreement--Merger Consideration."

   ICCMIC's management agreement with the manager expired on October 22, 1999. The parties have agreed, however, that ICCMIC will not be required to pay the management agreement termination fee unless the merger agreement is terminated, in which event the management agreement termination fee will be due and payable at that time.

   In accordance with the procedures indicated in the merger agreement and the management agreement, the special committee (on behalf of ICCMIC) and the manager each selected an independent appraisal firm to conduct an appraisal of the value of the manager's termination fee. The special committee selected Stanger, while the manager selected Houlihan Lokey. Under the procedures indicated in the merger agreement and the management agreement, the appraised value of the termination fee was determined as follows:

  . If Stanger and Houlihan Lokey were to arrive at appraised values that were identical or that differed by an amount that did not exceed 20% of the higher of the two appraised values, then the appraised value of the termination fee would equal the average of the two appraised values.

  . If, on the other hand, Stanger and Houlihan Lokey were to arrive at appraised values that differed by more than 20% of the higher of the two appraised values, then the two firms would jointly select a third, independent appraisal firm to conduct another appraisal (or, if they were unable to agree on a third appraisal firm within 45 days, either would be able to request that the American Arbitration Association select the third appraiser). In that case, the appraised value that would control for purposes of the merger agreement and the management agreement would be the value arrived at by the third appraiser, but that final appraised value could not be less than the lower of the two initial appraised values nor more than the higher of the two initial appraised values.

   Each of Stanger and Houlihan Lokey completed an appraisal of the value of the management agreement termination fee. Stanger arrived at an appraised value of the termination fee of $18 million. Houlihan Lokey arrived at an appraised value of the termination fee of $45 million. As required by the management agreement, because the two appraised values differed by more than 20% of the higher of the two values, a third appraiser, Eastdil was jointly selected by Stanger and Houlihan Lokey. Eastdil arrived at an appraised value of the termination fee of $33 million. Because Eastdil's appraised value of $33 million falls within the range of appraised values arrived at by Stanger and Houlihan Lokey, Eastdil's appraised value of $33 million is the appraised value for purposes of the merger agreement and the management agreement.

   Neither the merger agreement nor the management agreement specifies a basis for calculation of the management agreement termination fee. As further described in Appendix C to this proxy statement, the firms engaged to appraise the value of the termination fee relied on, among other factors, one or more of the following methods:

  . capitalization of earnings analysis;

  . comparable transaction analysis; and

  . discounted cash flow analysis.

   For a summary of the Stanger, Houlihan Lokey and Eastdil appraisals, please read Appendix C in its entirety. Each of Stanger's, Houlihan Lokey's and Eastdil's appraisals is qualified by certain assumptions, limitations and conditions described in Appendix C.

Benefits and Detriments to Nonaffiliated Stockholders

   ICII and ICCMIC believe that the proposed merger will allow stockholders other than ICII to realize the value of their investment in ICCMIC common stock in cash at a price higher than the highest trading price of ICCMIC's common stock in the year prior to the mailing of this proxy statement. This price represents a significant premium to the market price for ICCMIC's common stock immediately prior to the announcement of ICII's initial offer. The proposed merger would eliminate the risk to ICCMIC stockholders of a decline in the value of ICCMIC's common stock.

   The primary detriment of the proposed merger to ICCMIC stockholders other than ICII is that they will cease to have any ownership interest in ICCMIC and will cease to participate in the future earnings, cash flow or growth of ICCMIC or benefit from any increases in the value of ICCMIC's assets and common stock. In addition, stockholders other than ICII may recognize a taxable gain upon the completion of the proposed merger, depending upon the tax basis of their ICCMIC common stock.

ICII's Purpose for Pursuing the Proposed Merger; Structure of the Proposed
Merger

   Purpose. As described elsewhere in this proxy statement, since late 1998 the board of directors of ICCMIC, including the special committee, has been engaged in the process of considering a variety of business combination and sale proposals for the purpose of determining whether any of such proposals would be in the best interests of ICCMIC's stockholders. ICII made its initial proposal to acquire ICCMIC in May of this year because it believed that the Commercial Mortgage REIT proposal which the board was then pursuing did not constitute a desirable alternative either for ICII or for the other stockholders of ICCMIC. ICII believed that the common stock of the Commercial Mortgage REIT that would have been the principal consideration received in that proposal would have been an illiquid investment with little or no prospects for substantial growth in value. That Commercial Mortgage REIT proposal also did not, in ICII's opinion, adequately compensate ICII for the value of its subsidiary's management agreement with ICCMIC. ICII further believed that a substantial majority of the ICCMIC stockholders would share ICII's views regarding the undesirability of the Commercial Mortgage REIT's common stock and that an all cash transaction at the price proposed by ICII would be more favorably received by the other stockholders of ICCMIC.

   ICII is proposing to acquire all of the outstanding common stock of ICCMIC that it does not already own so that it can combine the investment assets of ICCMIC that are consistent with ICII's long-term business strategies and to eliminate duplicative general and administrative and other expense. ICII intends over time to sell those assets of ICCMIC that are not consistent with its long term business strategies. It is proposing to acquire the ICCMIC common stock for cash because it believes that this form of consideration, as opposed to stock or other securities, will be most attractive to the substantial majority of ICCMIC's stockholders.

   Alternatives. Prior to reaching its decision to pursue the proposed merger, ICII considered various alternatives to entering into the merger agreement, including:

  . a two-step acquisition of ICCMIC, consisting of a first step tender offer and a second step merger;

  . pursuing the joint proposal with the Commercial Mortgage REIT described under the caption "Special Factors: Background, Purpose and Effects of the Proposed Merger--Background of the Proposed Merger" and "-- Negotiations with the Commercial Mortgage REIT"; and

  . continuing ICII's existing ownership interest in ICCMIC and approving the Commercial Mortgage REIT proposal.

   The primary benefit to ICII of the two-step acquisition alternative would have been the possibility of completing an acquisition of ICCMIC in a short time period and, possibly, avoiding the time and expense of seeking stockholder approval at a meeting of ICCMIC's stockholders. ICII ultimately decided against this alternative, however, primarily because it preferred to negotiate a transaction that the ICCMIC board would support as being fair to, and in the best interests of, ICCMIC's stockholders. ICII also believed that the two-step structure would have increased the total transaction costs of its acquisition of ICCMIC.

   The principal benefit that the joint proposal with the Commercial Mortgage REIT appeared to offer to ICII was the possibility of reducing ICII's overall transaction costs and of enabling ICII to acquire those assets in which it has the greatest investment interest and to obtain potential related tax benefits. It also would have enabled ICCMIC stockholders to exchange their ICCMIC shares for shares in the surviving entity, thereby preserving the possibility of their participating in its future results of operations. ICII and the Commercial Mortgage REIT were not ultimately able to reach agreement with the special committee on the terms of such a transaction, however, and it was abandoned. See "Special Factors: Background, Purpose and Effects of the Proposed Merger-- Negotiations with the Commercial Mortgage REIT."

   ICII also considered maintaining ICII's current investment in ICCMIC and accepting the Commercial Mortgage REIT proposal. ICII decided against this alternative due to the potential benefits of the merger discussed below.

   Benefits and Detriments of the Proposed Merger to ICII. The primary benefits of the merger to ICII are as follows:

  . the acquisition at an attractive price of real estate loans owned by ICCMIC, including loans ICCMIC has previously purchased from SPB, with which ICII is already familiar and which are consistent with its long-term business strategies. Acquiring ICCMIC furthers this aim by adding significant mortgage loan assets to SPB's balance sheet and increasing its net interest income;

  . the ability, over time, to sell those ICCMIC assets that are not consistent with ICII's long-term business strategies without incurring taxable gains due to the fact that the aggregate tax basis of the assets it will acquire, approximately $415 million, will exceed ICII's expected aggregate cost of acquiring those assets in the merger of approximately $303 million. ICII currently intends to sell a portion of ICCMIC's assets, including up to approximately $40 million in net book value of ICCMIC's real estate investments, up to approximately $50 million in net book value of ICCMIC's mortgage loans and up to approximately $25 million in net book value of ICCMIC's mortgage backed securities, each as of September 30, 1999;

  . elimination of the general and administrative expenses associated with the operation of ICCMIC as a separate public company and the related personnel and other costs associated with ICCMIC's management company subsidiary. ICII estimates that these expense savings will be approximately $5 million annually;

  . the increase in the resulting corporation's ability to retain capital by eliminating the need in the year 2000 to comply with the dividend distribution requirements imposed on REITs by the federal tax law; and

  . the increase of ICII's percentage interest in the net book value and net earnings of ICCMIC from its current 9.0% stockholder interest to 100% as the result of ICII's acquisition in the proposed merger of all of the outstanding common stock of ICCMIC that it does not currently own.

   The primary detriments of the completion of the proposed merger to ICII are as follows:

  . the substantial amount of cash that will be required to complete the proposed merger, including both the merger consideration payable to ICCMIC stockholders and the associated transaction costs, including the costs of both ICII and ICCMIC;

  . the opportunity costs associated with committing a substantial amount of cash to the proposed merger, including the inability to pursue other transactions, the necessity of amassing the funds required to pay the merger consideration and the inability to invest or utilize those funds during the interim; and

  . the significant investment and other market risks that ICII will incur in acquiring from ICCMIC and ultimately disposing of those assets that are not consistent with ICII's long term business objectives.

ICII's Analysis of the Proposed Merger

   ICII believes that the merger agreement and the proposed merger are fair to ICCMIC's stockholders, including those that are unaffiliated with ICII or its affiliates. In determining that the merger agreement and the proposed merger are fair to the ICCMIC stockholders, ICII has considered the following material factors:

  . the comparison of the $11.5753246 per share cash price to be received by ICCMIC stockholders, other than ICII and its subsidiaries, in the proposed merger to the current and historical market prices for ICCMIC's common stock since its inception. In this connection, ICII notes that the minimum $11.50 per share cash price set forth in the merger agreement represented a premium of approximately 16.5% to the $9.875 closing price of ICCMIC's common stock on the Nasdaq Stock Market on May 12, 1999, the day before ICII made its initial $11.00 offer, and that the increased price of $11.5753246 per share which ICCMIC stockholders will now receive in the proposed merger represents approximately a 17.2% premium to the May 12, 1999 closing price;

  . the fact that the minimum $11.50 per share cash price and the now increased $11.5753246 per share cash price to be received in the proposed merger exceed the highest closing price for ICCMIC's common stock since August, 1998. ICII believes that greater weight should be placed on ICCMIC's stock prices during the period since August 1998 because of the changed circumstances in the mortgage REIT industry since then that have resulted in a significant and sustained decline in market prices generally for mortgage REITs relative to their per share book values;

  . the fact that the $11.5753246 per share cash price to be received in the proposed merger exceeds $10.85, which was the going concern value of ICCMIC determined by Prudential Securities as measured by the per share estimated net present value of the projected future cash flows of ICCMIC after taking into account the per share cost of the management agreement termination fee payable to the manager;

  . the net present value of the liquidation of ICCMIC's assets of $12.57 per share as estimated by Prudential Securities (without any independent evaluation or appraisal), which would equal approximately $11.41 per share after subtracting the per share impact of the termination fee payable upon the termination or non-renewal of the management agreement, along with the fact that most mortgage REITs have market prices significantly below their per share net liquidation value. ICII notes in this regard that ICCMIC management had estimated the net present liquidation value of ICCMIC's assets at $13.10 per share, which would equal approximately $11.94 per share after subtracting the per share impact of the management agreement termination fee, but further notes that this was solely an estimate that is subject to the market and other uncertainties that would be involved in attempting to sell ICCMIC's assets in liquidation and does not represent a substantial difference from the merger price in view of such uncertainties;

  . the fact that the market price for ICCMIC common stock has suffered a significant and sustained decline, along with the mortgage REIT industry generally, since ICII's prior purchases of ICCMIC common stock, at prices of $13.95 per share in October, 1997 and $15.00 per share in December, 1997;

  . ICCMIC's opportunity under the merger agreement, during the 60-day period following the engagement of the initial appraisers, to solicit alternative transaction proposals that might be superior to the proposed merger, and during that period and thereafter, to terminate the merger agreement upon receiving and approving an alternative transaction superior to the proposed merger; and the fact that as of the date of this proxy statement ICII has been informed that neither ICCMIC nor the special committee has received an alternative transaction proposal deemed by them to be superior to the proposed merger;

  . ICII's review of the other potential mergers and strategic alternatives available to ICCMIC, including the contacts, discussions and analyses described in "--Background of the Proposed Merger" regarding possible mergers, acquisitions and business combinations involving ICCMIC, in each case as such contacts have been described to ICII by the special committee and its advisors;

  . the fact that ICII agreed to increase the per share merger consideration to the extent that the appraised value of the termination fee payable under the management agreement was determined to be less than $35 million, without any corresponding decrease in the merger consideration if the appraised value had been determined to exceed $35 million, and the fact that the per share merger consideration has in fact been increased to $11.5753246 per share on the basis of the independent appraisal process described herein;

  . ICII's agreement that, if the merger agreement is terminated (other than as a result of a breach of the merger agreement by ICCMIC), the manager would accept the lesser of the appraised value of the management agreement termination fee and $35 million in full satisfaction of the amount payable because of the termination or non-renewal of the management agreement;

  . the fact that ICII resolved a potentially costly business dispute by agreeing to purchase approximately $3.9 million of mortgage loans previously acquired by ICCMIC from SPB (if not first repurchased by SPB) that ICCMIC believed would not be attractive to potential competing bidders for ICCMIC. All of those loans have been repurchased;

  . the terms and conditions of the merger agreement, in addition to those noted above, including:

   . ICCMIC's right to continue to declare and pay regular quarterly dividends and a final dividend constituting the remainder of its taxable income, if any, for the tax year through the date of completion of the proposed merger not previously paid to ICCMIC stockholders;

   . the limited scope of the parties' representations, warranties and covenants; and

   . the limited number of conditions to the obligations of ICII to perform under the merger agreement.

   ICII has also considered the relationship of the merger consideration to the book value of ICCMIC's assets. Although the merger consideration is less than ICCMIC's net book value per share of $14.12 at September 30, 1999, ICII believes that book value is a less important indicator of fairness and that the other factors discussed in this section are more accurate indicators of whether the merger agreement and the proposed merger are fair to ICCMIC stockholders. ICII notes in this regard that net book value is an accounting concept that is based on historical cost, as adjusted pursuant to generally accepted accounting principles, and does not necessarily represent fair market value, and that the net book value of ICCMIC's assets does not reflect the transactional expenses or the market risks that would be involved in attempting to sell ICCMIC's assets on either a short term liquidation basis or over an extended holding period, nor does the net book value reflect the cost of the management agreement termination fee. ICII further notes in this regard that most mortgage REITs have stock market prices that are significantly below their net book values per share.

   ICII also believes that the proposed merger is procedurally fair because:

  . the proposed merger requires stockholder approval of the merger agreement and the proposed merger by holders of a majority of the outstanding shares of ICCMIC common stock entitled to vote at the special meeting that are not held by ICII and Messrs. Snavely and Villani;

  . the special committee that approved the proposed merger consisted exclusively of independent directors appointed and empowered to review, evaluate and negotiate the terms of any proposed extraordinary transaction between ICCMIC and ICII and to ensure fairness to ICCMIC's stockholders;

  . the special committee retained and was advised by independent legal counsel with substantial experience in similar transactions;

  . the special committee retained Prudential Securities as its independent financial advisor to assist it in evaluating the proposed merger, and received an opinion from Prudential Securities concluding that the merger consideration to be received by ICCMIC stockholders is fair from a financial point of view, as described in "--Opinion of the Financial Advisor to the Special Committee" above;

  . the initial minimum cash price of $11.50 per share was subject to increase, and the other terms and conditions of the merger agreement resulted from active arm's-length negotiations between the special committee and ICII; and

  . ICCMIC's opportunity under the merger agreement, during the 60-day period following the engagement of the initial appraisers, to solicit alternative proposals that might be superior to the proposed merger, and during that period, and thereafter, to terminate the merger agreement upon receiving and approving an alternative transaction superior to the proposed merger.

In light of the number and variety of factors ICII considered in connection with its evaluation of the proposed merger and the fact that various directors of ICII may have attributed greater importance to some of these factors than others, ICII is unable to assign relative weights to the foregoing factors.

Consequences of the Proposed Merger

   Surviving Corporation. If the proposed merger is completed, ICCMIC Acquisition Corp. will be merged with and into ICCMIC. ICCMIC will continue as the surviving corporation after the proposed merger as a wholly-owned subsidiary of ICII. Following the completion of the proposed merger, ICCMIC stockholders other than ICII will cease to participate in the future earnings, cash flow or growth of ICCMIC or benefit from any increases in the value of ICCMIC's common stock or assets. Conversely, ICCMIC stockholders will no longer bear the risk of any decreases in the value of ICCMIC's common stock or assets.

   Delisting. Because all of ICCMIC's common stock that is outstanding immediately prior to the date of completion of the proposed merger will be canceled in exchange for payment of the cash merger consideration as a result of the proposed merger, the common stock will be delisted from the Nasdaq Stock Market.

   Dividends and Distributions. Dividends and other distributions by ICCMIC having a record date prior to the date of completion of the proposed merger will remain payable to ICCMIC's stockholders who held their shares on the record date. This applies even if the payment date is after the completion of the proposed merger, as in the case of the final dividend, if any, which ICCMIC will declare prior to completion of the proposed merger and pay as promptly as possible after the proposed merger is completed. There is no assurance that there will be any undistributed taxable income at the time the proposed merger is completed and, accordingly, that a final dividend will be paid. If a final dividend is paid, there is no assurance that it will be in an amount commensurate with past dividends paid by ICCMIC. All other distributions by the surviving corporation after completion of the proposed merger will be paid to ICII and not to ICCMIC's current stockholders.

   Deregistration. ICCMIC's common stock is currently registered under the Exchange Act. ICII has stated its intention to terminate the registration of ICCMIC's common stock under the Exchange Act following the proposed merger. After deregistration, ICCMIC will be relieved of its obligation to comply with the requirements of the Exchange Act, including its obligations to comply with the following:

  .  the filing of periodic reports pursuant to Section 13 of the Exchange
     Act;

  .  the proxy rules of Exchange Act Regulation 14A;

  .  the short-swing trading profits provision of Exchange Act Section 16;
     and

  . with respect to future transactions involving ICCMIC, the "going private" provisions of Exchange Act Rule 13e-3.

   Directors and Officers. The directors and officers of ICCMIC Acquisition Corp. immediately prior to the proposed merger will be the directors and officers of the surviving company immediately after the proposed merger.

   Charter and Bylaws. The charter and bylaws of ICCMIC Acquisition Corp. in effect immediately prior to the proposed merger will be the charter and bylaws of the surviving company immediately after the proposed merger.

Potential Asset Sales Prior to the Proposed Merger

   ICII intends to discuss with the board of directors of ICCMIC prior to completion of the proposed merger the sale or other disposition of those ICCMIC assets that ICII believes to be desirable to sell as promptly as practicable. Sales or other dispositions proposed by ICII will only take place prior to completion of the proposed merger if the ICCMIC board determines that the relevant assets will be sold or otherwise disposed of on terms that would be advantageous to ICCMIC as a separate ongoing entity in the event that the proposed merger is not completed.

Plans for ICCMIC after the Proposed Merger

   ICII intends to sell those assets of ICCMIC that do not conform with ICII's long-term business objectives. The assets ICII intends to sell include approximately $40 million in real estate assets (including real estate securities), approximately $25 million of CMBS and approximately $50 million of collateralized mortgage obligations, including underlying commercial mortgage loan assets ("CMO Securities"). It is not expected that any directors, officers or affiliates of ICCMIC or ICII (other than wholly-owned subsidiaries) will purchase any of these assets.

   ICII intends to obtain appraisals of the real estate assets and, based on those appraisals, to offer the real estate for sale through real estate brokers. While preliminary indications of interest have been received by

ICCMIC for some of the real estate assets and sales of these assets could take place prior to completion of the proposed merger if ICCMIC believes that such sales would be advantageous to it if the proposed merger is not completed, ICII expects that all or substantially all of such real estate sales will take place after completion of the proposed merger. Information regarding the CMBS and the real estate securities referred to above has been made available to securities brokerage firms for their review in preparation for marketing the securities to institutional or other buyers. It is intended that these securities be sold concurrently with or, if ICCMIC believes that such sales would be advantageous to it if the proposed merger is not completed, prior to completion of the proposed merger, but no agreements for such sales have been entered into as of the date of this proxy statement. ICII has been negotiating a proposed sale of the CMO Securities to a third party buyer who is not affiliated with ICII or ICCMIC, which sale would be completed contemporaneously with or after completion of the proposed merger. ICII has no assurance, however, that an agreement for the sale of the CMO Securities will be reached or as to the timing of a sale.

   Following completion of the proposed merger, ICII expects to terminate ICCMIC's status as a REIT under the federal tax laws.

   ICII does not currently have any other plans or proposals for extraordinary corporate transactions involving ICCMIC. ICII's plans with respect to ICCMIC may change in light of changes in market conditions and other considerations and ICII reserves the right to alter its plans at any time following completion of the proposed merger.

Conduct of the Business of ICCMIC if the Proposed Merger is not Completed

   Since September 1998, ICCMIC's investment activities generally have been suspended while ICCMIC has been exploring opportunities for mergers, acquisitions and other strategic transactions. If the ICII merger proposal is not completed and no superior proposal is accepted, ICCMIC's board will at that time evaluate the strategic and other alternatives available to ICCMIC.

   ICCMIC's management agreement with the manager expired on October 22, 1999. Immediately thereafter, ICCMIC hired all 16 employees of the manager on a full-time salaried basis to manage ICCMIC's day-to-day operations. ICCMIC's board of directors believes that the October 22 internalization of management operations will result in significant cost savings to ICCMIC compared to the payments that ICCMIC would have made to the manager if the term of the management agreement had been extended and if none of the other terms of the management agreement had been changed.

Financing; Source of Funds

   ICII estimates that the total amount of funds required to pay the merger consideration to the ICCMIC stockholders other than ICII and its subsidiaries will be approximately $303 million. In addition, ICII and ICCMIC estimate that there will be approximately $12.15 million in filing, legal, accounting and other fees and expenses that will be payable by ICII and ICCMIC in connection with the completion of the proposed merger as described in more detail below under the caption "Fees and Expenses."

   ICII expects that the sources of the funds that it will need to complete the proposed merger will be cash and liquid assets currently held by ICII and its subsidiaries, and cash and cash equivalents of ICCMIC. As of November 30, 1999, ICII and its subsidiaries had cash and liquid assets totaling approximately $270 million. As of September 30, 1999, ICCMIC's cash and cash equivalents, excluding amounts that ICCMIC expected at that time to pay as dividends in accordance with the merger agreement, totaled approximately $123 million, which includes the proceeds of sales and other dispositions of assets by ICCMIC in the course of its business over the past year. ICCMIC may sell additional assets in the ordinary course of business to third parties prior to the expected closing of the proposed merger in the first quarter of 2000. Such sales, if any, would increase the amount of cash held by ICCMIC at the closing of the proposed merger.

   To the extent, if any, that additional cash may be required to complete the proposed merger, ICII will obtain those funds from borrowings or other financing arrangements with third parties. While ICII has had preliminary discussions regarding such financing arrangements, ICII currently believes that no borrowings or third party financing arrangements will be necessary to pay the merger consideration and it has not entered into any specific agreements or arrangements for that purpose. The proposed merger is not subject to a financing contingency and ICII will be required, subject to satisfaction of all of the conditions to its obligations under the merger agreement, to complete the proposed merger whether or not ICII enters into any third party financing arrangements or is able to arrange for the sale of additional ICCMIC assets at or following the closing of the proposed merger.

No Appraisal Rights

   ICCMIC stockholders who vote against the merger agreement and the proposed merger, i.e., dissent, are not entitled to seek appraisal rights or other similar rights. If the merger agreement and the proposed merger are approved by the required votes, stockholders that vote against the merger agreement and the proposed merger, like stockholders who vote to approve the merger agreement and the proposed merger, will be bound by the terms of the merger agreement to the same extent as those who vote in favor of the merger agreement and the proposed merger. The Maryland General Corporation Law does not provide appraisal rights or any other similar remedy to stockholders of a corporation in connection with a merger if the corporation's shares are listed on a national securities exchange, such as the Nasdaq Stock Market, on the record date for determining stockholders entitled to vote on the proposed merger. All of the shares of ICCMIC common stock outstanding on the record date for determining stockholders entitled to vote on the merger agreement and the proposed merger were listed on the Nasdaq Stock Market.

Material Tax Consequences

   The exchange of ICCMIC common stock for cash by a stockholder in the proposed merger will be a taxable transaction under the Code and will also be a taxable transaction under state and local and other tax laws.

   The following discussion addresses only those stockholders who hold their ICCMIC common stock as a capital asset, and does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules (including, without limitation, financial institutions, tax exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons who hold such shares as a hedge against currency risk or a constructive sale or conversion transaction, or stockholders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation).

   In general, a stockholder will recognize gain or loss equal to the difference between the tax basis of the stockholder's ICCMIC common stock and the amount of cash received in exchange therefor. Such gain or loss will be capital gain or loss if the ICCMIC common stock is a capital asset in the hands of the stockholder and will be long-term gain or loss if the stockholder has held the ICCMIC common stock for more than 12 months as of the effective time of the proposed merger.

   Any loss recognized by a stockholder who has held his or her ICCMIC common stock for six months or less (after applying certain holding period rules), however, will be treated as a long-term capital loss to the extent of distributions from ICCMIC required to be treated by such stockholder as long-term capital gain.

   If the ICCMIC common stock is treated as a "United States real property interest," then, subject to the following discussion, under the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"), a foreign stockholder would be subject to:

  . United States federal income tax at regular graduated rates on gain recognized on the disposition of ICCMIC common stock pursuant to the proposed merger, and

  . withholding in respect of this tax at a rate of 10% of the amount realized by the foreign stockholder in the proposed merger.

A "foreign stockholder" generally is a person or entity that, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust.

   In general, however, the gain recognized on the disposition of ICCMIC common stock by a foreign stockholder would not be subject to this tax under FIRPTA if:

  . ICCMIC is a "domestically controlled REIT," which is defined generally under the Code as a REIT in which, at all times during the five-year period preceding the proposed merger (or the period of the REIT's existence, if shorter), less than 50% of the fair market value of the REIT's outstanding stock was held directly or indirectly by foreign stockholders; or

  . ICCMIC's common stock is regularly traded on an established securities market within the meaning of the Code, and the foreign stockholder does not own, actually or constructively under attribution rules provided in the Code, in excess of 5% of the fair market value of all common stock outstanding at any time during the shorter of the five-year period preceding the proposed merger or the foreign stockholder's holding period.

Although it has made no investigation, ICCMIC has no reason to believe that it is not a "domestically controlled REIT." ICCMIC's common stock is regularly traded on an established securities market within the meaning of the Code. Foreign stockholders are urged to consult their tax advisors concerning the potential applicability of these provisions and the consequences of a sale or other disposition of their ICCMIC common stock in advance of the proposed merger or as part of the proposed merger.

   Gain recognized that is not subject to FIRPTA will nevertheless be taxable to a foreign stockholder if:

  . the foreign stockholder's investment in ICCMIC common stock is effectively connected with a U.S. trade or business engaged in by such stockholder, in which case the foreign stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

  . the foreign stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

   If the gain on the sale of ICCMIC common stock were subject to taxation under FIRPTA, the foreign stockholder would be subject to similar treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

   To avoid withholding, non-foreign stockholders should certify their non-foreign status by completing the certification form that will be included with the letter of transmittal sent after the proposed merger.

   The exchange of ICCMIC common stock for cash by a stockholder will be reported to the Internal Revenue Service. "Backup withholding" at a rate of 31% will apply to payments made to a non-foreign stockholder (other than a corporation or any other exempt non-foreign stockholder) unless the non-foreign stockholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. A foreign stockholder will be exempt from backup withholding if the certification requirements described above are satisfied. Payment of the proceeds from the disposition of the ICCMIC common stock to or through the United States office of a broker is subject to information reporting and backup withholding unless the stockholder establishes an exemption from information reporting and backup withholding.

   Any amounts withheld from a stockholder under the withholding rules described above will be allowed as a refund or a credit against the stockholder's United States federal income tax liability, if the required information is furnished to the Internal Revenue Service on a timely basis.

   The federal income tax discussion set forth above is included for general information purposes only and is based upon present law. Due to the individual nature of tax consequences, stockholders are urged to consult their tax advisors as to the specific tax consequences to them of the proposed merger, including the effects of applicable federal, state, local or other tax laws.

Accounting Treatment



   The proposed merger will be accounted for by ICII as a purchase of an approximately 91.0% interest in ICCMIC under the "purchase" method of accounting in accordance with generally accepted accounting principles. Under this accounting method, ICCMIC's historical results for the periods before the proposed merger will remain unchanged. ICII will record ICCMIC's assets and liabilities on its books based on their estimated fair value when the proposed merger is completed.

Pending Litigation

   ICCMIC, its directors and ICII have been named as defendants in a putative class action lawsuit filed on July 22, 1999 by Riviera-Enid, a Florida limited partnership, in the Superior Court of the State of California for Los Angeles County, California, docket number BC213902. The complaint alleges that the proposed merger constitutes a breach of fiduciary duty by the defendants because the merger price is alleged to be less than the liquidation value of ICCMIC's assets. The complaint also alleges that the defendants have acted to the detriment of ICCMIC's stockholders other than ICII in that: (i) the defendants allegedly failed to solicit arm's-length bids to sell ICCMIC; (ii) the proposed price allegedly represents a low premium over the market price and is below the book value of ICCMIC's common stock; (iii) ICII allegedly had an advantage over other potential bidders as a result of the management agreement termination fee and (iv) the proposed merger allegedly does not "give fair valuation" to ICCMIC-owned property. The complaint also alleges that ICII will receive $4 million more than it otherwise would have received, but for the proposed merger, in connection with a termination fee that ICCMIC received on an unidentified mortgage loan secured by property in the United Kingdom. Finally, the complaint alleges that some of the directors have conflicts of interest because of their affiliation with ICII and that the proposed merger will benefit ICII at the expense of ICCMIC's other stockholders.

   The complaint seeks certification of a class of all stockholders of ICCMIC whose stock will be acquired in connection with the proposed merger and seeks injunctive relief that would, if granted, prevent the completion of the proposed merger. The complaint also seeks damages in an unspecified amount and other relief.

   On November 1, 1999, ICCMIC was served with an amended class action complaint in the action. The amended complaint purports to allege a claim for breach of fiduciary duty against each of the defendants named in the original complaint. The amended complaint alleges that defendants have (i) engaged in a scheme to freeze out ICCMIC's public stockholders; (ii) created a poison pill, other defensive measures and a tainted negotiation process that have made it impossible to maximize stockholder value; (iii) improperly agreed to reimburse ICII for up to $2 million of expenses under certain circumstances if the proposed merger is not completed, which reimbursement obligation made competing bids impossible; (iv) improperly ended the 60-day market check period prior to determination of the management agreement termination fee, thus requiring prospective bidders to bid in ignorance; (v) failed to give consideration to competing bids, or a fair opportunity for competing bidders to make proposals;
(vi) improperly limited the pool of potential acquisition candidates and rejected liquidation or disposition of individual assets; (vii) improperly allowed Messrs. Snavely, Villani and Karlan to participate in negotiations with acquisition candidates; (viii) improperly limited the board's ability to consider new offers after the close of the 60-day market check period; (ix) improperly permitted ICII to threaten a hostile takeover of ICCMIC and (x) negotiated an inappropriate fee arrangement with Prudential Securities.

   The amended complaint further alleges that, by certain actions and inactions, ICII prevented ICCMIC from maximizing stockholder value, and alleges conflicts of interest on the part of each of the defendants. The amended complaint also alleges that the price agreed to in the merger agreement is grossly unfair. The amended complaint purports to be brought as a class action on behalf of a class of persons affected by the proposed merger. The amended complaint seeks certification of a class, injunctive relief which, if granted, would prevent the completion of the proposed merger, damages in an unspecified amount and other relief.

   On November 3, 1999, ICCMIC's counsel received a letter from counsel for the plaintiffs asserting plaintiffs' intent to seek a temporary restraining order, expedited discovery, and a date for a preliminary injunction hearing. No motion for preliminary injunction has been filed. By letter on November 10, 1999, counsel for the plaintiffs stated that the plaintiffs had decided not to move forward with a motion for temporary restraining order or preliminary injunction at that time. On December 1, 1999, each of the defendants filed demurrers to plaintiffs' amended complaint, seeking to have the amended complaint dismissed with prejudice. A hearing on the demurrers is calendered for February 4, 2000. The defendants believe that the material allegations of the complaint are without merit.

           MANAGEMENT'S CONFLICTS OF INTEREST IN THE PROPOSED MERGER

General

   You should be aware that directors and officers of ICCMIC may have interests in the proposed merger or relationships, including those described below, that are different from, or in addition to, your interests as a stockholder. The special committee and the board of directors were aware of these potential or actual conflicts of interest and considered them along with the other matters described under "--Recommendation of the Special Committee and the Board of Directors; Reasons for the Proposed Merger." See also "Relationships and Transactions Between ICII, ICCMIC and Affiliates."

   The beneficial ownership of ICCMIC common stock and ICII common stock by each of the directors and executive officers of ICCMIC is set forth under "Securities Ownership" on pages 90 and 91. None of the directors or executive officers will own any ICCMIC securities upon completion of the proposed merger.

Overlapping Directors and Officers

   Mr. Snavely is a director of ICCMIC and a director and executive officer of ICII. Mr. Villani is a director of ICCMIC and a former director and former executive officer of ICII. Mr. Snavely is the chairman of both companies. In addition, the executive officers of ICCMIC, Messrs. Karlan, Meltzer and Seifert, are executive officers of ICCMIC's former manager, which is a subsidiary of ICII. Messrs. Snavely, Villani and Karlan are also directors of the manager and Mr. Karlan is also a director of ICCMIC.

   Mr. Snavely, as a result of his position with ICII, and Messrs. Karlan and Villani, as a result of their respective positions with the manager, owe duties to the stockholders of either ICII or the manager, as the case may be, in addition to the duties they owe to the stockholders of ICCMIC. At times, they may be confronted by issues, including the proposed merger, that present them with potentially conflicting interests and obligations. Because of the conflicting duties of these individuals, ICCMIC's board of directors empowered the special committee to represent the interests of ICCMIC stockholders in the review, evaluation and negotiation of the proposed merger. Due to their potential or actual conflicts, Messrs. Snavely, Villani and Karlan were not appointed as members of the special committee.

Directors' Fees

   At a May 18, 1999 meeting of the ICCMIC board of directors, the ICCMIC board voted to pay $25,000 to each member of the special committee for their service on the special committee. At a December 16, 1999 meeting of the ICCMIC board of directors, the board voted to pay $70,000 to each independent director for extraordinary service as independent members of the board of directors of ICCMIC, including their review, evaluation and negotiation of the proposed merger and the other proposals for the acquisition of ICCMIC. In addition, each independent board member receives an annual fee of $20,000 and a fee of $500 per meeting that he attends (after the first four meetings each year). An annual fee of $2,000 is also paid to any independent director who serves as chair of any committee of the board of directors. All directors are also reimbursed for their costs and expenses in attending all meetings of the board of directors. No portion of any of such fees or other payments is contingent on the closing of the proposed merger or any other transaction.

Treatment of Stock Options

   Each of the directors and executive officers of ICCMIC, other than Messrs. Snavely and Villani, whose stock options were cancelled, owns outstanding options to purchase ICCMIC common stock that were issued pursuant to ICCMIC's 1997 Stock Option Plan, as amended (the "1997 Stock Option Plan"). Upon approval of the merger agreement and the proposed merger by ICCMIC's stockholders, all outstanding ICCMIC stock options will become immediately exercisable. Each holder of ICCMIC stock options may elect to have his stock options either:

  . converted into immediately exercisable options to purchase a number of shares of ICII common stock at an exercise price determined based on the fair value of the respective stock options, or determined under the formula required by the Internal Revenue Code for converting incentive stock options if a holder of incentive stock options so elects; or

  . exchanged for cash based on:

   . for stock options whose exercise price is less than the merger price per share, the greater of (x) the difference between the exercise price and the merger consideration and (y) $2.71 per share (which the parties have agreed is the fair value of such stock options); or

   . for stock options whose exercise price is greater than the merger price per share, $1.10 per share (which the parties have agreed is the fair value of such stock options).

ICII has informed ICCMIC that Messrs. Snavely and Villani will be compensated by ICII based on the option pricing formula for the 388,125 option shares each that they have canceled, including 129,375 option shares with an exercise price of $9.00 per share for which each will receive $2.71 per share, or $350,606.25, and 258,750 shares with an exercise price of $15.00 per share for which each will receive $1.10 per share, or $284,625.00. ICII has also informed ICCMIC that Messrs. Snavely and Villani have not previously been compensated in connection with the cancellation of their stock options (except for a nominal $10 payment from ICCMIC), and that Messrs. Snavely and Villani have no agreement with ICCMIC or ICCII to receive compensation for the cancellation of their stock options if the merger agreement is terminated.

   Conversion for New ICII Stock Options. If an ICCMIC stock option holder elects to receive ICII stock options in exchange for ICCMIC stock options, the conversion ratio and exercise price of ICII stock options to be received in exchange for ICCMIC stock options will be determined so that the fair value of the ICCMIC stock options held before the proposed merger equals the fair value of the ICII stock options held after the proposed merger. ICCMIC and ICII have determined the fair value of ICCMIC stock options using the Black-Scholes option pricing model. The Black-Scholes option pricing model is a commonly used formula that option traders and other option pricing experts use when attempting to price stock options. This model determines the value of an option based on six variables:

  . the current price of the common stock,

  . the exercise price for the stock option,

  . the risk-free interest rate,

  . the expected duration of the stock option,

  . the volatility of the common stock, and

  . the dividend policies of the issuer.

ICCMIC and ICII have agreed that the Black-Scholes value of an ICCMIC stock option whose exercise price is $9.00 per share is $2.71 per share, and ICCMIC have agreed that the Black-Scholes value of an ICCMIC stock option whose exercise price is $15.00 per share is $1.10 per share.

  Incentive stock options will be converted into new ICII options under the formula prescribed by the Internal Revenue Code for converting incentive stock options if the holder of such incentive stock options does not waive this method. That formula preserves the aggregate spread of the options (the difference between the option exercise price and the fair market value of the shares subject to the option, determined immediately before and immediately after the conversion), which is not necessarily the Black-Scholes value of the options.

   The ICII stock options received in exchange for ICCMIC stock options will remain exercisable for one year following the completion of the proposed merger if the option holder does not become or remain an employee of ICII or the manager immediately after completion of the proposed merger. The ICII stock options will remain exercisable for one year following termination of employment with ICCMIC or the manager (or, after the effective time, ICII or a subsidiary) if the option holder is terminated without cause or pursuant to a constructive termination or if the option holder voluntarily terminates his or her employment for good reason under an employment or severance agreement.

   Exchange for Cash. Alternatively, under the merger agreement, a holder of an in-the-money ICCMIC stock option can elect to exchange all or part of the ICCMIC stock option for cash equal to the greater of:

  . the difference between the per share merger consideration, ($11.5753246) and the exercise price of the stock option, and

  . $2.71 per share, which ICCMIC and ICII have agreed represents the fair value of the in-the-money stock options, using the Black-Scholes option pricing model.

   All or any part of an out-of-the-money ICCMIC stock option can be cashed out for $1.10 per share, which ICCMIC and ICII have agreed represents the fair value of those out-of-the-money stock options.

   The table below shows the number of ICCMIC stock options held by each of the ICCMIC directors and executive officers as of the date of this proxy statement, their respective exercise prices and an estimate of the cash that each would receive if he elects to exchange his options for cash upon completion of the proposed merger:

                                                                    Estimated
                  Name              Option Shares Exercise Prices Cash Payment
                  ----              ------------- --------------- -------------
     Patric H. Hendershott.........     30,000        $15.00      $   73,650.00
                                        15,000        $ 9.00
     Joseph A. Jaconi, Jr..........     30,000        $15.00      $  154,950.00
                                        45,000        $ 9.00
     Louis H. Masotti..............     30,000        $15.00      $   73,650.00
                                        15,000        $ 9.00
     Kenneth A. Munkacy............     30,000        $15.00      $   73,650.00
                                        15,000        $ 9.00
     Mark S. Karlan................    517,500        $15.00      $1,270,462.00
                                       258,750        $ 9.00
     Michael Meltzer...............     40,000        $15.00      $  137,495.00
                                        34,500        $ 9.00
     Norbert M. Seifert............     69,000        $15.00      $  169,395.00
                                        34,500        $ 9.00
     H. Wayne Snavely..............          0           N/A      $           0
     Kevin E. Villani..............          0           N/A      $           0

   Prior to, and in connection with, the signing of the merger agreement, ICCMIC's former manager, Imperial Credit Commercial Asset Management Corp., along with Messrs. Snavely and Villani, cancelled all of their ICCMIC stock options. These stock options were cancelled for a $10 payment to each of Messrs. Snavely and Villani from ICCMIC. ICII has informed ICCMIC that, following the completion of the proposed merger, ICII will reimburse Messrs. Snavely and Villani for their cancelled stock options according to the option pricing formula, described above, provided in the merger agreement for exchange of ICCMIC stock options. The following table shows the number of these cancelled stock options, their respective exercise prices and the amounts of the contemplated ICII payments to Messrs. Snavely and Villani:

                                                                  Contemplated
                  Name              Option Shares Exercise Prices   Payments
                  ----              ------------- --------------- ------------
     H. Wayne Snavely..............     258,750       $15.00      $635,231.25
                                        129,375       $ 9.00
     Kevin E. Villani..............     258,750       $15.00      $635,231.25
                                        129,375       $ 9.00
     Imperial Credit Commercial
      Asset Management Corp........   1,691,250       $15.00      $         0

Agreements between Mark S. Karlan, ICII and the Manager

   Mr. Karlan, who is President, Chief Executive Officer and a member of the ICCMIC board, is also President, Chief Executive Officer and a member of the board of directors of Imperial Credit Commercial Asset Management Corp., ICCMIC's former manager. Mr. Karlan entered into an employment agreement with the manager at the time of ICCMIC's initial public offering in October, 1997 which provided for Mr. Karlan's employment as president and chief executive officer of the manager for a term of five years. Among other things, the employment agreement gives Mr. Karlan the right to receive 15% of the total economic value of the manager to be paid upon the occurrence of certain events, including a buyout of the management agreement by ICCMIC or a sale of the management agreement to a third party.

   The manager and Mr. Karlan entered into a supplemental letter agreement dated July 6, 1999 to clarify certain provisions of Mr. Karlan's employment agreement in light of the prospect of the ICII merger proposal. One purpose of the supplemental letter agreement was to clarify that the proposed merger will qualify as a payment of a termination fee to the manager or a buyout of the management agreement for purposes of triggering the 15% payment provided for in Mr. Karlan's employment agreement. In the supplemental letter agreement, Mr. Karlan and the manager have agreed that if the ICII merger proposal is completed or if the merger agreement is terminated, in either case the manager will satisfy its contractual obligation arising from Mr. Karlan's employment agreement to pay 15% of the total economic value of the manager to Mr. Karlan by a single cash lump sum payment equal to 15% of the appraised value of the management agreement termination fee (which has been determined by the appraisal process to be $33 million), an amount equal to $4.95 million, reduced by 15% of the half of the appraisal fee paid by the manager to Eastdil in connection with the appraisal of the management agreement termination fee, resulting in a net lump sum cash payment to Mr. Karlan of approximately $4.922 million.

   The supplemental letter agreement also provides that, in the event that Mr. Karlan's employment with the manager is terminated before the expiration of his five year employment term in 2002, other than by the manager for cause, the manager will pay Mr. Karlan liquidated damages in a single cash lump sum equal to the greater of (x) the sum of his base salary at the rate in effect on July 6, 1999 and bonus as earned in respect of the calendar year 1998 multiplied by the remainder of his five year employment agreement term and (y) the severance benefits to which Mr. Karlan would be entitled under the employment retention plan with ICII and the manager. The supplemental letter agreement also provides that on the date of closing of the proposed merger, Mr. Karlan will receive a lump sum cash payment relating to his 15% interest in the management agreement termination fee, at which time he will be terminated from the manager without cause and will resign from his positions at ICCMIC, triggering his right to receive a lump sum cash payment of his severance benefits under his employment agreement and under the retention plan. Mr. Karlan's severance benefits under his employment agreement and under the retention plan will not be reduced or offset by the payment to him of his 15% interest in the management agreement termination fee. As a result, if the proposed merger is completed by February 29, 2000, Mr. Karlan would receive $1.455 million in a single cash lump sum as severance benefits from ICII and the manager, more than 75% of which would be paid under his employment agreement with the balance paid under the retention plan. See "--ICII/Manager Employment Retention Plan."

Indemnification of Directors and Officers

   In the merger agreement, ICII and the surviving corporation agreed that for six years after the completion of the proposed merger they will honor all existing rights of indemnification or exculpation, whether under ICCMIC's bylaws or charter, an agreement or otherwise, currently provided to directors, officers, employees and agents of ICCMIC and its subsidiaries and the manager. ICII and the surviving corporation have also jointly agreed to indemnify all current directors and officers of ICCMIC, any of its subsidiaries and the manager against all liabilities relating to acts or omissions taken in their corporate capacities before completion of the proposed merger.

   Additionally, ICII shall, or shall cause the surviving corporation to, maintain directors' and officers' liability insurance for all persons covered by ICCMIC's current insurance for six years after the completion of the proposed merger. Directors' and officers' liability insurance is a standard form of corporate insurance and covers the acts or omissions of those persons in their capacities as directors and officers occurring prior to the proposed merger. The coverage of this insurance will be equivalent to existing coverage. However, if the annual cost of that insurance would exceed 300% of the annual cost of the current insurance coverage, ICII and the surviving corporation will only be required to obtain the maximum coverage that can be obtained for that 300% amount.

ICII/Manager Employment Retention Plan

   Messrs. Karlan, Meltzer and Seifert, who are officers (and, in the case of Mr. Karlan, a director) of ICCMIC, are also officers (and, in the case of Mr. Karlan, a director) of the manager and participants in the "Imperial Credit Industries, Inc. and Imperial Credit Commercial Asset Management Corp. Employment Retention Plan," which was executed as of January 27, 1999. The retention plan provides benefits to a participant if his or her employment with ICII, the manager or ICCMIC is terminated following a change in control of ICII, the manager or ICCMIC by his or her employer without cause, or by the participant with good reason. "Good reason" for resignation means any reduction in salary below the higher of the rate in effect on the date of the change in control or the rate in effect on the termination date; reduction of a participant's bonus below his or her average bonus over the last two full fiscal years before the change in control; a material diminution of the participant's duties, titles or responsibilities; a diminution in the participant's coverage by incentive compensation programs, welfare and pension plans; relocation of the participant's principal place of business by more than 25 miles, after the change in control, without his or her consent; or failure of ICII or the manager to cause a successor to assume and perform the retention plan. In addition, if a participant's employment with ICCMIC or the manager is terminated prior to a "change in control" at the request or suggestion of an entity acquiring ownership and control of ICCMIC or the manager, the participant will be deemed to have incurred a termination immediately following the change in control so as to be entitled to benefits under the plan.

   Mr. Karlan's supplemental letter agreement (see --" Agreements Between Mark
S. Karlan, ICII and the Manager") states that the proposed merger will be deemed a "change in control" for purposes of the retention plan. In addition, it is expected that ICII, which will acquire ownership of ICCMIC upon completion of the proposed merger, will terminate the employment of each of the manager's employees upon or within a few months following the completion of the proposed merger. In that event, each of the manager's employees will become entitled to benefits under the retention plan, payable upon the completion of the proposed merger.

   Benefits under the retention plan consist, generally, of a lump sum cash payment of a percentage of annual base salary and bonuses for the calendar year 1998. The percentages for the participants who are directors or executive officers of ICCMIC are: 300% for Mr. Karlan, 250% for Mr. Meltzer and 200% for Mr. Seifert. Each retention plan participant is also entitled to continuation of medical and other welfare benefits for two years following his or her termination date, and the immediate acceleration and payment of deferred compensation under ICII's deferred compensation plan, any accrued but unused vacation pay and any accrued but unpaid bonus. No mitigation of damages is required. Mr. Karlan's payments under the retention plan will be offset by the amount of any payment of similar severance benefits under his employment agreement as clarified by his supplemental letter agreement. As a result, if the proposed merger is completed by February 29, 2000, Mr. Karlan would receive $1.455 million in a single cash lump sum as severance benefits from ICII and the manager, more than 75% of which would be paid under his employment agreement with the balance paid under the retention plan. If the proposed merger is completed, Mr. Meltzer and Mr. Seifert would receive approximately $625,000 and $600,000 respectively as severance benefits under the retention plan. Payments under the retention plan are limited to the amount (generally, three times average compensation) that can be made without subjecting the participant to an excise tax under the "golden parachute" provisions of
Section 4999 of the Code.

                              THE MERGER AGREEMENT

   The following is a summary of the material provisions of the merger agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement and is incorporated by reference into this proxy statement. You are urged to read the merger agreement in its entirety and to consider it carefully.

The Proposed Merger

   The merger agreement provides for the merger of ICCMIC Acquisition Corp. with and into ICCMIC. ICCMIC will continue as the surviving corporation following completion of the proposed merger as a wholly-owned subsidiary of ICII. ICCMIC's stockholders other than ICII and its subsidiaries will receive solely cash in exchange for their ICCMIC shares and none will continue as stockholders of the surviving corporation.

Effective Time

   The proposed merger will be effective when articles of merger have been filed with and accepted for record by the State Department of Assessments and Taxation of Maryland or at such other time as is agreed to by ICCMIC and ICII. The articles of merger will be filed as soon as practicable after the ICCMIC stockholders approve the merger agreement and the proposed merger by the required votes and the other conditions to the completion of the proposed merger have been satisfied or waived. See "--Conditions."

Merger Consideration

   In the proposed merger, each outstanding share of ICCMIC common stock, other than shares of common stock held by ICII and its subsidiaries, will be converted into the right to receive $11.5753246 in cash from ICII.

   The merger consideration was determined as the result of arm's-length negotiations between the special committee and ICII. See "Special Factors:
Background, Purpose and Effects of the Proposed Merger-Background of the Proposed Merger, " "-ICII's Purpose for Pursuing the Proposed Merger; Structure of the Proposed Merger," "-Recommendation of the Special Committee and the Board of Directors; Reasons for the Proposed Merger" and "-Opinion of the Financial Advisor to the Special Committee."

Cancellation of ICCMIC Common Stock

   Any shares of ICCMIC common stock held by persons other than ICII and its subsidiaries will automatically be canceled and converted into the right to receive the merger consideration.

   Any shares of ICCMIC common stock held by ICII or its subsidiaries will also automatically be canceled and retired in the proposed merger and will cease to exist. No cash payment will be made in respect of those shares in the proposed merger. ICCMIC and its subsidiaries own no shares of ICCMIC common stock.

Payment Procedures

   ICII or ICCMIC will appoint a paying agent that will pay the merger consideration in exchange for certificates representing ICCMIC shares. ICII or ICCMIC Acquisition Corp. will deposit sufficient cash with the paying agent in order to permit the payment of the merger consideration. Promptly after the completion of the proposed merger, the paying agent will send ICCMIC stockholders (other than ICII and its subsidiaries) a letter of transmittal and instructions explaining how to send their stock certificates to the paying agent. The paying agent will mail checks for the appropriate merger consideration to ICCMIC stockholders promptly following the paying agent's receipt and processing of their ICCMIC stock certificates and properly completed transmittal documents.

   After the closing of the proposed merger, each certificate that previously represented shares of ICCMIC common stock will represent only the right to receive the merger consideration and any dividends permitted by the merger agreement. No interest will be paid on the merger consideration or the dividend amounts.

   Stockholders should not send their common stock certificates now. They should send them only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders as soon as practicable after the effective time of the proposed merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement, the merger agreement and the letters of transmittal.

   ICCMIC and ICII strongly recommend that certificates representing common stock and letters of transmittal be transmitted only by registered United States mail, return receipt requested, appropriately insured. Any stockholder whose certificates are lost will be required, at the holder's expense, to furnish a lost certificate affidavit and bond acceptable in form and substance to the paying agent.

   Any merger consideration held by the paying agent that remains unclaimed by stockholders for 180 days after the effective time of the proposed merger will be delivered to the surviving corporation, and, subject to escheat laws, any stockholders who have not theretofore made an exchange must thereafter look only to the surviving corporation for payment of their claim for the merger consideration.

   ICII will pay all charges and expenses of the paying agent in connection with the proposed merger and the payment and issuance of the merger consideration.

   Any questions concerning exchange and payment procedures and requests for letters of transmittal may be addressed to the paying agent.

Transfer of Common Stock

   No transfer of common stock will be recorded on the stock transfer books of ICCMIC, or otherwise recognized, after the effective time of the proposed merger. If, at or after the proposed merger, certificates of ICCMIC common stock are presented, they will be canceled and exchanged for the right to receive the merger consideration, as provided in "--Payment Procedures."

Stock Option and Other Plans

   The effect of the merger on ICCMIC's outstanding employee stock options is described under "Management's Conflicts of Interest in the Proposed Merger-- Treatment of Stock Options."

Directors and Officers

   The merger agreement provides that the directors and officers of ICCMIC Acquisition Corp. immediately before the completion of the proposed merger will be the directors and officers of the surviving corporation. ICII has informed ICCMIC that Messrs. Snavely and Villani are the sole directors and, respectively, President and Treasurer, and Irwin L. Gubman is the Secretary, of ICCMIC Acquisition Corp.

Solicitation Period and Superior Proposals

   The merger agreement provided ICCMIC with a 60-day solicitation period, during which it was allowed to:

  . encourage, solicit, initiate, participate in or provide non-public information to facilitate discussions or negotiations with third parties concerning an alternative transaction involving the sale or other disposition of all or substantially all of the assets or equity securities of ICCMIC and its subsidiaries, or any tender offer or exchange offer for, or resulting in issuance of, 50% or more of the outstanding equity securities of ICCMIC; and

  . enter into an agreement respecting fees and expenses in connection with an alternative or competing transaction.

   The solicitation period began on August 13, 1999 and expired at 12:01 a.m. on October 13, 1999 with no superior proposal having been received. See "Special Factors: Background, Purpose and Effects of the Proposed Merger--60-Day Market Check Process" for information concerning the parties that made proposals, the terms of those proposals and the special committee's reasons for rejecting those proposals. Since the solicitation period has expired, ICCMIC now may not, directly or indirectly, solicit or initiate discussions or negotiations concerning an alternative or competing transaction and may not otherwise engage in the foregoing activities, except in connection with an unsolicited superior proposal (which for this purpose, means any proposal that, in the good faith judgment of the ICCMIC board of directors, is more favorable to ICCMIC stockholders than the ICII merger proposal and is reasonably capable of being consummated). However, nothing in the merger agreement prevents either the ICCMIC board of directors or the special committee from:

  . taking, and disclosing to ICCMIC stockholders, a position complying with Rule 14e-2(a) or Rule 14d-9 of the Exchange Act regarding a competing transaction;

  . making any disclosure to ICCMIC stockholders, if, in the good faith judgment of the ICCMIC board of directors or the special committee, after receiving advice of outside legal counsel, failure to disclose would be reasonably likely to constitute a breach of its duties to ICCMIC or ICCMIC stockholders under applicable law;

  . issuing a press release or publicly disclosing the terms of the merger agreement in accordance with the provisions of the merger agreement; or

  . taking any action which, in the good faith judgment of the ICCMIC board of directors or the special committee, after receiving advice of outside legal counsel, is required by a court order.

ICII Standstill Agreement

   Except with respect to the proposed merger or any "qualifying alternative transaction," which we describe more fully below, ICII, together with its affiliates, has agreed to be subject to restrictions on its ability to engage in transactions with, and take actions in respect of, ICCMIC and its securities. In particular, among other things, ICII may not do any of the following:

  . acquire any ICCMIC equity securities other than the shares of ICCMIC common stock it owned prior to July 22, 1999;

  . acquire ownership of any of the assets or businesses of ICCMIC or any securities issued by ICCMIC, or any rights or options to do so; (other than the purchase of 16 SPB mortgage loans acquired by SPB as required by the merger agreement; see "--Certain SPB Loans")

  . solicit proxies to vote or communicate with, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of ICCMIC, or become a participant in any election contest with respect to ICCMIC;

  . make any proposal for the acquisition of ICCMIC or any of ICCMIC's assets or securities or for any extraordinary transaction involving ICCMIC;

  . initiate, propose or otherwise solicit ICCMIC stockholders for the approval of one or more stockholder proposals with respect to ICCMIC or the ICCMIC board of directors, or seek the removal of any member of the ICCMIC board of directors;

  .  participate in a group with respect to any ICCMIC voting securities;

  . otherwise seek to control or influence ICCMIC's management, ICCMIC's board of directors or ICCMIC's policies, except as permitted or required by the management agreement or by such person's status as an ICCMIC director or officer;

  . disclose any intention or plan inconsistent with any of the above or assist or encourage or finance any other person in connection with any of the above; or

  .  request a waiver of any of the above.

   If ICCMIC terminates the merger agreement in favor of a superior proposal which provides for payment of non-cash consideration to ICCMIC stockholders in exchange for their shares, then the above standstill restrictions will not prevent ICII from proposing a qualifying alternative transaction. A "qualifying alternative transaction" means any transaction:

  . by which ICII acquires or seeks to acquire all of the shares of ICCMIC common stock for a cash payment of not less than $11.5753246 per share, adjusted to take into account any extraordinary cash distribution made by ICCMIC following termination of the merger agreement or any issuance or repurchase by ICCMIC of ICCMIC capital stock, and

  . which includes other terms and conditions substantially similar to the terms and conditions of the merger agreement.

   The price requirement described in the first bullet of the above definition of "qualifying alternative transaction" does not apply if the amount of any break-up fee payable by ICCMIC to a third party regarding a superior proposal with the third party exceeds $6 million. The merger agreement contains additional restrictions on ICII if the proposed qualifying alternative transaction is a tender or exchange offer.

   ICCMIC's stockholders rights plan and charter substantially restrict ICII's ability to consummate a qualifying alternative transaction unless the ICCMIC board ultimately consents to such a transaction.

Certain SPB Loans

   The merger agreement required ICII to purchase from ICCMIC, unless first repurchased by SPB, 16 SPB mortgage loans having an aggregate outstanding principal balance of approximately $3.9 million that ICCMIC desired to sell. Based on principal balances at the time of ICCMIC's purchase from SPB, those loans constituted less than 1% of the loans purchased by ICCMIC from SPB since ICCMIC's inception. The repurchase of the 16 SPB loans was required to be at the prices provided for in the agreements under which ICCMIC originally acquired the loans from SPB (i.e. par plus any accrued and unpaid interest and unamortized purchase premium) and was to be completed by the later of 60 days from the signing of the merger agreement or 5 days after the termination of the merger agreement. See "Relationships and Transactions Between ICII, ICCMIC and Affiliates--Other Contractual Relationships Between ICII and its Affiliates and ICCMIC." All of those loans have been repurchased. ICCMIC has subsequently purchased $25.1 million in principal amount of other SPB loans at par which ICCMIC continues to hold.

   ICCMIC did not incur a gain or loss on the sale of the aforementioned 16 loans. ICCMIC had been unable to include those loans in its March 1999 securitization transaction, and did not believe that it could otherwise dispose of them to unaffiliated third parties on terms as beneficial as the sale to ICII or SPB. ICCMIC believed that the loans would not be attractive to potential competing bidders for ICCMIC and would not be advantageous for ICCMIC to retain in the event that the proposed merger were not completed and ICCMIC were not otherwise sold.

Representations and Warranties

   The merger agreement contains representations and warranties made by ICCMIC to ICII, including representations and warranties relating to:

  . the due organization, corporate power and valid existence of ICCMIC and its subsidiaries and similar corporate matters;

  .  the capitalization of ICCMIC and its subsidiaries;

  . the authorization, execution and delivery of the merger agreement by ICCMIC;

  .  the accuracy of ICCMIC's SEC reports and financial statements;

  . required consents, approvals, permits and authorizations of regulatory entities relating to the merger agreement;

  . the receipt by the special committee of a fairness opinion from Prudential Securities;

  .  brokers and finders fees with respect to the proposed merger;

  . the accuracy of the information provided by ICCMIC for inclusion in this proxy statement and in the Schedule 13E-3 prepared by ICII with regard to the proposed merger;

  . the inapplicability of the ICCMIC stockholders rights plan to the proposed merger; and

  .  compliance with applicable laws.

   The merger agreement also contains representations and warranties made by ICII and ICCMIC Acquisition Corp. to ICCMIC, including representations and warranties relating to:

  . the due organization, corporate power and valid existence of ICII and its subsidiaries and similar corporate matters;

  . the authorization, execution and delivery of the merger agreement by ICII and ICCMIC Acquisition Corp.;

  .  the accuracy of ICII's SEC reports and financial statements;

  . required consents, approvals, permits and authorizations of regulatory entities relating to the merger agreement;

  .  brokers and finders fees with respect to the proposed merger;

  .  ICII's ownership of ICCMIC common stock;

  . the accuracy of the information provided by ICII and ICCMIC Acquisition Corp. for inclusion in this proxy statement and in the Schedule 13E-3 prepared by ICII with regard to the proposed merger;

  .  ICII's access to funds sufficient to complete the proposed merger; and

  .  the purposes for which ICCMIC Acquisition Corp. was formed.

   The representations and warranties made by each of the parties to the merger agreement will expire upon completion of the proposed merger.

Covenants; Conduct of Business Pending the Proposed Merger

   Conduct of Business. ICCMIC and its subsidiaries have agreed to conduct their operations from July 22, 1999 through the completion of the proposed merger in the ordinary course of business, consistent with past practice, except as otherwise contemplated in the merger agreement.

   In addition, ICCMIC has agreed that, except as provided in the merger agreement or with the prior written consent of ICII, ICCMIC will not, and will not permit any of its subsidiaries to:

  .  amend its charter or bylaws;

  . issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any securities of ICCMIC or any of its subsidiaries except as required by any existing employee benefit plans;

  . split, combine or reclassify any stock, or declare, set aside, or pay any dividend or any other distribution, except for:

   . regular quarterly dividends not exceeding 105% of its taxable income;

   . any distributions not exceeding 105% of its taxable income that may be necessary to maintain REIT status; and

   . a final dividend for the taxable year ending as of the completion of the proposed merger not exceeding 100% of its taxable income for such taxable year, less the amount of all prior dividends paid in respect of that taxable year;

  . subject to specified exceptions, acquire, sell, lease, license or otherwise dispose of material assets or enter into any material contract outside of the ordinary course of business;

  . except as required by a change in law or in generally accepted accounting principles, change any of its accounting principles or practices;

  .  merge, consolidate or make any corporate acquisitions;

  . subject to specified exceptions, pay, discharge or satisfy any claims, liabilities or obligations, other than in the ordinary course of business in accordance with past practice;

  . settle or compromise any claim, suit or other litigation or matter in an arbitration proceeding for an amount in excess of $100,000 (less insurance proceeds to which ICCMIC or any of its subsidiaries is entitled), or otherwise on terms that would be material to ICCMIC and its subsidiaries;

  . create or assume with respect to any of its assets any mortgage, lien, or similar encumbrance of any kind that would reasonably be expected to be material to ICCMIC and its subsidiaries;

  . subject to specified exceptions, make any loan, advance or capital contribution exceeding $500,000; or

  . take or omit to take any action that would terminate ICCMIC's status as a REIT.

   Reasonable Best Efforts. Each of the parties to the merger agreement has agreed to use its reasonable best efforts to complete the proposed merger as soon as practicable after the stockholder vote with respect to the merger agreement and the proposed merger.

   Notices. In the merger agreement, each party has agreed to give prompt notice to the other of:

  . any event that would be likely to cause any representation or warranty made by it in the merger agreement to become untrue in any material respect;

  . the material failure by it to comply with or satisfy any covenant, condition or agreement required to be complied with or satisfied by it under the merger agreement;

  . any notice of a default or potential default under any material contract;

  . any notice from a third party alleging that its consent is necessary in connection with the proposed merger; and

  . any change, event or circumstance that has had or would have a material adverse effect on ICCMIC or ICII.

   The merger agreement further provides that ICCMIC and ICII will provide to each other copies of all reports filed with the SEC after the date of the merger agreement.

   Special Meeting; Disclosure. ICCMIC and ICII have agreed in the merger agreement to prepare and file with the SEC this proxy statement and a Rule 13e-3 Transaction Statement on Schedule 13E-3, and to use all reasonable best efforts to cause this proxy statement (including the information contained in the Schedule 13E-3) to be disseminated to stockholders. The merger agreement further provides that ICCMIC will afford ICII and its representatives reasonable access to its and its subsidiaries' business, properties and personnel.

   The merger agreement provides that ICCMIC's board of directors will:

  . call and convene the special meeting for the purpose of obtaining the required stockholder approval as soon as reasonably practicable following expiration of the 60-day solicitation period described in this proxy statement, and

  . subject to the ICCMIC directors' fiduciary duties and their rights to solicit and deal with "superior proposals," recommend to the stockholders that they approve the merger agreement. See "--Solicitation Period and Superior Proposals."

   Exemption from "Excess Share" Provision of ICCMIC's Charter. ICCMIC's charter provides that, subject to specified exceptions, no person may own, or be deemed to own, more than 9.9% of the outstanding shares of ICCMIC common stock. In the merger agreement, ICCMIC's board of directors agreed to exempt the transactions contemplated by the merger agreement from this excess share provision if the conditions specified in ICCMIC's charter are satisfied. In addition, the parties agreed that any application of the excess share provision to the proposed merger would not constitute a breach of the merger agreement.

   Indemnification and Insurance. ICII and ICCMIC Acquisition Corp. have agreed that all rights to indemnification that the directors, officers, employees and agents of ICCMIC currently possess with respect to actions or omissions occurring prior to the completion of the proposed merger will continue for six years after the completion of the proposed merger. In addition, all rights to indemnification in respect of any claim asserted or made within that six-year period will continue until the disposition of the claim. After the completion of the proposed merger, ICII and the surviving corporation jointly and severally will indemnify, hold harmless and defend all current and former directors and officers of the manager and/or ICCMIC and any of their subsidiaries against all losses, claims, damages, liabilities, judgments, costs or expenses arising out of or pertaining to acts or omissions (or alleged acts or omissions) by them in their capacities as directors or officers. That indemnification is mandatory rather than permissive to the extent permitted by Maryland law. Immediately upon completion of the proposed merger, ICII and the surviving corporation will jointly and severally assume ICCMIC's obligations under any indemnification agreements entered into by ICCMIC for the benefit of its directors and officers.

   ICII has agreed to maintain policies of directors' and officers' liability and fiduciary insurance in effect for not less than six years after the completion of the proposed merger, on terms no less favorable than ICCMIC's current policies. This obligation is subject to the exception that ICII is not required to pay premiums for this insurance exceeding 300% of the current aggregate annual premium paid by ICCMIC as of the date of the merger agreement. If the premiums for this insurance coverage are greater than 300% of the aggregate premium paid by ICCMIC, ICII must purchase an insurance policy with the greatest coverage available for 300% of the aggregate annual premium.

Conditions

   The obligations of ICCMIC, ICII and ICCMIC Acquisition Corp. to complete the proposed merger are subject to the satisfaction or waiver at or prior to the effective time of the proposed merger of the following conditions:

  . the approval of the merger agreement and the proposed merger by the holders of a majority of the total number of outstanding shares;

  . the approval of the merger agreement and the proposed merger by a majority of the ICCMIC shares entitled to vote at the special meeting (other than shares held by ICII and Messrs. Snavely and Villani); and

  . the absence of any statute, rule, regulation, executive order, decree, rule or injunction making the proposed merger illegal or prohibiting its completion.

   The condition requiring approval of the merger agreement and the proposed merger by the holders of a majority of the total number of outstanding shares cannot be waived. The condition requiring the approval of the merger agreement and the proposed merger by a majority of the ICCMIC shares entitled to vote at the special meeting (other than shares held by ICII and Messrs. Snavely and Villani) cannot be waived by ICII and ICCMIC Acquisition Corp. but can be waived by ICCMIC, although ICCMIC does not intend to waive this condition. The condition requiring the absence of any statute, rule, regulation, executive order, decree, rule or injunction making the proposed merger illegal or prohibiting its completion may only be waived if all parties agree. It is not anticipated that such condition will be waived, although a waiver might be given, for example, in the event of the issuance of a court order of unlikely application where the consequences of such application would not be materially adverse to any party or to ICCMIC's stockholders.

   The obligations of ICII and ICCMIC Acquisition Corp. to complete the proposed merger are further subject to the satisfaction or waiver by them of the following additional conditions:

  . the representations and warranties of ICCMIC in the merger agreement or in any other document delivered pursuant to the merger agreement must be true and correct in all material respects as of the effective time of the proposed merger;

  . ICCMIC must have performed its obligations under the merger agreement in all material respects; and

  .  the "excess share" provision of ICCMIC's charter will have been waived.

   The obligation of ICCMIC to complete the proposed merger is subject to the satisfaction or waiver by ICCMIC of the following additional conditions:

  . the representations and warranties of ICII and ICCMIC Acquisition Corp. in the merger agreement or in any other document delivered pursuant to the merger agreement must be true and correct in all material respects as of the effective time of the proposed merger;

  . ICII and ICCMIC Acquisition Corp. will have performed their obligations under the merger agreement in all material respects; and

  . the opinions and agreements necessary for waiver of the "excess share" provision of ICCMIC's charter will have been received.

   If any of the conditions to the proposed merger are waived, we would resolicit proxies only if the failure to satisfy the waived conditions would have a material adverse effect on ICCMIC's stockholders other than ICII. For example, we would resolicit proxies in the event of the waiver by ICCMIC of any condition materially adversely affecting ICII's payment of the merger consideration (such as a waiver by ICCMIC of a material breach of ICII's financing representation) or adversely affecting ICCMIC's access to possible competing transactions (such as a waiver by ICCMIC of ICII's violation of the merger agreement's standstill provisions)

Termination; Withdrawal of Recommendations

   The merger agreement may be terminated, and the proposed merger abandoned, at any time prior to the effective time, whether before or after approval by the stockholders:

  .  by mutual written consent of ICII and ICCMIC;

  .  by either ICII or ICCMIC if:

   . any regulatory body has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the proposed merger and the order or other action has become final and nonappealable;

   . the representations and warranties made by the other party in the merger agreement were materially untrue when made or later become materially untrue;

   . the other party breaches in any material respect any of its obligations under the merger agreement, and fails to cure the breach within 20 days;

   .  the proposed merger has not been completed by February 29, 2000; or

   . the requisite approval of ICCMIC stockholders is not obtained at the special meeting or any adjournment or postponement thereof;

  .  by ICII if:

   . prior to the effective time of the proposed merger, ICCMIC's board of directors approves or recommends, or resolves to approve or recommend, a superior proposal (in which case ICII must vote, tender or exchange its shares of ICCMIC common stock in favor of the superior proposal if the superior proposal is an all cash proposal); or

   . prior to the effective time of the proposed merger, ICCMIC's full board of directors withdraws or modifies its approval or recommendation of the ICII merger proposal in a manner adverse to ICII; and

  . by ICCMIC if, prior to the effective time of the proposed merger, ICCMIC's board of directors approves or recommends a superior proposal (in which case, as stated above, ICII must vote, tender or exchange its shares in favor of the superior proposal, provided it is an all cash proposal).

   As a general matter, however, neither party may terminate the merger agreement if it has failed to use its reasonable best efforts to carry out the proposed merger.

   On October 29, 1999, ICCMIC, ICII and ICCMIC Acquisition Corp. amended the merger agreement to provide that the merger agreement may be terminated, and the proposed merger abandoned, by either ICCMIC or ICII if the proposed merger has not been completed by February 29, 2000. As originally executed by the parties, the merger agreement had provided that either party could terminate the merger agreement if the proposed merger were not completed by January 31, 2000.

Termination Fees and Expenses

   ICII and ICCMIC have agreed that all expenses incurred in connection with the merger agreement and the proposed merger are to be paid by the party that incurs them. Nonetheless, if ICCMIC's board of directors recommends a superior proposal and the merger agreement terminated as a result of that recommendation, ICCMIC must pay all of ICII's actual expenses (not including investment banking expenses other than the investment bankers' out-of-pocket expenses, and not including expenses relating to ICII's financing arrangements), up to a maximum of $2 million. In addition, if the merger agreement is deemed void or voidable under Maryland law pursuant to Maryland's "business combinations" statute, ICII must pay ICCMIC's actual expenses in connection with the merger agreement and the proposed merger.

   The merger agreement provides that if the merger agreement terminates (other than as a result of a breach by ICCMIC of the merger agreement), the management agreement between ICCMIC and the manager will also terminate and, in that event, ICCMIC must pay to the manager a termination fee which has been determined to be $33 million. ICCMIC's management agreement with the manager expired on October 22, 1999. The parties have agreed, however, that ICCMIC will not be required to pay the termination fee unless the merger agreement is terminated, in which event the management agreement termination fee will be due and payable at that time.

Amendment and Waiver

   The merger agreement may be amended at any time before or after approval of the merger agreement and the proposed merger by the stockholders of ICCMIC. After stockholder approval, however, no amendment may be made that requires further approval by the stockholders of ICCMIC under applicable law without obtaining that further approval. In general, after stockholder approval, a merger agreement may not be amended in a manner that materially adversely affects stockholders without their prior approval. No such amendment is currently contemplated by ICCMIC or ICII. If such an amendment is made, ICCMIC will resolicit proxies and obtain the approval of stockholders prior to completing the proposed merger.

   The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto. At any time prior to the effective time of the proposed merger, each of the parties to the merger agreement may:

  . extend the time for the performance of any of the obligations or other acts of the other parties;

  . waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

  . waive compliance by the other parties of any of the agreements or conditions contained in the merger agreement.

   Any agreement on the part of a party to the merger agreement to any extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party and expressly referring to the merger agreement.

   If any of the conditions to the proposed merger are waived, we would resolicit proxies only if the failure to satisfy the waived conditions would have a material adverse effect on ICCMIC's stockholders other than ICII. For example, we would resolicit proxies in the event of the waiver by ICCMIC of any condition materially adversely affecting ICII's payment of the merger consideration (such as a waiver by ICCMIC of a material breach of ICII's financing representation) or adversely affecting ICCMIC's access to possible competing transactions (such as a waiver by ICCMIC of ICII's violation of the merger agreement's standstill provisions).

                               FEES AND EXPENSES

   The estimated aggregate costs and fees of ICCMIC and ICII in connection with the merger agreement and the proposed merger are as follows:

                                                            To Be      To Be
                                                           Paid By    Paid By
                                                            ICCMIC      ICII
                                                          ---------- ----------
Investment Banking Fees and Expenses..................... $3,750,000 $3,100,000
Filing Fees..............................................     61,000        --
Legal Fees and Expenses..................................  2,500,000    750,000
Accounting Fees and Services.............................     85,000    150,000
Appraisal Fees...........................................    450,000    450,000
Printing, Mailing and Vote Solicitation Fees.............    800,000        --
Miscellaneous Fees.......................................     54,000        --
                                                          ---------- ----------
    Total................................................ $7,700,000 $4,450,000

   The merger agreement provides that each party is to pay the fees and expenses incurred by it, except if ICCMIC's board of directors recommends a superior proposal and the merger agreement terminates as a result of that recommendation, ICCMIC must pay all of ICII's actual expenses (not including investment banking expenses, other than reimbursement of the investment bankers' out-of-pocket expenses, and not including expenses relating to ICII's financing arrangements), up to a maximum of $2 million. See "The Merger Agreement--Termination Fees and Expenses."

                            REGULATORY REQUIREMENTS

   Except for the filing of articles of merger with the State Department of Assessments and Taxation of Maryland after the approval of the merger agreement and the proposed merger by ICCMIC's stockholders, and compliance with federal and state securities laws, neither ICCMIC nor ICII is aware of any material United States federal, state or foreign governmental regulatory requirement that must be complied with, or approval that must be obtained, in connection with the proposed merger.

   ICCMIC and ICII believe that the proposed closing of the merger will not violate any antitrust laws and also that the merger may be completed without notification being given or information being furnished to the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976. At any time before or after the completion of the proposed merger, however, either the FTC or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest. Other persons could also take action under the antitrust laws, including an attempt to enjoin the proposed merger. Accordingly, there can be no assurance that a challenge to the proposed merger on antitrust grounds will not be made or, if a challenge is made, what the result will be.

                  SELECTED HISTORICAL FINANCIAL DATA OF ICCMIC

   The following table presents selected historical financial data and other operating information for ICCMIC as of and for each of the periods indicated. We derived the financial data in the table from ICCMIC's consolidated financial statements. In the case of the column headed "1997", the data relate to ICCMIC's initial short period of operations from the date of completion of its initial public offering on October 22, 1997 until December 31, 1997. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included or incorporated by reference in this proxy statement. See "Where You Can Find More Information."

                          For the nine months
                          ended September 30,                     For the short period
                         --------------------- For the year ended  ended December 31,
                            1999       1998    December  31, 1998         1997
                         ---------- ---------- ------------------ --------------------
                                 (Dollars in thousands, except per share data)
Statement of Earnings
 Data:
Interest Income......... $   42,666 $   35,269     $   49,737            $6,467
Real Property Rental
 Income.................     10,479      4,266          7,684               --
                         ---------- ----------     ----------            ------
    Total Income........     53,145     39,535         57,421             6,467
                         ---------- ----------     ----------            ------
Operating Expenses:
  Management fees.......      5,485      4,383          6,319               940
  Interest expense......     14,338      5,475         11,165               --
  Provision for loan
   losses...............      4,633      3,300          6,300               --
  Write-down of
   securities available-
   for-sale.............        --       3,233          4,554               --
  Depreciation of real
   property.............      2,372        962          1,755               --
  Real property
   operating expenses...      2,384      1,014          1,872               --
  Due diligence
   expenses.............      3,520        866          1,659               487
  Stock options issued
   to manager and its
   employees............        --         --              97             2,550
  Other.................        918      1,098          1,456               331
                         ---------- ----------     ----------            ------
    Total Expenses......     33,650     20,331         35,177             4,308
                         ---------- ----------     ----------            ------
    Net Earnings........ $   19,495 $   19,204     $   22,244            $2,159
                         ========== ==========     ==========            ======
Earnings per share--
 Basic and diluted...... $     0.68 $     0.57     $     0.68            $ 0.06
Ratio of earnings to
 fixed charges(1).......  2.35 to 1  4.49 to 1      2.98 to 1               --
Cash dividends declared
 per share.............. $     0.82 $     0.85     $     1.18            $ 0.13

                             As of        As of        As of
                         September 30, December 31, December 31,
                             1999          1998         1997
                         ------------- ------------ ------------
Balance Sheet Data:
Total invested assets...   $551,338      $721,982     $331,330
Total assets............    687,740       757,174      495,137
Total outstanding
 borrowings.............    272,493       331,132          --
Total liabilities.......    285,270       348,365       15,435
Total stockholders'
 equity.................    402,470       408,809      479,702
Ratio of debt to total
 capitalization.........         40%           45%         --
Book value per share....   $  14.12      $  14.34     $  13.90

--------
(1) For the purpose of calculating the ratios of earnings to fixed charges, earnings consist of net earnings before income taxes, extraordinary items and certain fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and that portion of rental expense representative of the interest factor in leases.

               COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

   ICCMIC's common stock is listed on the Nasdaq Stock Market under the symbol "ICMI." As of September 30, 1999, there were approximately 44 record holders and 3,000 beneficial holders of ICCMIC's common stock.

Market Prices

   The following table shows, for the periods indicated, the high and low sale prices for ICCMIC common stock as reported by the Nasdaq Stock Market.

                                                                 High     Low
                                                                ------- -------
   1997:
    Fourth quarter (commencing October 17, 1997)............... $19.125 $14.230
   1998:
    First quarter.............................................. $16.750 $14.125
    Second quarter............................................. $16.500 $12.875
    Third quarter.............................................. $13.063 $ 8.563
    Fourth quarter............................................. $10.375 $ 6.500
   1999:
    First quarter.............................................. $10.875 $ 8.313
    Second quarter............................................. $11.500 $ 8.500
    Third quarter.............................................. $11.250 $10.500
    Fourth quarter............................................. $11.563 $10.375
   2000:
    First quarter (through January 18, 2000)................... $11.375 $11.063

   On May 12, 1999, the last full trading day prior to ICII's public announcement of its initial proposal, and on July 21, 1999, the last full trading day prior to the public announcement of the merger agreement, the closing sale prices of ICCMIC common stock reported on the Nasdaq Stock Market
were $9.875 and $10.75 per share, respectively. On     , 2000, the most recent
practicable date prior to the printing of this proxy statement, the closing price of ICCMIC common stock reported on the Nasdaq Stock Market was $ . Stockholders should obtain current market quotations for ICCMIC common stock prior to making any decision with respect to the proposed merger.

Dividend Policy

   To maintain its qualification as a REIT, ICCMIC is required to pay dividends to stockholders equal to at least 95% of its taxable income, which may not necessarily equal its net earnings calculated in accordance with generally accepted accounting principles. Calculation of taxable income is determined without regard to the deduction for dividends paid and excludes any net capital gains. To satisfy this requirement, ICCMIC declares regular quarterly dividends.

   The merger agreement permits ICCMIC to declare and pay regular quarterly dividends in an amount not to exceed 105% of its quarterly taxable income, if any, until the completion of the proposed merger. We expect to continue to declare and pay quarterly dividends that are approximately equal to ICCMIC's taxable income for each calendar quarter prior to the one in which the proposed merger occurs. The merger agreement also permits ICCMIC to declare a final dividend, the record date of which will be the business day immediately prior to the completion of the proposed merger. This final dividend may not exceed 100% of ICCMIC's taxable income, if any, for its taxable year up to the date of the proposed merger, reduced by the amount of any dividends already paid during the year. We expect to declare the final dividend, if any, shortly before completion of the proposed merger, with payment to be as promptly as practicable after the completion of the proposed merger. There is no assurance, however, that there will be any undistributed taxable income at the time the proposed merger is completed and, accordingly, that a final dividend will be paid. In the event that a final dividend is paid, there is no assurance that it will be an amount commensurate with past dividends paid by ICCMIC.

   Distributions to stockholders are generally taxable as ordinary income, but a portion of such distributions may be capital gains or may constitute a tax-free return of capital. ICCMIC furnishes an annual statement to each of its stockholders of record listing the distributions ICCMIC has paid during the preceding year and their characterization as ordinary income, capital gain or return of capital.

   The following table lists the cash dividends declared and paid by ICCMIC for 1997, 1998 and 1999.

                                               Amount
                                              Per Share Record Date Payment Date
                                              --------- ----------- ------------
1997--Initial period of operations...........   $0.13    12/31/97      1/16/98
                                                =====
1998:
 First quarter...............................   $0.24     3/31/98      4/14/98
 Second quarter..............................   $0.28      7/9/98      7/23/98
 Third quarter...............................   $0.33     9/30/98     10/14/98
 Fourth quarter..............................   $0.33    12/31/98      1/21/99
                                                -----
  Year.......................................   $1.18
                                                =====
1999:
 First quarter...............................   $0.30     3/31/99      4/15/99
 Second quarter..............................   $0.30     6/30/99      7/15/99
 Third quarter...............................   $0.22     10/8/99     10/15/99
 Fourth quarter..............................   $0.33    12/31/99      1/14/00
                                                -----
  Year.......................................   $1.15
                                                =====

   The dividends for 1997 and 1998 presented in the above table were all characterized for tax purposes as ordinary income.

   The declaration of future dividends, if any, will depend upon business conditions, the earnings and financial position of ICCMIC, ICCMIC's plans with respect to operating and capital expenditures, tax requirements and such other matters as ICCMIC's board of directors determines to be relevant.

                         RELATIONSHIPS AND TRANSACTIONS
                      BETWEEN ICII, ICCMIC AND AFFILIATES

Relationships with the Manager

   General. Until October 22, 1999, ICCMIC's day-to-day operations were conducted by its former manager, Imperial Credit Commercial Asset Management Corp., subject to the supervision of ICCMIC's board of directors. The manager is a wholly-owned subsidiary of ICII.

   ICCMIC's management agreement with the manager expired on October 22, 1999. Immediately thereafter, ICCMIC hired all 16 employees of the manager on a full-time salaried basis to manage ICCMIC's day-to-day operations.

   Directors and Executive Officers of the Manager. The directors and executive officers of the manager are as follows:

         Name          Age                       Position
         ----          ---                       --------
H. Wayne Snavely......  58 Chairman of the Board of Directors
Kevin E. Villani......  51 Vice Chairman of the Board of Directors
Mark S. Karlan........  41 President, Chief Executive Officer and Director
Michael Meltzer.......  53 Chief Financial Officer and Treasurer
Norbert M. Seifert....  43 General Counsel, Senior Vice President and Secretary

   Each of these persons also serves as a director and/or executive officer of ICCMIC.

   Biographical information on ICCMIC's directors and executive officers can be found in ICCMIC's Annual Report on Form 10-K for the year ended December 31, 1998, as amended, which is incorporated by reference in this proxy statement.

   Management Agreement Fees. Under the management agreement, the manager received a base management fee calculated as a percentage of ICCMIC's average invested assets for each calendar quarter. The base management fee percentage was to decrease as the amount of assets being managed increased, in accordance with the following schedule:

  .  1% per year for the first $1 billion of average invested assets,

  .  0.75% per year for the next $250 million of average invested assets, and

  .  0.50% per year for all average invested assets above $1.25 billion.

For these purposes, "average invested assets" meant the daily average of the aggregate book value of ICCMIC's assets, including the assets of all of its subsidiaries, before reserves for depreciation, bad debts or similar non-cash items.

   In addition to its base management fee, the manager was entitled to receive a quarterly incentive fee if its performance target is met. The performance target required that ICCMIC's funds from operations, on a per share basis, exceed a target rate of return equal to 4% above the 10-year U.S. treasury rate.

   The following table shows the management agreement fees paid by ICCMIC through the October 22, 1999 expiration of the management agreement. An incentive fee was paid by ICCMIC for the second quarter of 1999.

                                     Base          Incentive         Total
                                 Management Fee  Management Fee  Management Fee
                                --------------- --------------- ---------------
                                            (Dollars in thousands)
Period ended December 31,
 1997.........................      $  940            --            $  940
Year ended December 31, 1998..      $6,319            --            $6,319
January 1, 1999 through
 October 22, 1999.............      $5,864            $41           $5,905

   Termination Fee. The merger agreement provides that if the merger agreement terminates (other than as a result of a breach by ICCMIC of the merger agreement), the management agreement between ICCMIC and the manager will also terminate, in which case ICCMIC must pay to the manager the management agreement termination fee, which has been determined to be $33 million. See "Special Factors: Background, Purpose and Effects of the Proposed Merger-- Management Agreement; Appraisal." ICCMIC's management agreement with the manager expired on October 22, 1999. The parties have agreed, however, that ICCMIC will not be required to pay the termination fee unless the merger agreement is terminated, in which event the management agreement termination fee will be due and payable at that time.

Other Contractual Relationships Between ICII and its Affiliates and ICCMIC

   ICII and its affiliates, including SPB, are in the business of originating mortgage loans and interests in commercial mortgage-backed securities.

   In 1997 and 1998, ICCMIC purchased 1,049 multifamily and commercial mortgage loans from SPB for a price of approximately $400 million. The mortgage loans purchased had an aggregate principal balance of approximately $388 million and had original terms to maturity of not more than 360 months. SPB represented that each mortgage loan was secured by a mortgage or deed of trust on real property, including:

  .  multifamily homes,

  .  retail properties,

  .  office properties,

  .  industrial properties,

  .  mobile homes,

  . mixed use properties, including mixed commercial uses and mixed commercial and residential uses, and

  .  other commercial real property.

SPB has performed the primary servicing of these and other SPB originated mortgage loans on behalf of ICCMIC. SPB stopped being the primary servicer of almost all of these loans in July 1999, when ICCMIC transferred the primary servicing to Banc One Mortgage Capital Markets, LLC (now ORIX Real Estate Capital Markets).

   In 1997, ICCMIC purchased certain CMBS interests for $55 million from ICII and SPB.

   In 1997 and 1998, ICCMIC also purchased from FMAC, an ICII affiliate at that time, 97 mortgage loans originated by FMAC for a price of $101 million, which approximately equaled the aggregate principal amount of those loans. At the time of those purchases, FMAC granted ICCMIC the right to resell those loans to FMAC on demand. FMAC has repurchased all of those mortgage loans. The repurchase by FMAC resulted in a gain to ICCMIC of $818,000. In 1997 and 1998, ICCMIC also acquired from FMAC approximately $6 million of asset-backed securities. Those securities are backed by mortgage loans originated or acquired by FMAC. ICCMIC does not have a contractual right to cause FMAC to repurchase the asset-backed securities.

   In November 1999, ICCMIC purchased from SPB approximately $25 million in principal amount of mortgage loans at a price of par plus accrued interest and with the right to resell those loans to SPB at par plus accrued interest on or after February 28, 2000 or earlier upon the termination of the merger agreement. During 1999, SPB repurchased from ICCMIC certain multifamily and commercial real estate loans with an aggregate principal balance of $45.5 million. ICCMIC is presently negotiating with ICII to resolve certain claims that ICCMIC may have against SPB, ICII or both in connection with the repurchased loans and other loans that ICCMIC previously purchased from SPB. ICII has informed ICCMIC that it believes ICCMIC's claims, which aggregate to approximately $1.6 million, are largely without merit.

   Additional information concerning ICCMIC's transactions with ICII and its affiliates is contained in ICCMIC's Annual Report on Form 10-K for the year ended December 31, 1998, as amended, which is incorporated by reference in this proxy statement.

Purchases and Sales of Common Stock by ICII and its Affiliates

   On the date of completion of ICCMIC's initial public offering on October 22, 1997, ICII purchased 2,970,000 shares of ICCMIC common stock at a price equal to the initial public offering price, net of underwriting discounts and commissions, or $13.95 per share. In connection with this purchase, Friedman Billings, the lead underwriter for ICCMIC's initial public offering, required ICII to enter into a lock-up agreement. The lock-up agreement required ICII to retain its shares of ICCMIC common stock for two years after the initial public offering. If ICCMIC terminates the management agreement, ICII may dispose of its shares at any time thereafter.

   On December 11, 1997, ICII purchased an additional 100,000 shares of ICCMIC common stock in an open market transaction at a price of $15.00 per share. ICII's stock purchases and ICCMIC's subsequent repurchase of 6 million shares of its common stock resulted in ICII's direct ownership of 10.8% of the total shares of common stock of ICCMIC. ICII subsequently reduced its direct ownership to 9.0% through a sale of 500,000 shares at a per share price of $10.875 on June 24, 1999.

   On October 16, 1997, ICCMIC granted a non-qualified option for 1,691,250 shares of ICCMIC common stock to the manager pursuant to the 1997 Stock Option Plan. The stock option had an exercise price of $15.00 per share and would have expired on October 16, 2007. The manager's stock option was canceled on July 22, 1999, prior to the execution of the merger agreement, for nominal payment from ICCMIC.

   Prior to the execution of the merger agreement, Messrs. Snavely and Villani agreed to the cancellation of their respective ICCMIC stock options for nominal payment from ICCMIC. ICII has informed ICCMIC that, following the completion of the proposed merger, ICII will reimburse Messrs. Snavely and Villani for their cancelled stock options according to the option pricing formula described above.

   On August 18, 1999, Mr. Snavely sold 100,000 shares of ICCMIC common stock at a price of $10.6875 per share.

   ICII has not made any purchases or sales of ICCMIC common stock during the past 60 days.

   Additional information (including information about transactions between ICCMIC and ICII) is set forth in ICCMIC's Annual Report on Form 10-K for the year ended December 31, 1998, as amended, which is incorporated by reference in this proxy statement.

                              MANAGEMENT OF ICCMIC

   Information about the management of ICCMIC is set forth in Part III of ICCMIC's Annual Report on Form 10-K for the year ended December 31, 1998, as amended, which is incorporated by reference in this proxy statement. All directors and officers of ICCMIC are citizens of the United States of America.

                MANAGEMENT OF ICII AND ICCMIC ACQUISITION CORP.

Management of ICII

   The name, principal business address, title and present and five-year historical principal occupation or employment of each of the directors and executive officers of ICII are set forth below. If no business address is given, the director's or officer's business address is 23550 Hawthorne Blvd., Suite 110, Torrance, CA 90503. If no dates are indicated with respect to a position, the individual has served in that capacity for at least the past five years. All of the persons listed below are citizens of the United States of America.

                                    Present Principal Occupation or Employment,
                                      Material Positions Held During the Past
 Name and Current Business Address   Five Years and Business Addresses Thereof
 ---------------------------------  -------------------------------------------
 H. Wayne Snavely............      Chairman of the Board and Chief Executive
                                   Officer of ICII since December 1991 and
                                   President since February 1996.
                                   Chairman of the Board of ICCMIC since its
                                   inception in July 1997.
                                   Chairman of the Board of FMAC, 2029 Century
                                   Park East, Suite 1190, Los Angeles, CA
                                   90067, from November 1997 until November
                                   1999.
 Brad S. Plantiko............      Executive Vice President and Chief Financial
                                   Officer of ICII since July 1998.
                                   From July 1994 until July 1998, Mr. Plantiko
                                   was a partner at KPMG LLP, 355 South Hope
                                   Street, Los Angeles, CA.
                                   A Director of FMAC from November 1998 until
                                   November 1999.
 James P. Staes..............      Director of ICII since December 1999
                                   Director of Manufacturers Bank since
                                   December 1997
                                   Vice Chairman and Director of CU Bancorp and
                                   California United Bank, Encino, California
                                   from August 1996 to August 1997
                                   President and Chief Executive Officer, and a
                                   Director of Home Interstate Bancorp and Home
                                   Bank, Signal Hill, California (acquired by
                                   CU Bancorp, August 1996)
 Irwin L. Gubman.............      General Counsel and Secretary of ICII since
                                   October 1996.
                                   Mr. Gubman was a Partner at Coudert
                                   Brothers, 4 Embarcadero Center, Suite 3300,
                                   San Francisco, CA 94111, from January 1992
                                   to September 1996.
 Paul B. Lasiter.............      Senior Vice President and Controller of ICII
                                   since December 1992.

                                    Present Principal Occupation or Employment
                                      Material Positions Held During the Past
 Name and Current Business Address   Five Years and Business Addresses Thereof
 ---------------------------------  ------------------------------------------
 John G. Getzelman...........      President of SPB, 12300 Wilshire Boulevard,
                                   Los Angeles, California 90025, since
                                   December 1998.
                                   President, Community Bank of Pasadena, 505
                                   East Colorado Blvd., Pasadena, CA, from July
                                   1992 to December 1998.
 Stephen J. Shugerman........      Director of ICII since December 1991.
                                   President of SPB from June 1987 to November
                                   1998.
 Robert S. Muehlenbeck.......      Director of ICII since December 1991.
                                   Executive Vice President of Imperial Bank,
                                   9920 South La Cienega Blvd., Inglewood, CA
                                   90301, from July 1994 to October 1998.
 Perry A. Lerner.............      Director of ICII since May 1992.
                                   Director of FMAC since November 1997.
                                   Principal in Crown Capital Group, Inc., 660
                                   Madison Avenue, 15th Floor, New York, NY
                                   10021 since 1996.
                                   Mr. Lerner was a Partner at O'Melveny &
                                   Myers, 153 East 53rd Street, 54th Floor, New
                                   York, NY 10022 from 1984 to 1996.

Management of ICCMIC Acquisition Corp.

   The name, business address, title and present and five-year historical principal occupation or employment of each of the executive officers of ICCMIC Acquisition Corp. are discussed in this paragraph. Messrs. Snavely (for whom such information is presented above under "ICII") and Villani are the sole directors and respectively President and Treasurer, and Irwin L. Gubman (for whom such information is also presented above under "ICII") is the Secretary, of ICCMIC Acquisition Corp. The business address of each executive officer is 23550 Hawthorne Blvd., Suite 110, Torrance, CA 90505. Each of Messrs. Snavely, Villani and Gubman is a citizen of the United States of America.

   Biographical information concerning Mr. Villani is set forth in Part III of ICCMIC's Annual Report on Form 10-K for the year ended December 31, 1998, as amended, which is incorporated by reference in this proxy statement.

                              SECURITIES OWNERSHIP

   The following table sets forth certain information known to ICCMIC with respect to beneficial ownership of ICCMIC common stock as of December 31, 1999 by (1) each person known to ICCMIC to beneficially own more than five percent of its common stock, (2) each director of ICCMIC, (3) each executive officer of ICCMIC, (4) all the directors and executive officers of ICCMIC as a group and
(5) each director and executive officer of ICII. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of ICCMIC, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                              Percentage
                                       Number of Shares        Of Shares
      Name of Beneficial Owner        Beneficially Owned Beneficially Owned(1)
      ------------------------        ------------------ ---------------------
Merrill Lynch Asset Management(2)....     3,265,897              11.5%
Imperial Credit Industries, Inc. ....     2,570,000               9.0%
ITLA Capital Corp.(3)................     1,426,000               5.0%
Mark S. Karlan(4)....................       461,250               1.6%
Norbert M. Seifert(5)................       114,500                 *
Kevin E. Villani.....................        76,684                 *
Joseph A. Jaconi, Jr.(6).............        50,000                 *
H. Wayne Snavely.....................        43,369                 *
Kenneth A. Munkacy(7)................        28,600                 *
Michael Meltzer(8)...................        27,283                 *
Louis H. Masotti(7)..................        26,000                 *
Patric H. Hendershott(7).............        25,000                 *
All ICCMIC directors and executive
 officers as a group (9 persons).....       852,686               2.9%
Brad S. Plantiko.....................         6,400                 *
Irwin L. Gubman......................         3,500                 *
Stephen J. Shugerman.................         5,000                 *
Perry A. Lerner......................         1,000                 *
James P. Staes.......................             0                 0%

--------
 * less than 1%

(1) Based on 28,500,000 shares of common stock issued and outstanding as of December 31, 1999.
(2) According to a Schedule 13G dated February 4, 1999, Merrill Lynch & Co., Inc. ("ML"), on behalf of Merrill Lynch Asset Management Group ("MLAM"), has shared voting and dispositive power over such shares but disclaims beneficial ownership pursuant to Section 13d-4 of the Exchange Act. Merrill Lynch Global Allocation Fund, Inc. ("MLG") has shared voting and dispositive power and beneficial ownership with respect to 3,042,500 of such shares. The address of ML on behalf of MLAM is World Financial Center, North Tower, 250 Vesey Street, New York, NY, 10381. The address of MLG is 800 Scudders Mill Road, Plainsboro, NJ 08536.
(3) According to a Schedule 13D dated June 3, 1999, ITLA Capital Corp. has sole voting and dispositive power with respect to such shares.
(4) Includes 431,250 shares that may be acquired upon exercise of stock options exercisable currently and within 60 days hereof.

(5) Includes 43,000 shares held jointly by Mr. Seifert and his spouse, 5,800 shares held in the name of their children for whom the parents have voting and investment power, and 8,200 shares held by Mr. Seifert individually. Includes 57,500 shares that may be acquired upon exercise of stock options exercisable currently and within 60 days hereof.
(6) Includes 35,000 shares that may be acquired upon exercise of stock options exercisable currently and within 60 days hereof.
(7) Includes 25,000 shares that may be acquired upon exercise of stock options exercisable currently and within 60 days hereof.
(8) Includes 850 shares held by Mr. Meltzer's spouse for which he disclaims beneficial ownership, and includes 24,833 shares that may be acquired upon exercise of stock options exercisable currently and within 60 days hereof.

See "Relationships and Transactions Between ICCMIC, ICII and Affiliates-- Purchases and Sales of Common Stock by ICII and its Affiliates."

   Except as set forth in this proxy statement, none of ICII, ICCMIC Acquisition Corp. or any other person controlling ICII or ICCMIC Acquisition Corp. nor, to the best of any of their knowledge, any director or executive officer of ICII or ICCMIC Acquisition Corp., beneficially owns any ICCMIC common stock.

   Additional information with respect to the securities ownership of ICCMIC is set forth in Part III of ICCMIC's Annual Report on Form 10-K for the year ended December 31, 1998, as amended, which is incorporated by reference in this proxy statement.

   The following table sets forth certain information with respect to beneficial ownership of ICII common stock by directors and executive officers of ICCMIC as of December 31, 1999 and as of the completion of the proposed merger.

                                                                 Percentage
                                                                  Of Shares
                                           Number of Shares     Beneficially
                                          Beneficially Owned        Owned
                                          ------------------- -----------------
        Name of Beneficial Owner          Currently  Closing  Currently Closing
        ------------------------          --------- --------- --------- -------
H. Wayne Snavely(1)...................... 1,774,904 1,774,904      *        *
Kevin E. Villani(2)......................   151,593   151,593      *        *
Mark S. Karlan(3)........................    21,559         0      *        0%
Michael Meltzer(4).......................    13,597         0      *        0%
Norbert M. Seifert(5)....................    13,007         0      *        0%
Kenneth A. Munkacy.......................         0         0      0%       0%
Joseph A. Jaconi, Jr. ...................         0         0      0%       0%
Louis H. Masotti.........................         0         0      0%       0%
Patric H. Hendershott....................         0         0      0%       0%

--------

 * less than 1%

(1) Includes 1,177,052 shares that may be acquired upon exercise of stock options exercisable currently and within 60 days hereof and 83,607 shares held in Mr. Snavely's account under ICII benefit plans.

(2) Includes 116,800 shares that may be acquired upon exercise of stock options exercisable currently and within 60 days hereof and 32,293 shares held in Mr. Villani's account under ICII benefit plans.

(3) All 21,559 shares are held in Mr. Karlan's account under ICII benefit plans.

(4) All 13,597 shares are held in Mr. Meltzer's account under ICII benefit plans.

(5) All 13,007 shares are held in Mr. Seifert's account under ICII benefit plans.

                      PROPOSALS BY STOCKHOLDERS OF ICCMIC

   If the proposed merger is completed, there will be no public stockholders of ICCMIC and no public participation in any future meetings of ICCMIC stockholders. If the proposed merger is not completed, ICCMIC intends to hold its next annual meeting of stockholders in June, 2000. In that case, ICCMIC's stockholders would continue to be entitled to attend and participate in ICCMIC's stockholder meetings.

   ICCMIC's advance notice bylaw provides that any proposals by stockholders intended to be presented at the 2000 annual meeting and submitted outside the processes of Rule 14a-8 must be delivered to ICCMIC no earlier than March 20, 2000 and no later than April 19, 2000. If the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the previous annual meeting, proposals must be delivered to ICCMIC no earlier than the 90th day prior to the annual meeting and no later than the later of the 60th day prior to the annual meeting and the 10th day following the public announcement of the date of the annual meeting by ICCMIC.

   In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by ICCMIC within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and other specific matters. In each case, the notice must be given to the Secretary of ICCMIC at ICCMIC's principal address. If you would like a copy of ICCMIC's bylaws, we will furnish one without charge upon written request to the Secretary at the address under "Where You Can Find More Information."

   SEC rules establish standards as to which stockholder proposals are required to be included in a proxy statement for an annual meeting. ICCMIC will only consider proposals meeting the requirements of applicable SEC rules.

                              INDEPENDENT AUDITORS

   The consolidated balance sheets of ICCMIC as of December 31, 1998 and 1997 and the related consolidated statements of earnings, changes in stockholders' equity and comprehensive income and cash flows for the year ended December 31, 1998 and the period from July 31, 1997 (the date of ICCMIC's inception) through December 31, 1997 have been incorporated by reference into this proxy statement in reliance upon the report of KPMG LLP, independent certified public accountants. We expect that representatives of KPMG LLP will be present at the special meeting, both to respond to appropriate questions of stockholders and to make a statement, if they so desire.

                      WHERE YOU CAN FIND MORE INFORMATION

   As required by law, ICCMIC files reports, proxy statements and other information with the SEC. Because the proposed merger is a "going private" transaction, ICII and ICCMIC Acquisition Corp. have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3 and such reports, proxy statements and other information contain additional information about ICCMIC. You can inspect and copy these materials at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed via the World Wide Web through the SEC's Internet address at http://www.sec.gov. ICCMIC common stock is listed on the Nasdaq Stock Market, and materials may be inspected at their offices at 1735 K Street NW, Washington D.C. 20006.

   The SEC allows ICCMIC to "incorporate by reference" information into this proxy statement. This means that ICCMIC can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the SEC will update and supercede the information in this proxy statement.

   ICCMIC incorporates by reference each document it files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the special meeting. ICCMIC also incorporates by reference into this proxy statement the following documents filed by it with the SEC (File No. 000-23089) pursuant to the Exchange Act:

  . ICCMIC's Annual Report on Form 10-K for the year ended December 31, 1998, as amended;

  . ICCMIC's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999; and

  . ICCMIC's Current Reports on Form 8-K, filed on February 11, 1999, March 11, 1999, March 23, 1999, April 30, 1999, May 13, 1999, June 22, 1999,
     July 7, 1999, July 23, 1999, August 17, 1999, September 29, 1999,
     October 20, 1999, October 26, 1999, November 17, 1999 and December 17,
     1999.

   All subsequent documents filed by ICCMIC with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and prior to the date of the special meeting shall be deemed to be incorporated by reference into this proxy statement and to be a part of it from the date of filing of those documents.

   You should rely only on the information contained in (or incorporated by reference into) this proxy statement. ICCMIC has not authorized anyone to give any information different from the information contained in (or incorporated by
reference into) this proxy statement. This proxy statement is dated       ,
2000. You should not assume that the information contained in this proxy statement is accurate as of any later date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

   Documents incorporated by reference are available from ICCMIC without charge, excluding all exhibits (unless ICCMIC has specifically incorporated by reference an exhibit into this proxy statement). You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:

Imperial Credit Commercial Mortgage Investment Corp.
11601 Wilshire Blvd.
Suite 2080
Los Angeles, California 90025
Attention: Michael Meltzer, Chief Financial Officer and Treasurer
Telephone: (310) 231-1280

   If you would like to request documents from us, please do so by        ,
2000 in order to ensure timely receipt before the special meeting.

                                          By Order of the Board of Directors,

                                          Secretary

      , 2000

                                                                      APPENDIX A

                                MERGER AGREEMENT

                           DATED AS OF JULY 22, 1999

                      (And As Amended on October 29, 1999)

                                  BY AND AMONG

                        IMPERIAL CREDIT INDUSTRIES, INC.

                            ICCMIC ACQUISITION CORP.

                                      AND

              IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT CORP.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE I

 THE MERGER...............................................................   1
   Section 1.1  The Merger...............................................    1
   Section 1.2  Effective Time...........................................    1
   Section 1.3  Closing of the Merger....................................    2
   Section 1.4  Effects of the Merger....................................    2
   Section 1.5  Charter and Bylaws; Amendments of Governing
                Documents of Surviving Corporation Subsidiaries..........    2
   Section 1.6  Board and Officers of the Surviving Corporation..........    2
   Section 1.7  Conversion of Shares, Cancellation of Shares.............    2
   Section 1.8  Appraisal of the Management Contract Termination Fee.....    3
   Section 1.9  Payment for Shares.......................................    4
   Section 1.10 Stock Option and Other Plans.............................    5
   Section 1.11 Stockholders' Meeting; SEC Materials.....................    7

 ARTICLE II

 REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................   8
   Section 2.1  Organization and Qualification of the Company............    8
   Section 2.2  Corporate Authorization..................................    8
   Section 2.3  SEC Reports; Financial Statements........................    9
   Section 2.4  Consents and Approvals; No Violations....................    9
   Section 2.5  Opinion of Financial Advisor.............................    9
   Section 2.6  Brokers..................................................    9
   Section 2.7  Information..............................................   10
   Section 2.8  Rights Agreement; Charter................................   10
   Section 2.9  Capitalization of the Company and Its Subsidiaries.......   10
   Section 2.10 No Defaults..............................................   10

 ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER...................  11
   Section 3.1  Organization and Qualification of ICII and Merger Sub....   11
   Section 3.2  Corporate Authorization..................................   11
   Section 3.3  SEC Reports; Financial Statements........................   11
   Section 3.4  Consents and Approvals; No Violations....................   12
   Section 3.5  Brokers..................................................   12
   Section 3.6  Ownership of Company Capital Stock.......................   12
   Section 3.7  Information..............................................   12
   Section 3.8  Financing................................................   12
   Section 3.9  Conduct of Business of Merger Sub........................   12

 ARTICLE IV

 COVENANTS................................................................  13
   Section 4.1  Conduct of Business of the Company.......................   13
   Section 4.2  Other Actions............................................   14
   Section 4.3  Solicitation.............................................   14
   Section 4.4  Additional Agreements; Reasonable Best Efforts...........   15
   Section 4.5  Consents.................................................   16
   Section 4.6  Public Announcements.....................................   16

 Section 4.7  Indemnification; Directors' and Officers' Insurance........    16
 Section 4.8  Notification of Certain Matters............................    18
 Section 4.9  SEC and Other Filings......................................    18
 Section 4.10 Stockholder Litigation.....................................    18
 Section 4.11 SPB Loans..................................................    18
 Section 4.12 Final Company Dividend.....................................    19
 Section 4.13 Employee Matters...........................................    19
 Section 4.14 Standstill.................................................    19
 Section 4.15 Transfer and Gains Taxes...................................    20
 Section 4.16 Access to Information......................................    20
 Section 4.17 Excess Share Provision.....................................    21
 Section 4.18 State Takeover Statutes....................................    21

 ARTICLE V

 CONDITIONS TO CONSUMMATION OF THE MERGER.................................   22
              Conditions to Each Party's Obligations to Effect the
 Section 5.1   Merger....................................................    22
 Section 5.2  Conditions to the Obligations of the Company...............    22
 Section 5.3  Conditions to the Obligations of ICII and Merger Sub.......    22
 Section 5.4  Frustration of Closing Conditions..........................    23

 ARTICLE VI

 TERMINATION; AMENDMENT; WAIVER...........................................   23
 Section 6.1  Termination................................................    23
 Section 6.2  Effect of Termination......................................    24
 Section 6.3  Expenses...................................................    24
 Section 6.4  Amendment..................................................    24
 Section 6.5  Extension; Waiver..........................................    24

 ARTICLE VII

 MISCELLANEOUS............................................................   25
 Section 7.1  Non-survival of Representations and Warranties.............    25
 Section 7.2  Entire Agreement; Assignment...............................    25
 Section 7.3  Notices....................................................    25
 Section 7.4  Governing Law..............................................    26
 Section 7.5  Descriptive Headings; Schedules, Interpretation............    26
 Section 7.6  Parties in Interest........................................    27
 Section 7.7  Severability...............................................    27
 Section 7.8  Consent to Jurisdiction....................................    27
 Section 7.9  Enforcement................................................    27
 Section 7.10 Counterparts...............................................    27

                             TABLE OF DEFINED TERMS

                                             Cross Reference
 Term                                        in Agreement                   Page
 ----                                        ---------------                ----
 Actions.................................... Section 4.7(a)...............    16
 Adjusted Company Option.................... Section 1.10(a)..............     5
 Affiliate.................................. Section 1.10(f)..............     6
 Agreement.................................. Preamble.....................     1
 Appraiser.................................. Section 1.8..................     3
 Appraised Value............................ Section 1.8(a)...............     3
 Articles of Merger......................... Section 1.2..................     1
 Certificates............................... Sections 1.7(b)..............     2
 Closing.................................... Section 1.3..................     2
 Closing Date............................... Section 1.3..................     2
 Code....................................... Section 1.10(a)..............     5
 Company.................................... Preamble.....................     1
 Company Board.............................. Recitals.....................     1
 Company Charter............................ Section 2.8..................    10
 Company Disclosure Schedule................ Section 2.4..................     9
 Company Material Adverse Effect............ Section 2.1(b)...............     8
 Company SEC Reports........................ Section 2.3..................     9
 Company Securities......................... Section 2.9..................    10
 Company Stockholders....................... Recitals.....................     1
 Company Stock Option....................... Section 1.10(a)..............     5
 Company Stock Option Plan.................. Section 1.10(a)..............     5
 Competing Transaction...................... Section 4.3(c)...............    15
 Confidentiality Agreement.................. Section 4.16(b)..............    21
 Control.................................... Section 7.5(b)...............    26
 Controlled by.............................. Section 7.5(b)...............    26
 Effective Time............................. Section 1.2..................     2
 Exemption.................................. Section 4.17.................    21
 Exchange Act............................... Section 1.10(e)..............     6
 Final Company Dividend..................... Section 4.12.................    19
 Financial Advisor.......................... Recitals.....................     1
 FBR........................................ Section 3.5..................    12
 GAAP....................................... Section 2.3..................     9
 ICII....................................... Preamble.....................     1
 ICII Common Stock.......................... Section 1.10(a)..............     5
 ICII Material Adverse Effect............... Section 3.1(b)...............    11
 ICII SEC Reports........................... Section 3.3..................    11
 ICII Shares................................ Recitals.....................     1
 Indemnified Party.......................... Section 4.7(a)...............    16
 Individual Ownership Limit................. Section 4.17.................    21
 Knowledge.................................. Section 7.5(b)...............    27
 Liens...................................... Section 4.1(i)...............    14
 Management Agreement....................... Section 1.8(a)...............     3
 Management Contract Amount................. Section 1.8(a)...............     3
 Manager.................................... Section 1.8(a)...............     3
 Maryland Department........................ Section 1.2..................     1
 Merger..................................... Recitals.....................     1
 Merger Consideration....................... Recitals.....................     1
 Merger Sub................................. Preamble.....................     1

                                             Cross Reference
 Term                                        in Agreement                   Page
 ----                                        ---------------                ----
 Merger Sub Common Stock.................... Section 1.7(c)...............     2
 MGCL....................................... Recitals.....................     1
 Opinion.................................... Section 4.17.................    21
 Other Filings.............................. Section 2.7..................    10
 Paying Agent............................... Section 1.9(a)...............     4
 Payment Fund............................... Section 1.9(a)...............     4
 Person..................................... Section 7.5(b)...............    26
 Proxy Statement............................ Section 1.11(a)..............     7
 Qualifying Alternative Transaction......... Section 4.14(b)..............    20
 Regulatory Entity.......................... Section 2.4..................     9
 REIT....................................... Section 4.1(c)...............    13
 Rights Agreement........................... Section 2.8..................    10
 S-8........................................ Section 1.10(f)..............     6
 Schedule 13D............................... Section 4.14(a)..............    19
 Schedule 13E-3............................. Section 1.11(d)..............     8
 SEC........................................ Section 1.10(e)..............     6
 Securities Act............................. Section 1.10(f)..............     6
 Shares..................................... Recitals.....................     1
 Solicitation Period........................ Section 4.3(a)...............    14
 SPB........................................ Section 4.11.................    18
 SPB Loans.................................. Section 4.11.................    18
 Special Committee.......................... Recitals.....................     1
 Special Meeting............................ Section 1.11(a)..............     7
 Superior Proposal.......................... Section 4.3(c)...............    15
 Surviving Corporation...................... Recitals.....................     1
 Surviving Corporation Common Stock......... Section 1.7(c)...............     3
 Transfer and Gains Taxes................... Section 4.15.................    20
 Under Common Control With.................. Section 7.5(b)...............    26

                                MERGER AGREEMENT

   THIS MERGER AGREEMENT, dated as of July 22, 1999 (this "Agreement"), by and among Imperial Credit Commercial Mortgage Investment Corp., a Maryland corporation (the "Company"), Imperial Credit Industries, Inc., a California corporation ("ICII"), and ICCMIC Acquisition Corp., a Maryland corporation and wholly owned subsidiary of ICII ("Merger Sub").

   WHEREAS, ICII and certain of its subsidiaries and affiliates as set forth on
Schedule I beneficially own 2,790,053 shares (the "ICII Shares") of the common stock, par value $0.0001 per share, of the Company (the "Shares");

   WHEREAS, it is proposed that Merger Sub will merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"), in accordance with the Maryland General Corporation Law ("MGCL"), pursuant to which Merger each issued and outstanding Share other than Shares held by ICII and its subsidiaries will be converted into the right to receive $11.50 per Share in cash, subject to adjustment as provided herein (as so adjusted, the "Merger Consideration"), upon the terms and subject to the conditions provided herein;

   WHEREAS, a special committee (the "Special Committee") comprised of the four independent directors of the Board of Directors of the Company (the "Company Board") has received the written opinion of Prudential Securities Incorporated (the "Financial Advisor") that, based on, and subject to, the various assumptions and qualifications set forth in such opinion, as of the date of such opinion, the Merger Consideration to be received by the holders of Shares (other than ICII and its subsidiaries and affiliates listed on Schedule I) pursuant to the Merger is fair to such holders from a financial point of view;

   WHEREAS, the Special Committee has determined that it is in the best interests of the stockholders of the Company (the "Company Stockholders") to approve this Agreement and, subject to the provisions hereof, the Merger, and has voted to recommend to the Company Board that the Company Board recommend that the Company Stockholders approve this Agreement and, subject to the provisions hereof, the Merger; and

   WHEREAS, the Company Board has determined that it is in the best interests of the Company Stockholders to approve this Agreement and, subject to the provisions hereof, the Merger, has declared the Merger advisable, and has voted to approve the Merger upon the terms and subject to the conditions of this Agreement.

   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the Company, ICII and Merger Sub hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

   Section 1.1 The Merger. At the Effective Time (as defined in Section 1.2) and upon the terms and subject to the conditions of this Agreement and in accordance with the MGCL, Merger Sub shall be merged with and into the Company in the Merger. Following the Merger, the Company shall continue as the Surviving Corporation and the separate corporate existence of Merger Sub shall cease.

   Section 1.2 Effective Time. Subject to the terms and conditions set forth in this Agreement, as soon as practicable on the Closing Date (as defined in Section 1.3), the Company and Merger Sub will cause articles of merger (the "Articles of Merger") with respect to the Merger to be executed and filed with the State Department of Assessments and Taxation of Maryland (the "Maryland Department") pursuant to the MGCL.

The Merger shall become effective at such time on or after October 1, 1999 as the Articles of Merger have been duly filed with and accepted for record by the Maryland Department or at such subsequent time as is agreed between the parties and specified in the Articles of Merger, and such time is hereinafter referred to as the "Effective Time."

   Section 1.3 Closing of the Merger. Subject to the satisfaction or waiver of all of the conditions contained in Article V, but in no event prior to the expiration of the Solicitation Period (as defined in Section 4.3(a)), the closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in
Article V (the "Closing Date"), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties hereto.

   Section 1.4 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 3-114 of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises, of a public or private nature, of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   Section 1.5 Charter and Bylaws; Amendments of Governing Documents of Surviving Corporation Subsidiaries.

   (a) The charter of the Surviving Corporation shall be amended and restated as of the Effective Time so as to conform in all material respects with the terms of the charter of Merger Sub.

   (b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

   Section 1.6 Board and Officers of the Surviving Corporation.

   (a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation following the Merger, each to hold office until the earlier of such person's resignation or removal or until a successor is duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation following the Merger, each to hold office until the earlier of such person's resignation or removal or until a successor is duly elected and qualified, as the case may be.

   Section 1.7 Conversion of Shares, Cancellation of Shares.

   (a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by ICII or the Company or any subsidiary of ICII or the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto) shall be converted into the right to receive the Merger Consideration.

   (b) At the Effective Time, the holders of such certificates previously evidencing the Shares outstanding immediately prior to the Effective Time (the "Certificates") shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration for each such Share or as otherwise provided herein or by law (including the right to receive dividends permitted hereby). Such Shares shall, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder thereof, be cancelled, retired and cease to exist, and no payment shall be made with respect thereto except as provided for herein.

   (c) At the Effective Time, each share of common stock, par value $0.0001 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of fully paid and nonassessable shares of common stock of the Surviving Corporation, par value $0.0001 per share ("Surviving Corporation Common Stock").

   Section 1.8 Appraisal of the Management Contract Termination Fee.

   (a) ICII and the Company shall cause one of the appraisal firms listed on
Schedule II (or, in the event they cannot agree on a mutually acceptable firm from such list, they shall appoint one or more independent, nationally recognized appraisal firms in accordance with the procedures set forth in
Section 15 of the Management Agreement (as defined below)) (the "Appraiser"), to determine, by an independent appraisal, the amount (the "Management Contract Amount") that would be payable to Imperial Credit Commercial Asset Management Corp. (the "Manager") pursuant to Section 15 of the Management Agreement, dated as of October 22, 1997 by and among the Company and the Manager (the "Management Agreement") if the Management Agreement were not renewed by the Company and expired on October 22, 1999. The Appraiser shall complete the determination of the Management Contract Amount within 30 days of the date of this Agreement. The amount of the Management Contract Amount as determined by the Appraiser shall be referred to as the "Appraised Value". The Appraiser shall be instructed to fix the Appraised Value at a single dollar amount; provided, however, that in the event the Appraiser cannot for any reason provide a single dollar amount for the Appraised Value, despite the specific request of ICII and the Company, the Appraiser shall provide a range of values for the Appraised Value not greater than $5 million, in which case the Appraised Value shall be deemed to equal the average of the maximum and minimum dollar amounts of such range. ICII and the Company agree to share equally the fees and expenses of the Appraiser.

   (b) The Merger Consideration in respect of each Share shall be increased by an amount, if greater than zero, equal to the quotient of (i) the amount by which $35 million exceeds the Appraised Value, divided by (ii) the sum of (x) the number of issued and outstanding Shares as of the date hereof entitled to receive the Merger Consideration and (y) the aggregate number of Shares issuable pursuant to Company Stock Options having an exercise price less than $11.50 per share. The Merger Consideration shall not be reduced in the event the Appraised Value is greater than $35 million. ICII and Merger Sub shall, not later than the next business day after the determination of the Appraised Value, make a public announcement as to the determination thereof, and, if applicable, amend the Schedule 13E-3 (as defined in Section 1.11) to reflect the adjustment, if any, of the Merger Consideration contemplated and required hereby.

   (c) The Company and ICII agree, and ICII shall cause the Manager to agree, that, in the event this Agreement is terminated, other than as a result of a breach by the Company, the Management Agreement shall be terminated on the earlier of the consummation of any Superior Proposal (as defined in Section 4.3), October 22, 1999, or such earlier date as the Company may request, and, thereafter, the Management Agreement shall be of no further force and effect, other than with respect to the payment of accrued but unpaid amounts then due thereunder. Anything to the contrary herein or in the Management Agreement notwithstanding, as a result of the termination of the Management Agreement as contemplated by the foregoing sentence, the Manager shall be entitled to receive, following the termination of this Agreement and the Management Agreement, a payment from the Company of the lesser of (i) $35 million and (ii) the Appraised Value, which payment shall constitute payment in full of any obligations that exist or may hereafter arise pursuant to the Management Agreement, other than with respect to the payment of accrued but unpaid amounts then due thereunder. In no event shall the Company be held responsible to ICII, the Manager or any of their respective affiliates for damages (whether actual, punitive, consequential or otherwise) resulting from the termination of the Management Agreement as contemplated by this Section. ICII shall cause the Manager to take any such further action as the Company may reasonably require to evidence the agreements contemplated by this Section and ICII shall hold the Company and any successor-in-interest to the Company and their respective affiliates harmless from and against any and all claims arising from any assertion by the Manager as to any different or greater entitlement pursuant to the Management Agreement.

   Section 1.9 Payment for Shares.

   (a) From and after the Effective Time, such bank or trust company as shall be mutually acceptable to ICII and the Company, shall act as paying agent (the "Paying Agent") in effecting the payment of the aggregate Merger Consideration in respect of Certificates that, prior to the Effective Time, represented Shares entitled to payment of the Merger Consideration pursuant to Section 1.7(a). As of the Effective Time, ICII and Merger Sub shall, jointly and severally, for the benefit of the Company Stockholders, deposit with the Paying Agent for payment in accordance with this Article I, by the Paying Agent, the aggregate Merger Consideration for all of the Shares entitled to payment of the Merger Consideration pursuant to Section 1.7(a) (the "Payment Fund").

   (b) Promptly after the Effective Time, the Paying Agent shall mail to each holder of Certificates entitled to payment of the Merger Consideration pursuant to Section 1.7(a), a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the aggregate Merger Consideration in respect thereof. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate, by check or by wire transfer of immediately available funds, in consideration therefor, the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate, and such Certificate shall be cancelled. Until so surrendered, each such Certificate entitled to payment of the Merger Consideration pursuant to Section 1.7(a) shall represent solely the right to receive the aggregate Merger Consideration relating thereto (and the right to receive dividends permitted hereby). No interest shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Shares shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

   (c) Promptly following the date which is 180 days after the Effective Time (or such later date as the Surviving Corporation shall request), the Paying Agent shall deliver to the Surviving Corporation any undistributed portion of the Payment Fund and any other documents in its possession relating to the Merger, and the Paying Agent's duties shall thereupon terminate. Thereafter, each holder of a Certificate formerly representing Shares may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest or dividends thereon.

   (d) In the event that any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall pay or issue (as applicable) in exchange therefor, upon the making of an affidavit of that fact and, if the Surviving Corporation so requires, the delivery of a reasonably suitable bond or indemnity by the holder thereof, such Merger Consideration as may be required pursuant to this Agreement.

   (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the Merger Consideration relating thereto, as provided in this Section, subject to applicable law.

   (f) None of the Company, ICII, Merger Sub, the Paying Agent or the Surviving Corporation shall be liable to any holder of Shares for cash from the Payment Fund delivered to a public official as required pursuant to any applicable abandoned property, escheat or similar law.

   (g) The provisions in this Section are intended to be for the benefit of, and shall be enforceable by, each holder of Certificates previously evidencing the Shares outstanding immediately prior to the Merger entitled to payment of the Merger Consideration pursuant to Section 1.7(a) (it being expressly agreed that such persons shall be the third party beneficiaries of this Section).

   Section 1.10 Stock Option and Other Plans.

   (a) As of the Effective Time, (i) each outstanding option to purchase Shares (each, a "Company Stock Option") issued pursuant to the Company's 1997 Stock Option Plan, as amended (the "Company Stock Option Plan"), shall be converted into an immediately exercisable option (each, an "Adjusted Company Option") to purchase a number of shares of common stock, no par value, of ICII ("ICII Common Stock"), at an exercise price as shall be determined in accordance with the provisions hereof so that the Fair Value (as defined below) of each such Company Stock Option equals the Fair Value of the Adjusted Company Options to purchase ICII Common Stock into which such Company Stock Option is converted, and all references in each such Company Stock Option (including the plans and agreements under which they were issued) to the Company shall be deemed to refer to ICII, where appropriate; provided, however, that the adjustments provided in this paragraph with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended, (the "Code"), shall be effected in a manner consistent with the requirements of Section 424(a) of the Code, unless the option holder, in his or her sole discretion, waives such requirement, and (ii) ICII shall assume the obligations of the Company under the Company Stock Option Plan. Approval of the Merger Agreement by the Company Stockholders shall constitute a "Change of Control" (as defined in the Company Stock Option Plan) and as a result each Company Stock Option shall vest and become exercisable in full on the date of such Change of Control. The other terms of each Adjusted Company Option, and the plans or agreements under which they were issued, in each case as amended in accordance herewith, shall continue to apply in accordance with their terms. The date of grant of each Adjusted Company Option shall be the date on which the corresponding Company Stock Option was granted. For the purposes hereof, the "Fair Value" of the Company Stock Options and of the Adjusted Company Options to purchase ICII Common Stock into which the Company Stock Options are converted shall be determined in the manner set forth on Schedule III and utilizing the Black-Scholes option pricing model incorporating historical data available on the Bloomberg system and reflecting, among other things, the relative current price, strike price, the risk-free rate, expected duration, volatility and dividend policies of each of ICII and the Company and of the Company Stock Options and the Adjusted Company Options into which they will be converted, based on the principle of preserving for the holders of the Company Stock Options the current value and upside potential of the Company Stock Options, as well as the level of the Merger Consideration (including any adjustment pursuant to Section 1.8(b) in respect of the Appraised Value of the Management Agreement). The Company and ICII shall work together during the 30-day period following the date hereof to determine the precise methodology to be used in determining Fair Value and with respect to the conversion of the Company Stock Options into the Adjusted Company Options. In the event they are unable to agree within such 30-day period, their respective positions on the subject shall be submitted to the Appraiser, and the Appraiser shall be directed to select one of the positions or any other intermediate position.

   (b) Each holder of Company Stock Options may, prior to or within 90 days following the later of the Effective Time or the date of the notices set forth in paragraph (d) below, elect to receive, in lieu of all or a portion of such holder's Adjusted Company Options as provided in Section 1.10(a), the following: (i) with respect to all or a portion of each Company Stock Option which has an option exercise price less than the Merger Consideration, a cash payment from ICII equal to the product of (A) the amount by which the Merger Consideration amount exceeds the exercise price of such Company Stock Option and (B) the number of shares issuable upon exercise of such Company Stock Option or portion thereof, as applicable, and/or (ii) with respect to all or a portion of each Company Stock Option (including those referred to in clause (i) above in lieu of the payment contemplated by clause (i)), a cash payment from ICII equal to the Fair Value of such option or portion thereof, as applicable, determined in accordance with Section 1.10(a). All cash payments shall be subject to any applicable withholding taxes and shall be made as promptly as practicable upon ICII's receipt of such holder's election pursuant to this paragraph.

   (c) ICII and the Company agree that the Company Stock Option Plan shall be amended (or the Company Board or the Compensation Committee of the Company Board shall take other appropriate actions), such amendment to be effective as of the Effective Time, (i) to provide that, with respect to any particular holder of Company Stock Options, unless such option holder shall remain or become an employee of ICII or the Manager immediately after the Effective Time, the employee shall be considered to have had a Voluntary Termination of Affiliation (as defined in the Company Stock Option Plan) and, as a result, such holder's Company Stock Options shall remain exercisable by such holder for a period of one year from the Effective Time, and (ii) to reflect the transactions contemplated hereby, including the conversion of Shares held or to be awarded or paid pursuant to such benefit plans, programs or the Company Stock Option Plan into shares of ICII Common Stock (or fractions thereof) on a basis consistent with the transactions contemplated by this Agreement. The parties agree that any "voluntary" termination of employment by an employee of the Company or the Manager pursuant to a constructive termination or a termination for good reason in an employment or severance agreement shall be treated as a Voluntary Termination of Affiliation for which the employee's Adjusted Company Options shall remain exercisable for a period of at least one year following such termination.

   (d) Prior to or as soon as practicable after the Effective Time, ICII shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Stock Option Plan and the agreements evidencing the grants of such Company Stock Options and informing such holders that such Company Stock Options and the related agreements shall be assumed by ICII at the Effective Time and that such Company Stock Options shall continue in effect on the same terms and conditions as in effect immediately prior to the Effective Time (subject to the adjustments required by this Section after giving effect to the Merger).

   (e) ICII and the Company shall take all such steps as may be required or reasonably requested to cause the transactions contemplated by this Section and any other dispositions of Company equity securities (including derivative securities) or acquisitions of ICII equity securities (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of the Company or (b) at the Effective Time, will become a director or officer of ICII, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the Securities and Exchange Commission (the "SEC") to Skadden, Arps, Slate, Meagher & Flom LLP, or as may otherwise be reasonably requested by the Company.

   (f) ICII shall (i) prior to the Effective Time, reserve for issuance the maximum number of shares of ICII Common Stock that may become subject to the Adjusted Company Options referred to in this Section and (ii) issue or cause to be issued the appropriate number of shares of ICII Common Stock (or fractions thereof) pursuant to the terms of the Adjusted Company Options upon the exercise thereof. No later than the Effective Time, ICII shall prepare and file with the SEC one or more registration statements on Form S-8 (or on any other appropriate form) (the "S-8") registering the number of shares of ICII Common Stock necessary to fulfill ICII's obligations under this Section. ICII shall also file a supplemental listing application with the Nasdaq Stock Market in respect of such shares and use its reasonable best efforts to cause such shares to be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance prior to the Effective Time. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained) for at least as long as until the later of (i) the last date on which any Adjusted Company Options remain outstanding, or (ii) the last date on which shares of ICII Common Stock issued on exercise of Adjusted Company Options are held by an affiliate, as defined by Rule 144 of the General Rules and Regulations (an "Affiliate") under the Securities Act of 1933, as amended (the "Securities Act") of ICII and any of such shares of ICII Common Stock cannot be otherwise sold immediately pursuant to Rule 144.

   (g) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each holder of Company Stock Options or Adjusted Company Options and such Affiliate of ICII holding shares of

ICII Common Stock issued on exercise of Adjusted Company Options (it being expressly agreed that such persons shall be the third party beneficiaries of this Section).

   Section 1.11 Stockholders' Meeting; SEC Materials.

   (a) The Company, acting through the Company Board, shall, in accordance with applicable law and the Company's Charter and By-laws, and provided that this Agreement shall not have been terminated as contemplated by Section 4.3:

     (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting"), which meeting shall be held as soon as reasonably practicable following the expiration of the Solicitation Period for the purpose of considering and taking action upon this Agreement, but in no event prior to October 1, 1999;

     (ii) together with ICII, prepare and file with the SEC a preliminary proxy statement relating to this Agreement in form and substance reasonably satisfactory to ICII and the Company, and, together with ICII, use their reasonable efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined below) and, after consultation with each other, to respond promptly to any comments made by the SEC or its staff with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement"), which the parties agree shall comply as to form in all material respects with all applicable requirements of law, to be mailed to the Company Stockholders and (y) subject to the fiduciary duties of the Company Board under applicable law and subject to the provisions of Section 4.3, to obtain the necessary approval of this Agreement by the Company Stockholders representing a majority of the outstanding Shares entitled to vote at the Special Meeting (other than the ICII Shares); and

     (iii) subject to the fiduciary obligations of the Company Board and the Special Committee under applicable law and subject to the provisions of
  Section 4.3, include in the Proxy Statement the recommendation of the Company Board and the Special Committee that the Company Stockholders vote in favor of the approval of this Agreement.

   (b) ICII shall, and shall cause the other holders of ICII Shares to, vote (whether in person or by proxy) for the approval of this Agreement at the Special Meeting or any adjournment or postponement thereof.

   (c) Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, ICII or the Company, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the Company Stockholders such amendment or supplement. Each of the parties agree that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Special Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any information pertaining to one of the parties or, to such party's knowledge, any of its affiliates or its officers or directors, contained in or omitted from the Proxy Statement makes statements contained therein materially false or misleading, such party shall promptly so advise the other parties and provide such other parties with the information necessary to make the statements contained therein not false or misleading. In the event of such advice being given pursuant to the preceding sentence, the Company and ICII shall cooperate to promptly file with the SEC (after reasonable opportunity to ICII and the Company to review and comment thereon) any required amendments or supplements to the Proxy Statement and, to the extent required by law, disseminate such amendments or supplements to the Company Stockholders. No filings of the Proxy Statement (or any amendments or supplements thereto) shall be made without the prior approval of both ICII and the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

   (d) Simultaneously with the filing of the preliminary proxy statement contemplated by Section 1.11(a)(ii), ICII shall file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3, including the exhibits thereto (together with all amendments and supplements thereto, the "Schedule 13E-3") with respect to the Merger and the other transactions contemplated hereby. The Schedule 13E-3 shall include the information required to be included by the SEC in a Rule 13e-3 Transaction Statement. ICII shall cause the information contained in the Schedule 13E-3 to be disseminated to Company Stockholders as and to the extent required by applicable law. ICII, Merger Sub and the Company agree to correct promptly any information provided by any of them for use in the Schedule 13E-3 which shall have become materially incorrect or misleading, and ICII and Merger Sub further agree to take all steps necessary to cause the Schedule 13E-3 as so corrected to be filed with the SEC and to be disseminated to Company Stockholders as and to the extent required by applicable law. The Company, the Special Committee and their respective counsel shall be given a reasonable opportunity to review and comment on the Schedule 13E-3 and any amendments thereto prior to the filing thereof with the SEC or dissemination thereof to the Company Stockholders. ICII and Merger Sub shall promptly inform the Company, the Special Committee and their respective counsel of any comments, whether oral or written that ICII or Merger Sub may receive from the SEC or its staff with respect to the Schedule 13E-3 promptly after the receipt thereof and shall promptly provide the Company, the Special Committee and their respective counsel with copies of any such written comments. ICII and Merger Sub shall provide the Company and the Special Committee, and their respective counsel, with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Schedule 13E-3 or the Merger.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to ICII and Merger Sub as follows:

   Section 2.1 Organization and Qualification of the Company.

   (a) The Company and each of its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate or other power, as the case may be, and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

   (b) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing (with respect to jurisdictions which recognize such concept) to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any change or effect that individually or in the aggregate is or would reasonably be expected to be materially adverse to (i) the business, properties, assets, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, other than any change or effect arising out of (x) a decline or deterioration in the economy in general or the real estate or capital markets in which the Company and its subsidiaries operate, or
(y) this Agreement or the transactions contemplated hereby or the announcement thereof or (ii) the ability of the Company to consummate the transactions contemplated hereby without material delay.

   Section 2.2 Corporate Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject, in the case of the Merger, to approval by the Company Stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by Company Stockholders representing a majority of the outstanding Shares entitled to vote at the Special Meeting (other than the ICII Shares)). This

Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by each of ICII and Merger Sub, constitutes the valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

   Section 2.3 SEC Reports; Financial Statements. The Company has filed all required forms, reports and documents with the SEC since January 1, 1998 (the "Company SEC Reports"). As of their respective dates and giving effect to any amendments thereto, each of the Company SEC Reports complied as to form in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the dates such forms, reports and documents were filed. None of the Company SEC Reports contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the relevant periods (except as may be indicated in the notes thereto and, except in the case of unaudited quarterly statements, as permitted by Form 10-Q of the
SEC), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).

   Section 2.4 Consents and Approvals; No Violations. Except as set forth in
Section 2.4 of the Company's Disclosure Schedule (the "Company Disclosure Schedule") and except for such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the rules and regulations of the Nasdaq Stock Market, state takeover laws, state securities or "blue sky" laws and the filing and recordation of the Articles of Merger as required by the MGCL and such other filings, permits, authorizations, consents and approvals the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no filing or registration with or notice to, and no permit, authorization, consent or approval of, any court or tribunal of competent jurisdiction in any jurisdiction or any foreign, federal, state or municipal governmental, regulatory or other administrative agency, department, commission, board, bureau, political subdivision or other authority or instrumentality including the National Association of Securities Dealers, Inc. and the SEC (each a "Regulatory Entity") is necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

   Section 2.5 Opinion of Financial Advisor. The Financial Advisor has delivered to the Special Committee its written opinion, dated the date of this Agreement, to the effect that, based on, and subject to the various assumptions and qualifications set forth in such opinion, as of the date of such opinion, the Merger Consideration to be received by the Company Stockholders (other than ICII and Merger Sub and any other holders of ICII Shares listed on Schedule I) is fair to such Company Stockholders from a financial point of view, a signed copy of which opinion has been delivered to the Special Committee, and such opinion has not been withdrawn or modified.

   Section 2.6 Brokers. Other than the Financial Advisor, no broker, finder, investment banker or other intermediary is entitled to any brokerage, finder's or other similar fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its affiliates.

   Section 2.7 Information. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in (i) the Proxy Statement, (ii) the Schedule 13E-3, or (iii) any other document to be filed with the SEC or any other Regulatory Entity prior to the Effective Time (the "Other Filings") will, at the respective times filed with the SEC or other Regulatory Entity and, in addition, in the case of the Proxy Statement and the Schedule 13E-3, at the date it or any amendment or supplement is mailed to the stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

   Section 2.8 Rights Agreement; Charter. The Company has taken or will take all action necessary to exempt the Merger from the provisions of the Rights Agreement, dated as of September 21, 1998, between the Company and U.S. Stock Transfer Corporation (the "Rights Agreement") and to provide for expiration of the Rights thereunder at the time immediately prior to the Effective Time. The Company will not exercise any rights or ability it may have under the Rights Agreement or its charter (the "Company Charter") to nullify or delay the consummation of the Merger.

   Section 2.9 Capitalization of the Company and Its Subsidiaries. As of the date hereof, the authorized capital stock of the Company consists of 500,000,000 shares of capital stock, of which: (i) 496,500,000 are classified as Common Stock, par value $0.0001 per share, 28,500,000 shares are issued and outstanding, and (ii) 3,500,000 are classified as Series A Junior Participating Preferred Stock, par value $0.0001 per share, none of which shares are issued or outstanding. The Series A Junior Participating Preferred Stock has been reserved for issuance upon the exercise of the preferred share purchase rights in accordance with the Rights Agreement. As of the date hereof, there are outstanding Company Stock Options in respect of 1,437,250 Shares at the exercise prices set forth in Section 2.9(a) of the Company Disclosure Schedule. Except as set forth above or as set forth in Section 2.9(a) of the Company Disclosure Schedule, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (iii) no options, calls or other rights (including warrants or other contractual rights, including contingent rights) to acquire from the Company or its subsidiaries, and no obligations of the Company or its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (iv) no equity equivalents, interests in the ownership or earnings of the Company or its subsidiaries or other similar rights (including stock appreciation rights) (collectively, "Company Securities"). Except for the Company Stock Option Plan or as set forth in
Section 2.9(a) of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or any capital stock, voting securities or other ownership interests in any subsidiary of the Company.

   Section 2.10 No Defaults. As of the date hereof, none of the Company or any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its charter or bylaws (or similar governing documents), (ii) any note, bond, mortgage, collateralized mortgage obligation, reverse repurchase agreement, indenture, letter of credit, warehouse line of credit, other evidence of indebtedness, franchise, permit, guarantee, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, or
(iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, its subsidiaries or any of their respective properties or assets, except in the cases referred to in the preceding clauses
(ii) and (iii) for violations, breaches or defaults that would not have a Company Material Adverse Effect.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF ICII AND MERGER SUB

   ICII and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

   Section 3.1 Organization and Qualification of ICII and Merger Sub.

   (a) ICII and each of its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate or other power, as the case may be, and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

   (b) Each of ICII and its subsidiaries is duly qualified or licensed and in good standing (with respect to jurisdictions which recognize such concept) to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have an ICII Material Adverse Effect. The term "ICII Material Adverse Effect" means any change or effect that individually or in the aggregate is or would reasonably be expected to be materially adverse to (i) the business, properties, assets, results of operations or financial condition of ICII and its subsidiaries, taken as a whole, other than any change or effect arising out of (x) a decline or deterioration in the economy in general or the real estate or capital markets in which ICII and its subsidiaries operate, or (y) this Agreement or the transactions contemplated hereby or the announcement thereof or (ii) the ability of ICII or Merger Sub to consummate the transactions contemplated hereby without material delay.

   Section 3.2 Corporate Authorization. Each of ICII and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of each of ICII and Merger Sub and by ICII as sole stockholder of Merger Sub and no other corporate proceedings on the part of either of them is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ICII and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the valid, legal and binding agreement of each of ICII and Merger Sub, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

   Section 3.3 SEC Reports; Financial Statements. ICII has filed all required forms, reports and documents with the SEC since January 1, 1998 (the "ICII SEC Reports"). As of their respective dates and giving effect to any amendments thereto, each of the ICII SEC Reports complied as to form in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the dates such forms, reports and documents were filed. None of the ICII SEC Reports, including any financial statements, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of ICII included in the ICII SEC Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with GAAP applied on a consistent basis throughout the relevant periods (except as may be indicated in the notes thereto and, except in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC), the consolidated financial position of ICII and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).

   Section 3.4 Consents and Approvals; No Violations.

   (a) Except as set forth in Section 3.4 of the ICII Disclosure Schedule and except for such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the rules and regulations of the Nasdaq Stock Market, state takeover laws, state securities or "blue sky" laws and the filing and recordation of the Articles of Merger as required by the MGCL, filings to maintain the good standing of the Surviving Corporation and such other filings, permits, authorizations, consents and approvals the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have an ICII Material Adverse Effect, no filing or registration with or notice to, and no permit, authorization, consent or approval of, any Regulatory Entity is necessary in connection with the execution and delivery by ICII or Merger Sub of this Agreement or the consummation by ICII or Merger Sub of the transactions contemplated hereby.

   (b) Upon consummation of the transactions contemplated hereby, each of ICII and the Surviving Corporation (i) will not become insolvent, (ii) will not be left with unreasonably small capital, (iii) will not have incurred debts beyond its ability to pay all of its debts as they mature, and (iv) will not have its capital impaired.

   Section 3.5 Brokers. Other than Friedman, Billings, Ramsey & Co., Inc. ("FBR"), no broker, finder, investment banker or other intermediary is entitled to any brokerage, finder's or other similar fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of ICII, Merger Sub or any of their affiliates (other than the Company). In the event this Agreement is terminated in accordance with Section 6.1, no broker, finder, investment banker or other intermediary is or will be entitled to any brokerage, finder's or other similar fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of ICII, Merger Sub or any of their affiliates (other than the Company), except that FBR shall be entitled to reimbursement from ICII for its reasonable out-of-pocket expenses incurred in connection with the negotiation and preparation of this Agreement.

   Section 3.6 Ownership of Company Capital Stock. Except for the ICII Shares and except as listed on Section 3.6 of the ICII Disclosure Schedule, neither ICII nor, to its knowledge, any of its subsidiaries or affiliates (other than the Company), (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company.

   Section 3.7 Information. None of the information supplied or to be supplied by ICII and Merger Sub in writing specifically for inclusion in (i) the
Schedule 13E-3, (ii) the Proxy Statement, or (iii) the Other Filings will, at the respective times filed with the SEC or such other Regulatory Entity and, in addition, in the case of the Schedule 13E-3 and the Proxy Statement, at the date it or any amendment or supplement is mailed to the stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

   Section 3.8 Financing. ICII has available, and shall provide Merger Sub with, all of the funds necessary to consummate the Merger and the transactions contemplated hereby in accordance with the terms hereof. In no event shall the receipt or availability of any funds or financing by ICII or any affiliate or any other financing or other transaction be a condition to any of ICII's obligations hereunder or to the consummation of the Merger.

   Section 3.9 Conduct of Business of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE IV

                                   COVENANTS

   Section 4.1 Conduct of Business of the Company. Except as expressly contemplated by this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice, seek to preserve intact its current business organizations, seek to keep available the service of its current officers and seek to preserve its relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule, after the date hereof and prior to the earlier of the (i) Effective Time or (ii) termination of this Agreement, the Company will not and will cause its subsidiaries not to, without the prior written consent of ICII, such consent not to be unreasonably withheld, conditioned or delayed:

     (a) amend its charter or bylaws or the articles or other similar governing instrument of any of its subsidiaries;

     (b) except pursuant to the Rights Agreement, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including any stock options or stock appreciation rights), except for the issuance of Shares (and the associated rights) upon the exercise of Company Stock Options outstanding at the date of this Agreement under the Company Stock Option Plan, in accordance with the terms of such Company Stock Option Plan and Company Stock Options as in effect on the date hereof;

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than (i) regular quarterly dividends not in excess of 105% of its taxable income for each quarter or (ii) distributions not in excess of 105% of its taxable income for the applicable period as may be necessary to maintain the Company's status as a real estate investment trust for federal income tax purposes ("REIT")), make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to Company Stockholders in their capacity as such or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries; provided, however, that notwithstanding the foregoing, the Company shall be permitted to declare and pay the Final Company Dividend (as defined in Section 4.12) in accordance with Section 4.12;

     (d) acquire, sell, lease, license or dispose of any assets, or enter into any material contract outside the ordinary course of business consistent with past practice;

     (e) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it and maintain its books and records other than in accordance with GAAP consistently applied;

     (f) acquire, whether by merger, consolidation or acquisition of stock or assets or otherwise, any corporation, partnership or other business organization or division thereof;

     (g) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company and its subsidiaries included in the Company SEC Reports or arising in the ordinary course of business since the date thereof or reflecting debt between the Company and its wholly owned subsidiaries or between its wholly owned subsidiaries or which are not otherwise material to the business of the Company or its subsidiaries;

     (h) settle or compromise, or agree to settle or compromise, any claim, suit or other litigation or matter in an arbitration proceeding for an amount in excess of $100,000 (after taking into account any insurance proceeds to which the Company or any of its subsidiaries receives), or otherwise on terms which would constitute a Company Material Adverse Effect;

     (i) create or assume with respect to any asset of the Company (including any security), any mortgage, lien, pledge, charge, security interest, assignment of leases, revenues, rents and/or profits, fixture, filing or other encumbrance of any kind in respect of such asset (the "Liens") other than Liens which would not have, or reasonably be expected to have, a Company Material Adverse Effect;

     (j) make any loans, advances or capital contributions in excess of $500,000 to, or investments in, any other Person, other than (i) pursuant to previous commitments listed in Section 4.1 of the Company Disclosure Schedule or in Company SEC Reports filed prior to the date hereof, and (ii) loans, advances and capital contributions to wholly owned subsidiaries of the Company;

     (k) take any action, or omit to take any action, which action or omission would terminate the Company's continuing status as a REIT; and

     (l) take, or agree in writing or otherwise to take, (i) any of the actions described in Sections 4.1(a) through 4.1(k) to the extent that such actions would be prohibited thereby, except to the extent such actions would not have, or reasonably be expected to have, a Company Material Adverse Effect, or (ii) any action which would result in any of the material conditions to the Merger set forth herein not being satisfied.

Notwithstanding anything to the contrary herein, Section 4.1 shall not be deemed violated by any action taken by the Company as a result of any action by an officer of the Company that is not specifically approved by the Special Committee.

   Section 4.2 Other Actions. Each of the Company, on the one hand, and ICII and Merger Sub, on the other hand, shall not, and shall use commercially reasonable efforts to cause their respective subsidiaries and affiliates not to, take any action that would result in (i) any representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue,
(ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions to the Merger set forth in
Article V not being satisfied.

   Section 4.3 Solicitation.

   (a) For a period of 60 days following the later of (x) the date of this Agreement or (y) the date on which the Appraiser is engaged (the "Solicitation Period"):

     (i) Nothing contained in this Agreement shall prohibit the Company or any third party or any of the affiliates, officers, directors, employees, representatives or agents of the Company, directly or indirectly, from encouraging, soliciting, participating in, initiating discussions or negotiations with, providing any information or offering access to the properties, books or records of the Company, or entering into any agreement respecting fees and expenses or similar matters with any Person or group concerning any Competing Transaction (as defined below), and it is contemplated and expected that the Company and such persons will do so for the purpose of determining if any Competing Transaction constituting a Superior Proposal is available to the Company.

     (ii) Notwithstanding anything to the contrary herein, after consultation with and based upon the advice of both an outside legal counsel and an independent financial adviser, the Company Board may enter into an agreement with respect to, or approve or recommend, a Superior Proposal; provided, however, that the Company shall concurrently with entering into such an agreement terminate this Agreement and pay, or cause to be paid, to ICII the expenses required by Section 6.3.

   (b) Following the expiration of the Solicitation Period:

     (i) The Company shall not (whether directly or indirectly through advisors, agents or other intermediaries) and shall use its reasonable efforts to cause its officers, directors, employees, affiliates, agents and representatives, not to directly or indirectly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information or offer access to the properties, books or records of the Company, to any Person or group (other than ICII or any designees of ICII) concerning any Competing Transaction. Notwithstanding the foregoing, the Company may furnish information and access, in each case only in response to an unsolicited written proposal that constitutes a Superior Proposal (provided that the Company shall use its reasonable efforts to enter into a confidentiality agreement with such third party) and participate in discussions and negotiate with the Person or group making such Superior Proposal. The Company shall provide a copy of such written proposal (which shall identify the party making such proposal) and any amendments thereto to ICII promptly upon receipt thereof and, thereafter, shall keep ICII promptly advised of material developments with respect thereto; provided, however, that, nothing contained in this Section 4.3(b) shall prevent the Company, the Company Board or the Special Committee from (i) taking, and disclosing to the Company's stockholders, a position complying with Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act with respect to a Competing Transaction, (ii) making any disclosure to its stockholders, if, in the good faith judgment of the Company Board or the Special Committee, after receiving advice of outside legal counsel, failure to disclose would be reasonably likely to constitute a breach of its fiduciary duties to the Company or its stockholders under applicable law (including a duty of candor) or otherwise be a violation of any applicable law, (iii) issuing a press release or publicly disclosing the terms of this Agreement in accordance with Section 4.6, or (iv) taking any action which, in the good faith judgment of the Company Board or the Special Committee, after receiving advice of outside legal counsel, is required pursuant to an order entered by a court of competent jurisdiction.

     (ii) Except as set forth in this Section, neither the Company Board nor any committee thereof shall approve or recommend, or cause the Company to enter into any agreement or letter of intent with respect to, any Competing Transaction. Notwithstanding the foregoing, prior to the Effective Time, after consultation with and based upon the advice of both an outside legal counsel and an independent financial adviser, the Special Committee may recommend and the Company Board may authorize and cause the Company to enter into an agreement with respect to, or approve or recommend, a Superior Proposal; provided, however, that the Company shall concurrently with entering into such an agreement terminate this Agreement and pay, or cause to be paid, to ICII the expenses required by Section 6.3.

   (c) For purposes of this Agreement:

     (i) "Competing Transaction" shall mean any of the following with respect to the Company or any subsidiary thereof (other than the transactions contemplated by this Agreement (including all schedules and exhibits attached hereto or referred to herein)): any merger, consolidation, share exchange, business combination or similar transaction, or any sale, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets or equity securities of the Company and its subsidiaries taken as a whole, in a single transaction or series of related transactions; any tender offer or exchange offer for 50% or more of the outstanding shares of beneficial interest of the Company or any transaction resulting in the issuance of shares representing 50% or more of the outstanding shares of beneficial interest of the Company, or the filing of a registration statement under the Securities Act in connection therewith.

     (ii) "Superior Proposal" shall mean any bona fide proposal relating to a Competing Transaction which is on terms which the Company Board determines in its good faith judgment (after consulting with an independent financial advisor of nationally recognized reputation) (i) to be more favorable to the Company Stockholders than the Merger and (ii) is reasonably capable of being consummated.

   Section 4.4 Additional Agreements; Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including (i) contesting any legal proceeding challenging the Merger and (ii) the execution of any additional instruments, including the Articles of Merger, necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, each party hereto agrees to use reasonable best efforts to cause the Effective Time to occur as soon as practicable after the stockholder vote with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

   Section 4.5 Consents. Without in any way limiting Section 4.4, ICII, Merger Sub and the Company each will use its reasonable best efforts to obtain consents, approvals or waivers of all third parties and Regulatory Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; provided that, nothing contained herein shall require either party to dispose of any business, properties or assets or cease engaging in any business which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Surviving Corporation and its subsidiaries, taken as a whole, after giving effect to the Merger.

   Section 4.6 Public Announcements. ICII, Merger Sub and the Company will consult with each other and give each other reasonable advance notice before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby, including the Merger (but excluding any press release or announcement by the Company relating to any Competing Transaction or Superior Proposal). Each party hereto shall incorporate in the press release or other public statement such information as shall reasonably be requested to be included therein by the other party hereto. Notwithstanding the foregoing, either party hereto may, without the prior consent of the other party, issue any press release or make any public announcement that may be required by law or the rules or requirements of the Nasdaq Stock Market, if it has used its reasonable best efforts to consult with the other party but has been unable to do so in a timely manner, and the Company may issue any press release or make any public announcement as it may desire with respect to any Competing Transaction or Superior Proposal. The parties agree that the initial press release to be issued with respect to the Merger shall be in the form heretofore agreed to by the parties.

   Section 4.7 Indemnification; Directors' and Officers' Insurance.

   (a) ICII and Merger Sub agree that all rights to indemnification or exculpation (whether contained in the charter, by-laws or other similar governing instruments, or in any indemnification agreements, each as in effect as of the date hereof, or otherwise available) now existing in favor of the directors, officers, employees and agents (and their respective heirs, representatives, successors and assigns) of the Manager and/or the Company and its subsidiaries (each an "Indemnified Party") with respect to actions or omissions occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that, all rights to indemnification in respect of any claim asserted or made within such period shall continue until the disposition of such claim. In addition to the foregoing, from and after the Effective Time, ICII and the Surviving Corporation, jointly and severally, shall indemnify, hold harmless and defend each person who is a current or former officer or director of the Manager and/or the Company or any of its subsidiaries against all losses, claims, damages, liabilities, judgments, costs or expenses (including attorneys' fees) arising out of or pertaining to acts or omissions (or alleged acts or omissions) by them in their capacities as such (collectively, "Actions"), which Actions occurred at or prior to the Effective Time. To the maximum extent permitted by the MGCL, the indemnification and related rights hereunder shall be mandatory rather than permissive and ICII and/or the Surviving Corporation shall promptly advance expenses in connection with such indemnification to the fullest extent permitted under applicable law, provided that, to the extent required by law, the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding anything to the contrary herein, immediately upon consummation of the Merger, ICII and the Surviving Corporation shall (and ICII agrees to cause the Surviving Corporation to), jointly and severally, expressly assume the obligations of the Company under any indemnification agreements entered into by the Company for the benefit of its directors and officers.

   (b) ICII shall cause the Surviving Corporation to maintain in effect for not less than six years from the Effective Time policies of directors' and officers' liability and fiduciary insurance, which may be in the form of tail coverage under the Company's current policies of such insurance (if and to the extent that such tail coverage is available and provides insurance coverage that meets all of the requirements of this Section), on terms with respect to coverage and amount no less favorable than those of such policy or policies in effect on the date hereof pursuant to which the Company's directors and officers currently are insured with respect to claims arising from facts or events occurring prior to the Effective Time to the extent required to cover the types of actions and omissions with respect to which the Company's directors and officers are currently insured; provided, that in no event shall ICII or the Surviving Corporation be required to pay aggregate annual premiums for insurance under this paragraph (b) in excess of 300% of the aggregate annual premium paid by the Company as of the date of this Agreement for such purpose; provided, further, that if the premium for such coverage exceeds such amount, ICII shall, or shall cause the Surviving Corporation to, purchase a policy with the greatest coverage available for such 300% of the aggregate annual premium. In the event that any person is or would have been entitled to coverage under a directors' and officers' liability and fiduciary insurance policy pursuant to this Section and such policy has lapsed, not been purchased, terminated, been repudiated or is otherwise in breach or default or affords lesser coverage than is required under this Section as a result of the Surviving Corporation's failure to maintain and fulfill its obligations pursuant to this Section or for any other reason, ICII shall pay to such persons such amounts and provide any other coverage or benefits as such person would have received pursuant to such policy.

   (c) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section, upon actually learning of any such Action, shall promptly notify ICII thereof; provided, however, that any failure of an Indemnified Party to promptly so notify ICII shall not excuse ICII or the Surviving Corporation from any of its obligations hereunder except to the extent of any actual harm suffered by ICII or the Surviving Corporation as a result of such delay. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) ICII and the Surviving Corporation shall have the right, from and after the Effective Time, to assume the defense thereof if the relief sought therein is solely monetary (and provided that ICII or the Surviving Corporation, jointly and severally, admit and covenant in writing their liability to indemnify and hold the Indemnified Party harmless from and against any losses, damages, expenses and liabilities arising out of such matter), (ii) the Indemnified Party (or Parties, if more than one) shall have the right to engage separate counsel to represent its or their interests, and ICII and the Surviving Corporation shall, jointly and severally, bear the reasonable expenses of such counsel (such counsel or counsels, as the case may be, to coordinate with counsel for ICII in order to avoid unreasonable duplication of legal expenses among ICII and the Indemnified Parties); provided, however, that ICII and the Surviving Corporation shall, jointly and severally, be obligated to bear the expenses of only one such separate counsel unless there exists or may exist one or more legal defenses available to an Indemnified Party that are not available to, or the assertion of which would be adverse to the interest of, one or more of the other Indemnified Parties (it being further understood and agreed that if and to the extent one or more of the Independent Directors of the Company (as such term is defined in the Company's charter) are Indemnified Parties with respect to any particular Action, ICII and the Surviving Corporation shall, jointly and severally, be obligated to bear the expenses of one counsel for the Independent Directors with no other representation in the matter, and shall be so obligated with respect to individual counsel for any Independent Director in the event there exists or may exist one or more legal defenses available to such Independent Director that are not available to, or the assertion of which would be adverse to the interest of, one or more of the other Independent Directors), (iii) the Indemnified Parties will reasonably cooperate in the defense of any such matter, (iv) ICII and the Surviving Corporation shall not be liable for any settlement effected without ICII's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and
(v) neither ICII, nor the Surviving Corporation, nor any of their affiliates shall consent to a settlement of, or the entry of any judgment arising from, any such matter, without the prior written consent of each Indemnified Party that is a party to such matter, unless the Indemnified Party is the beneficiary of a full and complete release from any losses, damages, expenses and liabilities arising out of such claim or Action by the person or persons bringing such claim or Action, in form and substance reasonably satisfactory to the Indemnified Party.

   (d) Notwithstanding any other provisions hereof, the obligations of ICII and the Surviving Corporation shall be binding upon the successors and assigns of each of them. In the event ICII or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or any substantial portion of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such party assume the obligations set forth in this Section.

   (e) The obligations of the Surviving Corporation hereunder shall be the joint and several obligations of ICII and the Surviving Corporation and their respective successors and assigns, whether or not expressly provided in this Section.

   (f) The provisions in this Section (i) are intended to be for the benefit of, and shall be enforceable by, each person entitled to indemnification hereunder, and each such person's heirs, representatives and successors or assigns (it being expressly agreed that such persons shall be the third party beneficiaries of this Section) and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

   Section 4.8 Notification of Certain Matters. The Company shall give prompt notice to ICII, and ICII shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, if received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, assets, businesses or results of operations of it and its subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement (but notice to ICII or the Company, as the case may be, shall be required only if the absence of such consent would have an ICII Material Adverse Effect or Company Material Adverse Effect, as the case may be), or (v) any Company Material Adverse Effect or ICII Material Adverse Effect, as the case may be; provided, however, that the delivery of any notice pursuant to this Section shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   Section 4.9 SEC and Other Filings. The Company and ICII each shall provide the other and its counsel with copies of all filings made by it or any of its subsidiaries with the SEC after the date hereof and the Company and ICII each shall provide the other and its counsel with copies of all filings made by it with any other Regulatory Entity in connection with this Agreement and the transactions contemplated hereby.

   Section 4.10 Stockholder Litigation. Each of ICII and the Company shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against ICII, Merger Sub or the Company, as applicable, and/or their respective officers and directors relating to the transactions contemplated hereby.

   Section 4.11 SPB Loans. ICII shall repurchase (unless Southern Pacific Bank ("SPB") has previously repurchased) the 16 real estate mortgage loans previously sold by SPB to the Company that (i) had an aggregate principal balance of $3,911,864.85 as of June 30, 1999, (ii) were described in that certain notice from the Company to SPB, dated May 21, 1999, and (iii) have not been repurchased by SPB from the Company as of the date hereof (collectively, the "SPB Loans"; provided that, in those instances in which a foreclosure sale of the real property underlying one or more SPB Loans has already occurred, all references in this Agreement to SPB Loans shall be deemed to be references to such real property, and in those instances, ICII shall purchase such real property from the Company in lieu of purchasing such mortgage loans), by the later of (x) 60 days from the date of this Agreement or (y) 5 days after the termination of this Agreement, at a price per SPB Loan as provided for in the relevant Agreement for Purchase and Sale of Real Estate Loans between the Company and SPB pursuant to which such SPB Loan was acquired by the Company.

   Section 4.12 Final Company Dividend. The Company shall declare a cash dividend (the "Final Company Dividend") to the Company Stockholders, the record date for which shall be the close of business on the last business day prior to the Effective Time, in an amount not in excess of (x) 100% of the Company's taxable income for the taxable year through the Effective Time reduced by (y) the amount of all prior dividends paid in respect of the Company's taxable year ending as of the Effective Time, to be paid to Company Stockholders as promptly as practicable after the Effective Time.

   Section 4.13 Employee Matters. ICII shall cause the Manager to fully honor and pay all existing employment and severance arrangements with respect to its employees. The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each employee of the Manager (it being expressly agreed that each such person shall be a third party beneficiary of this Section).

   Section 4.14 Standstill.

   (a) Except with respect to the Merger or any Qualifying Alternative Transaction (including, in either case, any of the matters permitted by this Agreement in connection with the negotiation, approval or consummation of the Merger), ICII (including its affiliates, each of its and their directors, officers, employees, agents and representatives, and any "group", within the meaning of Section 13(d)(3) of the Exchange Act, in which it, any of its affiliates, or any of its or their directors, officers, employees, agents or representatives, is a member) shall not directly or indirectly: (i) acquire beneficial ownership or control of any equity securities of the Company, other than the ICII Shares owned prior to the date of this Agreement; (ii) other than certain mortgage loans (or underlying real property) that may be resold to SPB and/or Franchise Mortgage Acceptance Corp., in any manner acquire or agree, attempt, seek or propose to acquire (or make any request for permission with respect thereto), by purchase, merger, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group, or otherwise, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the assets or businesses of the Company or any securities issued by the Company, or any rights or options to acquire such ownership (including from a third party);
(iii) make, or in any way cause or participate in, any "solicitation" of "proxies" to vote (as such terms are defined in Regulation 14A under the Exchange Act), or communicate with, seek to advise, encourage or influence any person or entity, in any manner, with respect to the voting of, any voting securities of the Company, or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 promulgated under the Exchange Act) with respect to the Company, or execute any written consent with respect to the Company; (iv) make or cause to be made or reasserted any proposal for the acquisition of the Company or any assets or securities thereof or for any extraordinary transaction involving the Company, including any merger, or other business combination, restructuring, recapitalization, liquidation or similar transaction; (v) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Company or induce or attempt to induce any other person to initiate any stockholder proposal, or seek election to or seek to place a representative on the Board of Directors of the Company (other than existing members of the Company Board on the date hereof) or seek the removal of any member of the Company Board; (vi) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company; (vii) otherwise act, alone or in concert with others, to seek to control or influence the management, the Company Board or the policies of the Company (except as permitted or required by the Management Agreement or by such person's status as a director or officer of the Company);
(viii) disclose any intention, plan or arrangement, or make any public announcement inconsistent with the foregoing; (ix) advise, assist or encourage or finance (or assist or arrange financing to or for) any other person in connection with any of the foregoing; (x) enter into any discussions, negotiations, arrangements or understandings with any other person in connection with any of the foregoing; or (xi) request a waiver of any of the foregoing. In the event ICII shall determine to do any of the foregoing with respect to a Qualifying Alternative Transaction, it shall promptly amend its
Schedule 13D filed with respect to the Shares (the "Schedule 13D") to reflect such change.

   (b) A "Qualifying Alternative Transaction" shall refer to any transaction
(i) by which ICII, alone or with others, acquires or seeks to acquire all of the Shares for cash consideration to the holders of Shares (payable in U.S. dollars) at a price that is not less than the Merger Consideration (except that such price may be adjusted to take account of any extraordinary distribution made by the Company following the termination of the Merger Agreement, or any issuance or repurchase by the Company of interests or instruments convertible or exchangeable into or for capital stock of the Company following the termination of the Merger Agreement) (provided, however, that the amount of any break-up fee agreed to be paid by the Company to a third party pursuant to an agreement relating to a Superior Proposal with such third party shall not exceed $6 million); (ii) proposed after the Merger Agreement is terminated by ICII solely in response to a definitive Superior Proposal for which the consideration to be paid thereunder does not consist entirely of cash or cash equivalent securities or instruments; and (iii) (x) not subject to any conditions to consummation not contained in this Agreement with respect to the Merger and (y) in connection with which ICII shall undertake and remain subject to (A) all the terms and conditions of this Agreement that are for benefit of any third party (whether or not such party is a third party beneficiary hereof) as contemplated herein and (B) all of the terms and conditions of this Agreement set forth on Schedule IV, and the consummation of any Qualifying Alternative Transaction by ICII shall constitute an agreement by ICII to abide by the terms hereof referred to in this clause (y), mutatis mutandis.

   (c) If such Qualifying Alternative Transaction is effected by tender offer
(i) such offer shall have a non-waivable minimum condition that ICII shall not accept for payment any tendered Shares, unless there are validly tendered and not properly withdrawn prior to the expiration date for such offer, that number of Shares representing a majority of the total number of issued and outstanding Shares, other than the ICII Shares, and (ii) if such offer is consummated, ICII shall effect a second-step merger in which Company Stockholders not tendering in such offer shall receive the same per share consideration as they would have received had they tendered in the tender offer. ICII shall, in accordance with
Section 1.11, promptly amend its Schedule 13E-3 and its Schedule 13D to reflect the terms of any Qualifying Alternative Transaction it may propose.

   (d) ICII covenants and agrees that it shall not (i) with respect to any Qualifying Alternative Transaction to be effected by tender offer or by the purchase of any Shares, permit the tender of any Shares to become irrevocable or purchase any Shares tendered or offered to be sold in connection with such Qualifying Alternative Transaction, or (ii) with respect to any Qualifying Alternative Transaction to be effected in any other manner, obtain the required approval of the Company Stockholders for such Qualifying Alternative Transaction, consummate such Qualifying Alternative Transaction or make the consummation of such Qualifying Alternative Transaction otherwise not subject to further approval by Company Stockholders, in either case before two business days following the date of the meeting of the Company Stockholders called for the purpose of approving a Superior Proposal, with the purpose and effect that the Company Stockholders shall in fact have the opportunity to accept and benefit from such Superior Proposal should they so desire, without any timing advantage being afforded to such Qualifying Alternative Transaction.

   Section 4.15 Transfer and Gains Taxes. The Company and ICII shall cooperate in the preparation, execution and filing of any returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration or other fees or any similar taxes which may become payable in connection with the Merger (together with any related interests, penalties or additions to tax, "Transfer and Gains Taxes"). The Surviving Corporation shall pay, and not deduct or withhold, any Transfer and Gains Taxes from any amounts payable to the former holders of the Company's Shares.

   Section 4.16 Access to Information.

   (a) Between the date hereof and the Effective Time, the Company, upon reasonable notice and during the Company's ordinary business hours, (i) will not prevent ICII and its authorized representatives from having reasonable access to the employees of the Manager, and to the offices and other facilities and the books and records of the Company and its subsidiaries, (ii) will permit ICII and its authorized representatives to make such inspections as ICII and its authorized representatives may, from time to time, reasonably request and will cause the Company's officers and those of its subsidiaries, and their respective accountants and outside legal counsel, to furnish ICII and its authorized representatives with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its subsidiaries as ICII and its authorized representatives may from time to time reasonably request, provided that no investigation pursuant to this Section 4.16(a) shall affect or be deemed to modify any of the representations or warranties made by the Company.

   (b) ICII agrees that all information received from the Company or the Manager as contemplated by this Section shall be deemed received pursuant to the Confidentiality Agreement, dated as of June 22, 1999, between the parties (the "Confidentiality Agreement"), and that ICII shall, and shall cause its subsidiaries, affiliates and their respective directors, officers, employees, agents and representatives to, comply with the provisions of the Confidentiality Agreement with respect to such information, and the provisions of the Confidentiality Agreement are hereby incorporated by reference with the same effect as if fully set forth herein.

   Section 4.17 Excess Share Provision. The parties agree that the provisions of Article VII of the Company Charter may apply to the transactions contemplated by this Agreement. Therefore, prior to the Effective Time, the Board of Directors of the Company shall, pursuant to the second sentence of
Section 7.1.7 of the Company Charter and subject to and conditioned upon receipt of the items contemplated by clauses (i), (ii) and (iii) below, exempt the transactions contemplated hereby, including the Merger (the "Exemption"), from the restrictions set forth in Section 7.1.2(a) of the Company Charter. In furtherance of the foregoing, prior to the Effective Time, ICII shall cooperate with the Company in obtaining, or shall cause to be delivered to the Company's Board of Directors, as applicable, the following:

     (i) an opinion of Piper & Marbury L.L.P. (the "Opinion") to the effect that the restrictions contained in Section 7.1.2(b), Section 7.1.2(c) and/or Section 7.1.2(d) of the Company Charter will not be violated by the consummation of the transactions contemplated by this Agreement,

     (ii) such representations and undertakings contemplated by Section 7.1.7 of the Company Charter and such representations and warranties appropriate for the tax opinion certificate to be delivered to support the legal opinion described in clause (i), in each case including the representations and undertakings set forth in Exhibit A to this Agreement, as are reasonably necessary to ascertain that no individual's "Beneficial Ownership" or "Constructive Ownership" of shares of "Equity Stock" will violate the "Ownership Limit" (as each of those terms is defined in Section
  7.1.1 of the Company Charter; such Ownership Limit being referred to herein as the "Individual Ownership Limit"), and

     (iii) the written agreement of ICII that any violation or attempted violation of the Individual Ownership Limit will result in the Shares acquired pursuant to this Agreement being transferred to a trust contemplated by Section 7.1.3 of the Company Charter to the extent necessary to avoid such violation.

The parties agree that application of Article VII of the Company Charter to the Merger shall not be deemed to constitute a breach of any representation, warranty, covenant or agreement contained in this Agreement, nor the failure to satisfy any condition to the consummation of the transactions contemplated hereby (except as provided in Section 5.2(c), with respect to the Company, and Section 5.3(c), with respect to ICII).

   Section 4.18 State Takeover Statutes. The Company will use its reasonable efforts to take all permissible actions it believes necessary to exempt the Merger from the operation of any applicable "fair price," "moratorium," "business combination," "control share acquisition" or any other applicable anti-takeover statute enacted under the state or federal laws of the United States or any similar statute or regulation. The Company will not exercise any rights it may have under applicable anti-takeover statutes to nullify or delay this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE V

                   CONDITIONS TO CONSUMMATION OF THE MERGER

   Section 5.1 Conditions to Each Party's Obligations to Effect the
Merger. The respective obligations of ICII, Merger Sub and the Company to effect the transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     (a) this Agreement and the transactions contemplated hereby shall have been approved at the Special Meeting held after October 1, 1999 (i) by Company Stockholders in accordance with the Company Charter and (ii) by Company Stockholders representing a majority of the outstanding Shares entitled to vote at the Special Meeting (other than the ICII Shares); and

     (b) no existing or future statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Regulatory Entity which has the effect of making the consummation of the Merger illegal or prevents or prohibits consummation of the Merger. Each party agrees that, in the event that any such statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced, such party shall use its reasonable best efforts to cause such statute, rule, regulation, executive order, decree, ruling or injunction to be complied with, lifted or vacated.

   Section 5.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger and the transactions contemplated hereby is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     (a) The representations and warranties of ICII and Merger Sub contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any supplement to the ICII Disclosure Schedule after the date hereof or any materiality or material adverse effect qualifier) does not constitute an ICII Material Adverse Effect and at the Closing ICII and Merger Sub shall have delivered to the Company a certificate signed by their respective Chief Executive Officers to that effect;

     (b) Each of the obligations of ICII and Merger Sub to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed at or before the Effective Time, except for such non-performances as would not, in the aggregate, either have an ICII Material Adverse Effect or prevent or prohibit consummation of the Merger, and at the Closing ICII and Merger Sub shall have delivered to the Company a certificate signed by their respective Chief Executive Officers to that effect; and

     (c) The deliveries contemplated by clauses (i), (ii) and (iii) of
  Section 4.17 shall have been made.

   Section 5.3 Conditions to the Obligations of ICII and Merger Sub. The obligation of ICII and Merger Sub to effect the Merger and the transactions contemplated hereby is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     (a) the representations and warranties of the Company contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any supplement to the Company Disclosure Schedule after the date hereof or any materiality or material adverse effect qualifier) does not have and would not have a Company Material Adverse Effect and at the Closing the Company shall have delivered to ICII a certificate signed by its Chief Executive Officer to that effect;

     (b) each of the obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed at or before the Effective Time, except for such non-performances as would not, in the aggregate, have a Company Material Adverse Effect or prevent or prohibit consummation of the Merger, and at the Closing the Company shall have delivered to ICII a certificate signed by its Chief Executive Officer to that effect; and

     (c) The Exemption shall have been granted; provided, however, that neither ICII nor Merger Sub may rely on the failure of this condition if any of the deliveries contemplated by clauses (ii) and (iii) of Section
  4.17 required to be delivered by ICII have not been made (or if the delivery contemplated by clause (i) of Section 4.17 has not been made as a result of the failure of such deliveries).

   Section 5.4 Frustration of Closing Conditions. Neither ICII, Merger Sub nor the Company may rely on the failure of any condition set forth in Sections 5.1 through 5.3 to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Merger and the transactions contemplated hereby, as required by and subject to Section 4.4.

                                   ARTICLE VI

                         TERMINATION; AMENDMENT; WAIVER

   Section 6.1 Termination. This Agreement may be terminated and the Merger and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholders approve the
Merger:

     (a) by mutual written consent of ICII and the Company;

     (b) by ICII or the Company if (i) any Regulatory Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for Shares and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that no party may terminate this Agreement pursuant to this paragraph if such party has failed to fulfill its obligations under Section 5.1(b) of this Agreement;
  (ii) the Merger has not been consummated prior to February 29, 2000; or
  (iii) the approval of this Agreement by the Company Stockholders as provided in Section 5.1(a) shall not have been obtained at the Special Meeting or any adjournment or postponement thereof;

     (c) by the Company if, prior to the Effective Time, the Company Board approves or recommends another offer or an agreement to effect a proposal made by a third party to effect a Superior Proposal in accordance with
  Section 4.3;

     (d) by ICII if, prior to the Effective Time, the full Company Board (i) shall have withdrawn or modified in a manner adverse to ICII or Merger Sub its approval or recommendation of this Agreement or the Merger, (ii) shall have approved or recommended another offer or an agreement to effect a proposal made by a third party (other than an affiliate of ICII) to effect a Superior Proposal, or (iii) shall have resolved to effect any of the foregoing;

     (e) by the Company if prior to the consummation of the Merger (i)(A) any of the representations and warranties of ICII or Merger Sub contained in this Agreement and qualified as to materiality or ICII Material Adverse Effect were untrue or incorrect when made or have since become untrue or incorrect or (B) any other representations or warranties of ICII or Merger Sub contained in this Agreement were when made or have since become untrue or incorrect and, except as to the representations and warranties in
  Section 3.9 as to which the following qualification shall not apply, such breach could reasonably be expected, individually or in the aggregate, to have an ICII Material Adverse Effect, or (ii) ICII or Merger Sub shall have breached or failed to comply in any material respect with any of their respective agreements or obligations under this Agreement, which breach shall not have been cured prior to 20 business days following notice of such breach (provided that such notice and grace period shall not be applicable to ICII's covenants in Section 4.11 as to the SPB Loans);

     (f) by ICII if prior to the consummation of the Merger (i) (A) any of the representations or warranties of the Company contained in this Agreement and qualified as to materiality or Company Material Adverse Effect were untrue or incorrect when made or have since become untrue or incorrect or (B) any other representations or warranties of the Company contained in this Agreement were when made or have become untrue or incorrect and such breach could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, or (ii) the Company shall have breached or failed to comply in any material respect with any of its agreements or obligations under this Agreement, which breach shall not have been cured 20 business days following notice of such breach.

The party desiring to terminate this Agreement pursuant to this Section 6.1 shall give written notice of such termination to the other party. Neither party may terminate this Agreement pursuant to this Section if such party has failed to use reasonable best efforts to consummate the Merger and the transactions contemplated hereby, as required by and subject to Section 4.4.

   In the event this Agreement is terminated pursuant to Section 6.1(c) or 6.1(d)(ii) as the result of a Superior Proposal entered into as contemplated by
Section 4.3(a), ICII hereby agrees to vote, tender or exchange, and to use its reasonable best efforts to cause any other ICII Shares to be voted, tendered or exchanged, in favor of such Superior Proposal; provided, that such Superior Proposal is an all-cash transaction.

   Section 6.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section and Sections 1.8, 2.6, 3.5, 4.11, 4.14, 6.3 and Article VII. Nothing contained in this Section shall relieve any party from liability for any willful breach of this Agreement.

   Section 6.3 Expenses.

   (a) Upon the termination of this Agreement pursuant to Section 6.1(c) or 6.1(d)(ii), the Company shall promptly pay ICII an amount equal to the lesser of (x) two million dollars ($2,000,000) and (y) ICII's actual expenses related to this Agreement and the transactions contemplated hereby (not including any investment banking fees other than the reimbursement of out-of-pocket expenses and not including any fees relating to arrangements related to the financing of the transactions contemplated hereby).

   (b) In the event that this Agreement shall be deemed void or voidable pursuant to Section 3-602 of the MGCL by a final, non-appealable order, ICII shall promptly after such determination pay to the Company an amount equal to the Company's actual expenses related to this Agreement and the transactions contemplated hereby.

   (c) Except as specifically provided in this Section, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

   Section 6.4 Amendment. This Agreement may be amended by action taken by the Company, ICII and Merger Sub at any time before or after approval of the Merger by the Company Stockholders but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

   Section 6.5 Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and expressly referring to this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE VII

                                 MISCELLANEOUS

   Section 7.1 Non-survival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section shall not limit any covenant or agreement which by its terms contemplates performance after the Effective Time.

   Section 7.2 Entire Agreement; Assignment. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise.

   Section 7.3 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand (including recognized courier service) or mailed, certified or registered mail with postage prepaid, or communicated by facsimile transmission (receipt confirmed), as follows:

   if to ICII or Merger Sub:

                        Imperial Credit Industries Inc.
                        23550 Hawthorne Boulevard, Building-1
                        Torrance, California 90505
                        Attention: H. Wayne Snavely
                        Fax: (310) 791-9955

   with copies to:

                        Imperial Credit Industries Inc.
                        23550 Hawthorne Boulevard, Building-1
                        Torrance, California 90505
                        Attention: Irwin Gubman
                        Fax: (310) 791-8230

   and:

                        Mayer, Brown & Platt
                        350 South Grand Avenue, 25th Floor
                        Los Angeles, California 90071-1503
                        Attention: James R. Walther, Esq.
                        Fax: (213) 625-0248
   if to the Company:

                        Imperial Credit Commercial
                        Mortgage Investment Corp.
                        11601 Wilshire Boulevard, Suite 2080
                        Los Angeles, California 90023
                        Attention: Mark S. Karlan
                        Fax: (310) 231-1281
   with copies to:

                        Joseph A. Jaconi, Jr.
                        Chairman of the Special Committee
                        of the ICCMIC Board of Directors
                        Joseph Jaconi Company, Inc.
                        P.O. Box 3907
                        Palo Verdes Peninsula, California 90274
                        Fax: (310) 373-8140

   and:

                        Sonnenschein Nath & Rosenthal
                        8000 Sears Tower
                        Chicago, Illinois 60606-6404
                        Attention: Andrew L. Weil, Esq.
                        Fax: (312) 876-7934

   and:

                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, New York 10019
                        Attention: Adam O. Emmerich, Esq.
                        Fax: (212) 403-2000

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

   Each such notice, request, demand, application, service of process and other communication shall be deemed to have been given (i) as of the date faxed or delivered (which, with respect to a recognized courier service, shall be deemed to mean the business day following the date sent), (ii) as of the fifth business day after the date mailed, or (iii) if given by any other means, only when actually received by the addressee.

   Section 7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to the principles of conflicts of law thereof.

   Section 7.5 Descriptive Headings; Schedules, Interpretation.

   (a) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Section of the Company Disclosure Schedule or the ICII Disclosure Schedule shall be deemed to qualify each representation and warranty of the Company, ICII and Merger Sub, respectively. Any matter set forth in the Company SEC Reports or the ICII SEC Reports, as the case may be, shall be deemed to be set forth in the applicable Section of the Company Disclosure Schedule or the ICII Disclosure Schedule, as the case may be, and no matter disclosed in the Company SEC Reports or the ICII SEC Reports shall be deemed to constitute a breach of any representation or warranty of the Company, ICII or Merger Sub, as the case may be, set forth herein.

   (b) As used in this Agreement, (i) the term "includes" and the word "including" and words of similar import shall be deemed to be followed by the words "without limitation"; (ii) "control" (including its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other interests, by contract or otherwise; (iii) "Person" means, as applicable, a natural person, firm, partnership, limited liability company, joint venture, corporation, association, business enterprise, joint stock company, unincorporated association, trust, Regulatory Entity (as defined in Section 2.4 hereof) or any other entity, whether acting in an individual, fiduciary or other capacity; (iv) references to "knowledge" in this Agreement, or words of similar import, shall mean the actual knowledge of the Persons named in Section 7.5 of the Company Disclosure Schedule (where used herein with respect to the Company) and shall mean the actual knowledge of the Persons named in Section 7.5 of the ICII Disclosure Schedule (where used with respect to ICII); (v) definitions contained in this Agreement apply to singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms; (vi) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (vii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibit to this Agreement unless otherwise specified; (viii) the word "or" shall not be exclusive; (ix) provisions shall apply, when appropriate, to successive events and transactions; and (x) the terms "subsidiary" and "affiliate", as used herein with reference to ICII, shall be deemed not to include the Company and its subsidiaries, and the term "affiliate", as used herein with reference to the Company, shall be deemed not to include ICII and its subsidiaries and affiliates, other than the Company and its subsidiaries.

   Section 7.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 1.9, 1.10, 4.7 and 4.13 nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

   Section 7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

   Section 7.8 Consent to Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby,
(ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and
(iii) agrees that it will not bring any action relating to this Agreement in any court other than a federal court sitting in the State of Maryland or a Maryland state court.

   Section 7.9 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court sitting in the State of Maryland or in any Maryland state court, in addition to any other remedy to which any party is entitled at law or in equity.

   Section 7.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same agreement.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                          IMPERIAL CREDIT COMMERCIAL
                                          MORTGAGE INVESTMENT CORP.

                                                  /s/ Mark S. Karlan
                                          By: _________________________________

                                          Name: Mark S. Karlan
                                          Title: President and Chief Executive
                                           Officer

                                          IMPERIAL CREDIT INDUSTRIES, INC.

                                                 /s/ H. Wayne Snavely
                                          By: _________________________________

                                          Name: H. Wayne Snavely
                                          Title: Chairman

                                          ICCMIC ACQUISITION CORP.

                                                 /s/ H. Wayne Snavely
                                          By: _________________________________

                                          Name: H. Wayne Snavely
                                          Title: Chairman

                                                                      APPENDIX B

                [PRUDENTIAL SECURITIES INCORPORATED LETTERHEAD]

                                                                   July 22, 1999

The Independent Members of the Board of Directors
Imperial Credit Commercial Mortgage Investment Corp.
11601 Wilshire Blvd., Suite 2080
Los Angeles, CA 90025

Gentlemen:

   We understand that Imperial Credit Commercial Mortgage Investment Corp. ("ICMI"), a Maryland corporation, Imperial Credit Industries, Inc. ("ICII"), a California corporation and ICCMIC Acquisition Corp., a Maryland corporation and wholly-owned subsidiary of ICII (the "Merger Sub"), propose to enter into a Merger Agreement (the "Merger Agreement"), pursuant to which ICII will purchase each outstanding share of ICMI common stock, par value $.0001, (a "Share") for $11.50 in cash (the "Consideration"). We note each Share could receive an additional cash payment equal to the quotient of (a) the amount by which $35 million exceeds the independently appraised value of the amount that would be payable to Imperial Credit Commercial Asset Management Corp., a California corporation and wholly-owned subsidiary of ICII (the "Manager") pursuant to
Section 15 of the Management Agreement, dated October 22, 1997 (the "Management Agreement"), between ICMI and the Manager if the Management Agreement were not renewed by ICMI and expired October 22, 1999, divided by (b) the sum of (x) the number of ICMI shares issued and outstanding as of the Merger Agreement date entitled to receive the Consideration and (y) the aggregate number of Shares issuable pursuant to ICMI stock options having an exercise price less than $11.50 per share.

   You have asked us whether, in our opinion, the Consideration to be received by the ICMI shareholders (other than ICII, the Merger Sub and certain other ICII affiliates) is fair to such ICMI shareholders from a financial point of view.

   In conducting our analysis and arriving at the opinion set forth below, we have reviewed such materials and considered such financial and other factors as we considered relevant, including:

  1. ICMI's historical financial statements including (a) ICMI's reports on Form 10-K for the fiscal years ended December 31, 1998 and December 31, 1997 and (b) ICMI's reports on Form 10-Q for the quarters ended March 31, 1999, September 30, 1998, June 30, 1998 and March 31, 1998;

  2. certain information furnished to us by ICMI, including financial projections, relating to the business, earnings, cash flow, assets and prospects of ICMI;

  3. the historical market prices and trading volumes of the Shares and the common stock of certain publicly traded companies we deemed to be reasonably similar to ICMI and the historical and projected results of operations of ICMI and the historical and certain future earnings estimates of such companies we deemed to be reasonably similar to ICMI;

  4. publicly available financial and operating data concerning certain companies engaged in businesses we deemed comparable to ICMI or otherwise relevant to our inquiry;

  5. the financial terms of certain transactions we deemed relevant;

  6. the Merger Agreement, dated July 22, 1999 (the "Agreement"); and

  7. such other financial studies, analyses and investigations and matters as we deemed necessary.

   We have met with senior management of ICMI to discuss: (i) the prospects for their business, (ii) senior management's estimates of ICMI's future financial performance and (iii) such other matters as we deemed relevant.

   In preparing our opinion, we have relied on the accuracy and completeness of publicly available information and all of the information supplied or otherwise made available to us by ICMI and we have not independently verified such information. With respect to the projections furnished by ICMI, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of ICMI's management as to the expected future financial performance of ICMI.

   We have not made or been provided with an independent evaluation or appraisal of the assets of ICMI. Our opinion is necessarily based upon information available to us, and financial and other conditions and circumstances existing and disclosed to us, as of the date hereof.

   In connection with the preparation of this opinion we have not, prior to the date hereof, been authorized by the Independent Members of the Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or part of ICMI. We have, however, pursuant to Section 4.3 of the Merger Agreement, been asked by the Special Committee of the Board of Directors (the "Special Committee"), consisting of the Independent Members of the Board of Directors, to solicit third party indications of interest for the acquisition of all or part of ICMI (as contemplated by the Merger Agreement) for a period of 60 days following the execution of the Merger Agreement.

   As you know, we have been retained by the Independent Members of the Board of Directors to render this opinion and other financial advisory services in connection with the Merger and will receive a fee for such services. We may actively trade the ICMI common stock for our own account or for the accounts of customers and accordingly, may at any time hold a long or short position in such securities. Additionally, in April 1999, an affiliate of Prudential Securities entered into a lending agreement with ICMI pursuant to which Prudential Securities made available to ICMI a secured warehouse lending facility up to $300 million. The lending agreement was terminated on June 30, 1999.

   This letter and the opinion expressed herein may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner, without our prior written consent, which consent shall not be unreasonably withheld or delayed; provided that, ICMI may set forth in full this letter in any proxy statement relating to the Merger sent to ICMI's shareholders.

   Our advisory services and the opinion expressed herein are for the benefit of the Special Committee in the evaluation of the Merger, and our opinion is not intended to be, and does not constitute, a recommendation to any shareholder of ICMI.

   On the basis of, and subject to, the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the ICMI shareholders (other than ICII, the Merger Sub and certain other ICII affiliates) is fair to such ICMI shareholders from a financial point of view.

                                          Very truly yours,

                                          /s/ Prudential Securities
                                           Incorporated

                                          PRUDENTIAL SECURITIES INCORPORATED

                                                                      APPENDIX C

Summary of Appraisals of Robert A. Stanger & Co., Inc., Houlihan Lokey Howard &
       Zukin Financial Advisors, Inc. and Eastdil Realty Company, L.L.C.

   Stanger. Stanger, an independent financial advisory and investment banking firm, was engaged by the special committee on behalf of ICCMIC to perform an appraisal and deliver a report (which included its valuation opinion) of the estimated value of the management agreement termination fee pursuant to an agreement dated August 13, 1999. Stanger delivered its report to the special committee on September 13, 1999. The full text of the Stanger valuation opinion, which contains a description of the assumptions and qualifications applicable to the review and analysis by Stanger, has been filed with the SEC as an exhibit to the Schedule 13E-3 relating to this transaction, and such valuation opinion is incorporated by reference in this proxy statement. The summary of the Stanger valuation opinion set forth below is qualified in its entirety by reference to the full text of the Stanger valuation opinion. A copy of the full Stanger report is available for inspection and copying at the principal executive offices of ICCMIC during regular business hours. You, or your representative, may inspect or copy the Stanger report during those hours.

   Stanger, founded in 1978, has provided investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of real estate and real estate related assets. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions. Stanger's valuation practice involves the valuation of real estate, mortgages secured by real estate, real estate management companies and related management contracts and other real estate related assets. The special committee selected Stanger through a process in which it initially considered a number of nationally recognized valuation firms, then eliminated any of those firms which had any material relationships with either ICCMIC, ICII or the affiliates of ICCMIC or ICII, and, with the assistance of its financial advisor, interviewed certain reputable firms regarding Stanger and finally selected Stanger because of its nationally recognized reputation in the REIT industry and its experience in the valuation of real estate management companies and related management contracts and the recommendation of prior clients of Stanger.

 Summary of Materials Considered and Investigation Undertaken

   Neither the merger agreement nor ICCMIC's management agreement with the manager prescribed the factors that Stanger, or any other person, must take into account in appraising the termination fee. Similarly, Stanger's retention agreement did not specify what factors or information Stanger would take into account in its valuation of the termination fee.

   Stanger's analysis of the value of the management agreement termination fee involved a review of the following information:

  .  the management agreement;

  . the prospectus for the initial public offering of common shares of ICCMIC;

  .  policies and guidelines of ICCMIC as set by the Board of Directors;

  . quarterly and annual financial statements for ICCMIC for 1998 and 1999, as available;

  . a summary of fees paid to the manager during 1998 and the first six months of 1999;

  .  management agreements for comparable mortgage REITs;

  .  fees charged by comparable mortgage REITs;

  .  the financial performance of comparable mortgage REITs;

  . actual operating performance of the manager for the year ended December 31, 1998 and the six months ended June 30, 1999, as reported by the manager;

  . annualized 1999 and budgeted 2000 operating performance of the manager, as estimated by the manager;

  .  offers for the manager received during the past two years;

  .  the merger agreement;

  . a memorandum prepared by the special committee's legal counsel, on behalf of and at the request of the special committee;

  . the financial terms of comparable transactions involving similar companies; and

  .  certain other data provided by ICCMIC and the special committee.

   Stanger also interviewed representatives of the special committee, its legal and financial advisors; representatives of the manager and ICII; a representative of legal counsel to ICCMIC; and a representative of Friedman Billings, the dealer manager for the initial public offering for ICCMIC (Friedman Billings is currently acting as financial advisor to ICII).

   Stanger considered the utilization of a capitalization of earnings analysis as the most appropriate analysis to value the management agreement termination fee. Capitalization of earnings analysis requires the development of an estimate of earnings before interest, taxes, depreciation and amortization ("EBITDA") and the capitalization of such earnings based upon an earnings multiple (the "EBITDA Multiple") derived from comparable transactions. Stanger advised the special committee that the capitalization of earnings analysis is an appropriate method of analysis for the management agreement termination fee for the following reasons, among others:

  . EBITDA, as adjusted for normalized operations, is readily determinable from the information available with respect to the valuation of the management agreement termination fee;

  . sufficient data from comparable transactions is available to derive an appropriate EBITDA multiple; and

  . capitalization of earnings analysis is a commonly used valuation technique in determining the value of a manager and related contract rights by buyers and sellers of such companies and rights.

For these reasons, Stanger prepared a capitalization of earnings analysis in connection with the valuation of the management agreement termination fee.

 Capitalization of Earnings Analysis

   In its capitalization of earnings analysis, Stanger first established a normalized level of EBITDA based upon a review of the historical results of the manager. Stanger noted that, for the year ended December 31, 1998, the manager reported EBITDA of $3,350,000 during a period of substantial investment activity by ICCMIC. Stanger further noted that the manager reported EBITDA of $1,995,000 for the six months ended June 30, 1999 and the manager estimated full year 1999 EBITDA of $4,407,000. In addition, Stanger observed that the manager estimated EBITDA for the year ending 2000 at $11,113,000 based upon substantial growth from fees associated with a substantial increase in assets of ICCMIC from approximately $700 million to more than $1.4 billion of average invested assets.

   Stanger advised the special committee that, in Stanger's view, it is appropriate to establish a base level of EBITDA for the manager based upon the current level of assets under management. Stanger observed that the management agreement provides for termination, which in Stanger's view, precludes consideration of growth in company assets under the management of the manager. Stanger further observed that the merger agreement appears to limit transactions other than in the ordinary course of business, thereby minimizing, at this time, opportunities to reduce assets under management. As a result, Stanger estimated the stabilized management fee based upon invested assets as of June 30, 1999. As of June 30, 1999, Stanger estimated average invested assets of ICCMIC at $717.2 million and the related management fee of 1% at $7,172,000.

   Stanger observed that actual manager operating expenses were reported at $2,990,000 for 1998 and $1,768,000 for the six months ended June 30, 1999.
Stanger observed that the manager's estimate of operating expenses for the full year 1999 was $3,080,000 and for the year 2000 was $3,530,000, predicated on increases in assets under management. Stanger observed that expenses of the manager are broadly chargeable to ICCMIC in accordance with Section 9 of the management agreement and that the prospectus for the initial public offering (the "IPO Prospectus") indicates that compensation to officers and employees of ICCMIC shall not be paid by ICCMIC. Stanger observed that while the management agreement appears to clearly indicate that expenses of the manager incurred on behalf of ICCMIC are chargeable to ICCMIC, it was not clear to Stanger from its review of the IPO Prospectus and other information, that general and administrative expenses such as rent are chargeable to ICCMIC. Based upon Stanger's review of the matters set forth above with respect to expenses of the manager, Stanger estimated a stabilized level of operating expenses equal to 50% of revenues or $3,586,000.

   Based upon Stanger's estimate of the management fee at $7,172,000 and Stanger's estimate of operating expenses of $3,586,000, Stanger estimated the stabilized level of EBITDA for the manager derived from the management agreement at $3,586,000.

   Stanger considered two primary sources of comparable data to estimate an EBITDA multiple for the valuation of the management agreement termination fee. First, Stanger considered EBITDA multiples for public companies in the real estate services business such as Jones Lang LaSalle, Trammel Crow, CB Richard Ellis and Grubb & Ellis. Stanger concluded that such companies (i) generally were much larger than the manager (based on the value ascribable to the management agreement termination fee); (ii) generally had more diverse sources of revenue; and (iii) possessed few attributes which could be deemed comparable to the manager's cash flow from the management agreement. Stanger then considered selected transactions involving the acquisition of private management companies in connection with consolidation transactions involving assets managed by such management companies. Stanger observed that such transactions:

  .  involved the valuation of management agreements which are terminable;

  . involved, generally, management agreements which cover the management of assets owned by a limited number of ownership interests; and

  . involved transactions in which investor approval was sought or would be sought and obtained and in which subsequent trading of the security resulting from the transaction confirmed the reasonableness of the overall value utilized in connection with such valuation.

   Stanger concluded that the EBITDA multiple data derived from private management company transactions provides a reasonable and supportable range of data from which to derive an appropriate EBITDA multiple for the valuation of the management agreement termination fee.

   Stanger's review of private management company transactions indicated that EBITDA multiples have ranged from 5.0 to 11.4 during the past five years and such range has narrowed during the last three years to 5.0 to 8.76 with an average of 7.0. Stanger attributed the narrowing of this range primarily to a general lowering of expectations with respect to management companies and the real estate related assets managed by them. Stanger advised the special committee that in Stanger's view the appropriate EBITDA multiple for the management agreement termination fee should be at the low end of the range because of several factors, including the following:

  .  the management agreement, like others in this industry, is terminable;

  . growth expectations for the manager, ICCMIC and the mortgage REIT industry are low as the financial performance of such industry has been negative during the past two years;

  . the manager does not directly or indirectly control ICCMIC as a controlling stockholder or as a general partner of a partnership;

  . the language contained in Section 15 of the management agreement regarding the determination of the termination fee is vague;

  . the level of expense reimbursements to be received by the manager pursuant to the management agreement is unclear; and

  . the board of directors of ICCMIC has the authority to revise the investment policies and guidelines of ICCMIC and reduce the level of assets under management, in the absence of the merger agreement.

Based upon Stanger's review of the above factors, Stanger estimated an EBITDA multiple for the determination of the management agreement termination fee in the range of 4.5 to 5.5 and concluded that an EBITDA multiple of 5.0 would be appropriate.

   Stanger's value conclusion was based upon its estimate of EBITDA associated with the management agreement of $3,586,000 and an EBITDA multiple of 5.0 resulting in a value of $17,930,000 which Stanger rounded to $18,000,000.

 Assumptions and Limitations

   In preparing and rendering the Stanger valuation opinion, Stanger relied, without independent verification, on the completeness and accuracy, in all material respects, of all financial and other information furnished or otherwise communicated to Stanger by ICCMIC, the manager and/or their respective agents, advisors or representatives. With respect to information provided to Stanger by ICCMIC, the manager and/or their respective agents, advisors, and representatives, Stanger assumed that:

  . data provided to Stanger was accurate and complete in all material respects;

  . all budgets and projections provided to Stanger were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments;

  . no material changes have occurred in the information reviewed between the date the information was provided to Stanger and the date of the Stanger valuation opinion, and

  . ICCMIC, the manager and/or their respective agents, advisors and representatives are not aware of any facts that would cause the information supplied to Stanger to be incomplete or misleading in a material respect.

   In preparing and rendering the Stanger valuation opinion, Stanger advised ICCMIC and the special committee that they are not attorneys. Stanger advised ICCMIC and the special committee that in determining the value of the management agreement termination fee and preparing its report, Stanger made assumptions regarding the interpretation of certain terms of the management agreement and other agreements. ICCMIC and the special committee authorized Stanger to make such assumptions and ICCMIC and the special committee were advised that such assumptions made by Stanger may have affected the conclusion reached by Stanger in its valuation opinion on the value of the management agreement termination fee. Stanger's estimate of value is based on certain assumptions, which include the following:

  . no action or inaction on the part of ICCMIC or the manager has occurred or will occur in the near future which would enable ICCMIC to terminate the management agreement for cause and without the payment of a termination fee;

  . the management agreement does not require that the termination fee payable pursuant to Section 15 of the management agreement be determined on the basis of an assumed liquidation of the assets of ICCMIC and an immediate payment of liquidation proceeds to the shareholders of ICCMIC (although such a basis for valuation is not prohibited);

  . neither ICCMIC nor the board of directors has the authority to unilaterally change the terms of the management agreement to reduce the charges thereunder without the consent of the manager and the manager has not agreed and does not intend to agree to a reduction in fees payable pursuant to the management agreement;

  . all fees paid by ICCMIC to the manager are proper and consistent with the terms of the management agreement;

  . neither ICCMIC nor its board of directors has altered the investment policies and guidelines of ICCMIC, nor adopted a plan of liquidation;

  . upon termination of the management agreement, a termination fee, if such were payable, would be based upon the assets then under management, using reasonable valuation parameters and techniques determined by independent parties and without regard to the actual financial performance of ICCMIC prior to the time of such termination; and

  . neither the management agreement, merger agreement nor any other agreement, whether written, oral or otherwise, serves to define, limit or otherwise determine the amount of the management agreement termination fee, other than Section 15 of the management agreement and
     Section 1.8 of the merger agreement.

   Stanger advised ICCMIC and the special committee that they have not been requested to and therefore did not:

  . render any opinion as to the fairness, from a financial point of view, or reasonableness of the terms, of the management agreement (including, without limitation, Section 15 thereof) and the merger agreement (including, without limitation, Section 1.8 thereof); and

  . make any recommendation to the special committee, the board of directors of ICCMIC, ICCMIC or its stockholders with respect to (a) whether to approve or reject the proposed merger; (b) alternatives to the proposed merger; (c) the tax consequences of the proposed merger; or (d) any other aspect of the management agreement or the merger agreement other than Stanger's estimate of the value of the management agreement termination fee.

 Compensation

   Stanger was paid a fee of $250,000 plus its reasonable out-of-pocket expenses for its services as described herein, without regard to the results of its appraisal or the successful completion of the merger or any other transaction. In addition, Stanger and its affiliates were reimbursed for all reasonable out-of-pocket expenses, including legal fees, and will be indemnified by ICCMIC against certain liabilities, including certain liabilities under the securities laws. The fee was negotiated between the special committee, on behalf of ICCMIC, and Stanger.

   Houlihan Lokey. Pursuant to an agreement dated August 6, 1999, the manager retained Houlihan Lokey on its own behalf to prepare a written report expressing its conclusions as to valuation of the termination fee payable to the manager upon termination or non-renewal of its management agreement with ICCMIC. Houlihan Lokey is a nationally recognized investment banking firm that provides financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities. The manager selected Houlihan Lokey through a process in which it initially considered a number of nationally recognized valuation firms, then eliminated any of those firms which had any material relationships with either ICCMIC, ICII or the affiliates of ICCMIC or ICII, and finally selected Houlihan Lokey due to its extensive experience and local knowledge in the valuation of REITs and related management companies and agreements.

   The full text of the Houlihan Lokey valuation opinion, which sets forth the assumptions made, matters considered and scope of the review taken, has been filed with the SEC as an exhibit to the Schedule 13E-3 relating to this transaction, and such valuation opinion is incorporated by reference in this proxy statement. The summary of the Houlihan Lokey valuation opinion set forth below is qualified in its entirety by reference to the full text of the Houlihan Lokey valuation opinion. A copy of the full Houlihan Lokey report is available for inspection and copying at the principal executive offices of ICCMIC during regular business hours. You, or your representative, may inspect or copy the Houlihan Lokey report during those hours.

   The Houlihan Lokey valuation opinion is directed only to Houlihan Lokey's valuation of the manager's termination fee and does not constitute a recommendation to any stockholder as to how he or she should vote at the special meeting or as to any other action he or she should take regarding the proposed merger. Further, Houlihan was engaged by the manager on its own behalf and not on behalf of the stockholders or any other party.

   The Houlihan Lokey valuation opinion did not address, nor should it be construed to address, the relative merits of the merger and alternative business strategies that may be available to ICCMIC.

   Houlihan Lokey has stated that it understands that the manager and any other party will consult with and rely solely upon their own legal counsel with respect to the management agreement and that Houlihan Lokey's valuation is not a representation as to any legal matter.

   Neither the merger agreement nor ICCMIC's management agreement with the manager prescribed the factors that Houlihan Lokey, or any other person, must take into account in appraising the termination fee. Similarly, Houlihan Lokey's retention agreement did not specify what factors or information Houlihan Lokey would take into account in its valuation of the termination fee.

   In conducting its valuation and arriving at its determination of the fair market value of the manager's termination fee, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

  . held discussions with the manager's senior management to discuss the proposed merger and the operations, financial condition, future prospects, projected operations and performance of the manager and ICCMIC;

  . held discussions with certain independent members of ICCMIC's board of directors;

  . reviewed Prudential Securities' presentations to ICCMIC's board of directors dated March 16, 1999, May 3, 1999 and June 25, 1999;

  . reviewed ICCMIC's annual audited financial statements for the years ended December 31, 1998 and December 31, 1997;

  . reviewed the unaudited financial statements of ICCMIC for the six months ended June 30, 1999 and June 30, 1998;

  .  reviewed the management agreement between ICCMIC and the manager;

  . reviewed two-year projections for ICCMIC and the manager as prepared by the manager as of August 1999;

  . reviewed the 1999 budget for the manager as prepared by the manager as of August 1999;

  .  reviewed minutes from meetings of ICCMIC's board of directors;

  . reviewed proposals to purchase ICCMIC or merge with ICCMIC, including proposals to purchase the manager, from various public and private entities;

  . reviewed publicly available information on companies Houlihan Lokey deemed comparable to the manager and ICCMIC; and

  . conducted such other analyses, studies and investigations as Houlihan Lokey deemed appropriate under the circumstances for rendering the opinion expressed in its report.

   In connection with its valuation, Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it by the manager were reasonably prepared and reflected the best currently available estimates of the future financial results and conditions of ICCMIC and the manager, and that there had been no material change in the assets, financial condition, business or prospects of ICCMIC or the manager since the date of the most recent financial statements made available to it. In addition, Houlihan Lokey's conclusions were based upon the assumption that present management of ICCMIC and the manager would continue to maintain the character and integrity of their enterprises through any sale, reorganization or diminution of the owners' participation. Further, the Houlihan Lokey valuation was necessarily based on business, economic, market and other conditions as they existed on September 10, 1999.

   Houlihan Lokey has not independently verified the accuracy and completeness of the information supplied to it with respect to ICCMIC or the manager and does not assume any responsibility with respect to such information. Houlihan Lokey has not made any physical inspection or independent appraisal of any of the properties or assets of ICCMIC or the manager.

   In determining the fair market value of the manager's termination fee, Houlihan Lokey took into consideration the income- and cash-generating capability of the manager through the management agreement and associated rights. Typically, in Houlihan Lokey's view, an investor contemplating an investment with income- and cash-generating capability similar to ICCMIC's management agreement with the manager will evaluate the risks and returns of its investment on a going-concern basis. Accordingly, after due consideration of other appropriate and generally accepted valuation methodologies, Houlihan, Lokey developed the fair market value of the termination fee primarily on the basis of the capitalization of earnings and discounted cash flow approaches.

   Furthermore, Houlihan Lokey valued the termination fee viewing the manager as a going concern, meaning that the underlying tangible assets of ICCMIC were presumed to attain their highest values as integral components of a business entity in continued operation and that liquidation of such assets would likely diminish the value of the whole to the stockholders and creditors of ICCMIC.

   All valuation methodologies that estimate the worth of an enterprise as a going concern are predicated on numerous assumptions pertaining to prospective economic and operating conditions. Unanticipated events and circumstances may occur which cause the actual results to vary from those assumed, and the variations may be material.

   The term "fair market value," as used by Houlihan Lokey, is defined as the price at which an asset (or in this case the management agreement) would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and both parties are able, as well as willing, to trade and are well-informed about the asset and the market for that asset.

   ICCMIC's manager delivered projections to Houlihan Lokey for the purpose of assisting Houlihan Lokey in performing its valuation of the termination fee payable under the management agreement. Houlihan Lokey treated these projections as a "Best Case Scenario" with respect to ICCMIC's future performance and therefore as presenting a scenario likely to result in a larger appraised value for the manager's termination fee. See "Cautionary Statement Concerning Forward-Looking Statements."

   Houlihan Lokey discounted the "Best Case" projections to arrive at "Base Case" and "Worst Case" projections. Then, for each of these three scenarios, Houlihan Lokey developed a valuation range for the termination fee based on the market capitalization and discounted cash flow analyses described below. In addition, Houlihan Lokey developed valuation ranges for the termination fee based on the comparable transaction analysis and the value from prior offers analysis described below.

 Market Capitalization Approach

   Houlihan Lokey reviewed certain financial information for two types of comparable public companies: real estate management companies and asset management companies. The comparable real estate management companies included the following seven publicly traded companies selected solely by Houlihan
Lokey: CB Richard Ellis Services, Inc., Grubb & Ellis Co., Insignia Financial Group, Inc., Intergroup Corporation, Jones Lang LaSalle Inc., Trammell Crow Company and DeWolfe Companies, Inc. (the "Real Estate Management Comparables"). The comparable asset management companies included the following nine publicly traded companies selected solely by Houlihan Lokey: Affiliated Managers Group, Inc., Alliance Capital Management L.P., Atalanta/Sosnoff Capital Corp., Conning Corp., Eaton Vance Corp., Lexington Global Asset Managers, Inc., Phoenix Investment Partners, Ltd, PIMCO Advisors Holdings, L.P. and United Asset Management Corp. (the "Asset Management Comparables and together with the Real Estate Management Comparables, the "Advisor Comparables"). Houlihan Lokey calculated certain financial ratios of the Advisor Comparables based on the most recent publicly available information with respect to such companies.

   The financial ratios for the Advisor Comparables reviewed by Houlihan Lokey ranged from (i) enterprise value ("EV") to the latest twelve months ended June 30, 1999 ("LTM") EBITDA multiples: a low of 4.0x and a high of 22.5x, (ii) EV to the next fiscal year ended December 31, 1999 ("NFY") EBITDA multiples: a low of 3.6x to a high of 12.1x, (iii) EV to the next twelve months ended June 30, 2000 ("NTM") EBITDA multiples: a low of 3.6x to a high of 10.7x, and (iv) EV to the next fiscal year +1 ending December 31, 2000 ("NFY + 1") EBITDA multiples: a low of 3.6x to a high of 10.0x.

   Based on the Advisor Comparables, Houlihan Lokey selected a ratio of EV/LTM EBITDA multiples for the manager ranging from a low of 7.0x to a high of 8.0x, a ratio of EV/NFY EBITDA multiples for the manager ranging from a low of 6.5x to a high of 7.5x, a ratio of EV/NTM EBITDA ranging from a low of 5.0x to a high of 6.0x, and a ratio of EV/NFY + 1 EBITDA multiples ranging from a low of 4.0x to a high of 5.0x (collectively the "Manager EBITDA Multiples").

   Houlihan Lokey determined an indication of the value of the termination fee under the management agreement by applying the Manager EBITDA Multiples to the manager's historical EBITDA (after considering certain cost adjustments) for the LTM, the forecast for the NFY based on the Best Case, Base Case and Worst Case projections, the forecast for the NTM based on such projections, and the forecast for the NFY + 1 based on such projections. Such analyses resulted in an indication of a range of value for the termination fee under the management agreement of $29.2 million to $41.3 million.

 Comparable Transaction Analysis

   Houlihan Lokey reviewed the consideration paid in certain acquisitions to real estate advisory and management companies by publicly traded real estate investment trusts, as well as certain acquisitions of publicly traded real estate management companies. Such analysis yielded mean multiples of 10.3x EBITDA and 22.1x EBIT (i.e. earnings before interest and taxes). In performing its analysis, Houlihan Lokey considered that the merger and acquisition transaction environment varies over time because of, among other things, interest rate and equity market fluctuations and industry results and growth expectations.

   No company or transaction used in the comparable transaction analysis was directly comparable to the manager, the termination of the management agreement or the proposed transaction. Accordingly, Houlihan Lokey reviewed the foregoing transactions to understand the range of multiples of EBITDA and EBIT paid for companies in the real estate advisory and management industry and the real estate management industry. Based upon the manager's LTM EBITDA and the manager's latest quarter ended June 30, 1999 annualized ("LQA") EBITDA, Houlihan Lokey selected a range of multiples of EV/LTM EBITDA and EV/LQA EBITDA with a low of 8.0x and a high of 10.0x determined under the comparable transaction analysis.

   Houlihan Lokey also reviewed the consideration in certain acquisitions of affiliated real estate advisory and management companies by publicly traded real estate investment trusts selected solely by Houlihan Lokey in terms of percentage of stock outstanding of the acquiror provided to the acquired company as consideration for such acquisition. Such analysis yielded average consideration of 8.7% of total stock outstanding paid to the target managers in certain transactions since 1995. The transactions produced a range of between 3.4% and 15.3% of stock consideration. Houlihan Lokey also calculated the relative contribution of the manager's revenue and EBITDA as a percentage of ICCMIC's revenue and EBITDA at 10.4% and 9.6% respectively. Houlihan Lokey applied the selected range of consideration with a low of 9.0% to a high of 10.0% to the transaction value to arrive at indications of the value of the termination fee under the management agreement.

   Under the two comparable transaction approaches presented above, Houlihan Lokey calculated an indication of the value of the termination fee under the management agreement to be between $41.3 million and $46.2 million.

 Discounted Cash Flow Approach

   Houlihan Lokey utilized cash flow projections received from the manager covering fiscal years 1999, 2000 and 2001. After calculating the net present value of cash flows for the applicable periods under the Best Case, Base Case and Worst Case projections using discount rates of 14.0% to 22.0%, a terminal value was calculated based upon exit EBITDA multiples of 5.0x to 7.0x. Based on the manager's projections and this analysis, Houlihan Lokey calculated indications of the range of value for the termination fee under the management agreement to be between $33.3 million and $76.2 million.

 Indications of Value from Prior Offers

   Houlihan Lokey reviewed the consideration offered for ICCMIC and the manager in offers received from third parties during the period from September 1998 to March 1999. The consideration offered for the manager ranged from a low of $45 million to a high of $60 million with a mean of $50 million. Based on these indications of value for the manager, Houlihan Lokey calculated the range of value for the termination fee under the management agreement to be between $45.0 million and $60.0 million.

 Conclusion

   Based upon the investigation, premises, provisos, and analyses outlined above, and subject to the limiting factors and other assumptions set forth in its valuation opinion, Houlihan Lokey determined that as of September 10, 1999, the fair market value of the termination fee is reasonably stated in the amount of $45 million.

   The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its valuation of the termination fee. The preparation of a valuation is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its valuation, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete view of the processes underlying the analyses set forth in Houlihan Lokey's valuation. In its analysis, Houlihan Lokey made numerous assumptions with respect to the manager, ICCMIC, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses.

 Compensation

   The manager agreed to pay Houlihan Lokey a fee of $250,000 plus its reasonable out-of-pocket expenses for its preparation and delivery of the valuation of the termination fee. No portion of Houlihan Lokey's fee is contingent upon the results of the valuation or the successful completion of the merger or any other transaction. The retention agreement provides that ICII and the manager will defend and indemnify Houlihan Lokey and its affiliates for damages and expenses arising in connection with its engagement.

   Eastdil. Because the appraised values arrived at by Houlihan Lokey and Stanger differed by more than 20% of the higher of the two values, a third valuation was necessary under the terms of the management agreement. Accordingly, Houlihan Lokey and Stanger together recommended Eastdil to conduct a third appraisal of the termination fee payable in connection with the termination of the management agreement. Based on their recommendation, pursuant to a retention agreement dated October 6, 1999, ICCMIC and the manager jointly engaged Eastdil to prepare a written report expressing the fair market value of the manager's termination fee.

   Founded in 1967, Eastdil Realty Company, L.L.C. is a real estate investment banking firm that specializes in real estate valuation and in the structuring and placement of debt and equity capital for institutional grade real estate assets.

   The full text of the Eastdil valuation opinion, which sets forth the assumptions made, matters considered and scope of the review taken, has been filed with the SEC as an exhibit to the Schedule 13E-3 relating to this transaction, and such valuation opinion is incorporated by reference in this proxy statement. The summary of the Eastdil valuation opinion set forth below is qualified in its entirety by reference to the full text of the Eastdil valuation opinion. A copy of the full Eastdil valuation opinion is available for inspection and copying at the principal executive offices of ICCMIC during regular business hours. You, or your representative, may inspect or copy the Eastdil valuation opinion during those hours.

   The Eastdil valuation opinion is directed only to Eastdil's valuation of the manager's termination fee and does not constitute a recommendation to any stockholder as to how he or she should vote at the special meeting or as to any other action he or she should take regarding the proposed merger. Further, Eastdil was engaged by ICCMIC and the manager on their collective behalf and not on behalf of the stockholders or any other party.

   The Eastdil valuation opinion did not address, nor should it be construed to address, the relative merits of the proposed merger and alternative business strategies that may be available to ICCMIC.

   Eastdil stated in its retention agreement that no opinion, counsel or interpretation is intended in matters that require legal, accounting, tax or other appropriate professional advice. Eastdil assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources.

   Neither the merger agreement nor ICCMIC's management agreement with the manager prescribed the factors that Eastdil, or any other person, must take into account in appraising the termination fee. Similarly, Eastdil's retention agreement did not specify what factors or information Eastdil would take into account in its valuation of the termination fee.

   While Eastdil used methodologies and financial analysis techniques it believed to be established and generally accepted, the Eastdil valuation opinion may not conform to various professional guidelines, compliance standards or industry presentation formats. The value expressed in Eastdil's valuation opinion is, in Eastdil's opinion, the most likely cash (or equivalent) price that the manager subject to the management agreement would bring in a competitive and open marketing process with buyer and seller both willing and knowledgeable of all material factors affecting price.

   In formulating its valuation, Eastdil relied upon the following information:

  . copies of Prudential Securities' confidential presentations to the ICCMIC board of directors dated June 25, 1999, May 3, 1999 and March 16, 1999 summarizing and analyzing various merger proposals and offers to acquire ICCMIC and to terminate the management agreement;

  . the ICCMIC offering memorandum prepared by Prudential Securities;

  . minutes of the meetings of the board of ICCMIC and committees thereof from July 31, 1997 through May 18, 1999;

  . a copy of the board book provided in connection with the fourth quarter
    1998 regular meeting of the board of directors of ICCMIC held on December 14, 1998, and a copy of the board book provided in connection with the second quarter 1999 regular meeting of the board of directors held on June 18, 1999;

  . the initial public offering prospectus for ICCMIC;

  . the management agreement;

  . the organization documents for ICCMIC;

  . communications relating to the management agreement;

  . calculations of management fees paid since inception;

  . offers to acquire or merge with ICCMIC;

  . the merger agreement;

  . information relating to negotiations of the merger agreement;

  . ICCMIC business plans;

  . communications relating to ICCMIC business plans;

  . estimates of the liquidation value of ICCMIC;

  . organization chart for ICCMIC;

  . general correspondence to investors for 1997, 1998 and 1999;

  . 1999 and 2000 ICCMIC budgets and reconciliation to actual performance;

  . various management reports and board reports;

  . analyses which had been utilized as support for approval of the management agreement by the board of directors;

  . manager budgets and operating statements;

  . manager business plans prepared from inception to August 6, 1999;

  . organization chart for the manager;

  . organization documents for the manager;

  . schedule of management fees received by the manager;

  . resumes for key employees;

  . schedule of compensation for manager employees;

  . schedule indicating ownership by person of manager debt or equity;

  . offers to purchase the manager;

  . information relating to manager value;

  . a summary of general and administrative expenses and management fees by quarter which has been updated to include the quarter ended June 30, 1999;

  . a copy of an appraisal report dated July 1999 prepared by an investment banking firm appraising the value of an external management agreement with a mortgage REIT which was acquired for cash;

  . a copy of a fairness opinion presentation prepared by an investment banking firm to the special committee of the board of directors of a mortgage REIT dated December 1997 on the termination fee paid in connection with the termination of an external management agreement;

  . a copy of certain pages from the confidential presentation to the ICCMIC board of directors from Merrill Lynch dated December 4, 1998 in connection with the potential merger between ICCMIC and the Private Equity REIT regarding Merrill Lynch's valuation analysis of the manager;

  . a copy of a spreadsheet prepared from public EDGAR filings on 11 commercial mortgage REITs and one residential mortgage REIT and their external management companies which includes, for each mortgage REIT, a column of information describing: (i) the base and incentive management fee compensation structure, (ii) the termination fee language in the management agreement, if any, (iii) the actual termination fee paid to terminate the external management agreement for five of the REITs,
    (iv) the amount of IPO stock options in the REIT granted to the management company or its officers, and (v) the quarterly base and incentive management fees earned from 1999Q2 back to 1998Q1;

  . offer letters from the Commercial Mortgage REIT dated February 1, 1999 and February 8, 1999;

  . a copy of the ICCMIC Investment Policies and Guidelines (as amended on December 14, 1998);

  . various ICCMIC and manager projections;

  . report to the special committee of the board of directors of ICCMIC dated
    September 13, 1999 prepared by Robert A. Stanger & Co., Inc.;

  . management agreement termination fee valuation report dated September 10, 1999 and letter dated September 14, 1999 prepared by Houlihan Lokey Howard & Zukin Financial Advisors, Inc.; and

  . the preliminary proxy statement.

   Eastdil also interviewed key ICCMIC and manager personnel and representatives of Houlihan Lokey, Stanger and Prudential Securities. The accuracy or completeness of the above information was not verified by Eastdil and Eastdil disclaims liability regarding information errors, misstatements or material changes that may have occurred after Eastdil received the information. Eastdil has not physically inspected any assets owned by ICCMIC or managed by the manager. Eastdil's valuation did not incorporate any "Y2K" factors that could potentially affect value. With the above information and the interview results, Eastdil completed various studies and analyses that were determined to be appropriate based on its experience and knowledge of current market fundamentals. Eastdil did not complete any legal analysis or engage counsel to interpret the terms or conditions of any information items.

Assumptions

   Eastdil's valuation was derived on a going-concern basis according to the terms and conditions contained in the management agreement. Eastdil assumed that no undisclosed or unreported changes that would affect the valuation had occurred in: (i) policy, (ii) authority, (iii) agreements between ICCMIC and the manager, or (iv) the merger agreement. Consistent with past practice and the terms of the management agreement, Eastdil assumed that the manager is reimbursed for all ICCMIC expenses including all general and administrative expenses.

Valuation Methodology

   Eastdil predominantly examined three methods to derive the valuation: (i) analysis of revenue multiples based on recent comparable transactions; (ii) analysis of recent bona fide offers to purchase the manager from credible investors; and (iii) analysis of EBITDA multiples based on comparable transactions (EBITDA capitalization method). To determine if a relevant revenue or EBITDA multiple should be above or below the average of its set, Eastdil analyzed the following factors, among others: (i) ICCMIC's share value and sector performance (relative to other mortgage REITs) to assess the manager's professional staff quality, investment policies, and corresponding value to comparable entities; and (ii) the ability to increase the manager's income by increasing ICCMIC's asset base through investment of existing liquidity or the ability to obtain new and incremental debt and equity commitments in the current capital market.

Revenue and EBITDA Estimates

   Actual and projected revenue and expense figures of the manager were analyzed to estimate 1999 EBITDA. Annual revenue was estimated by multiplying the second quarter of 1999 by four (after considering adjustment for any extraordinary or seasonal items). This annual estimating method accounted for current asset levels and corresponding revenue. To estimate 1999 revenue, Eastdil subtracted the $41,000 incentive fee component from second quarter 1999 actual revenue of $1,837,000 for an adjusted second quarter actual revenue amount of $1,796,000. There was no incentive fee paid in first quarter 1999. Adjusted second quarter revenue was multiplied by four to arrive at total estimated 1999 revenue of $7,184,000. Based on analysis of actual and projected operating expenses of the manager, Eastdil estimated 1999 operating expenses (not including extraordinary expenses due to the proposed merger and related activity) at $3,100,000; this operating expenses estimate included a $75,000 contingency factor but did not include the $91,000 termination payment made to a corporate officer. Therefore, 1999 EBITDA was estimated to be $4,084,000.

Revenue Multiple Value

   Eastdil analyzed eight external management company transactions and determined that two transactions which were completed in 1999 were most comparable for purposes of the valuation of the manager's termination fee. These two comparable transactions had verified price and revenue data but had no EBITDA data available. The revenue multiples for these comparable transactions were 5.44 and 6.66 based on actual second quarter 1999 revenue multiplied by four to estimate the annual amount. The simple average of these two multiples was 6.05. Based on a revenue multiple of six applied to estimated 1999 revenue of $7,184,000, the manager would have a value of approximately $43 million.

Value Indication from Offers to Purchase

   Eastdil analyzed seven offers to purchase the manager. Based on offeror financial capability and due diligence completed during the offer process, Eastdil determined that four of the seven offers were credible and contained terms and conditions that are generally acceptable. These credible offers ranged in value from $45,000,000 to $50,000,000 and were dated between November 1998 and April 1999. While it was significant, in Eastdil's opinion, that these offers were received subsequent to the capital market turmoil of third quarter 1998, each of these offers was tendered in the context of a bid for ICCMIC. In Eastdil's opinion, this larger transaction context placed an upward bias on value allocated to the manager by these offers.

EBITDA Capitalization Value

   Eastdil analyzed 13 private real estate related management company transactions and determined that six of these transactions were relevant for consideration in this valuation. These six transactions had EBITDA multiples ranging from 6.5 to 8.75 with an average of 7.65.

   Eastdil also reviewed current EBITDA multiples of seven public real estate service companies. Given ICCMIC's superior sector performance, Eastdil determined that three of the four public real estate companies which lead their sector (in terms of current EBITDA multiples and recent performance) were relevant to this valuation. Eastdil did not adjust the multiples of these public companies to account for their significant brokerage revenue component, which has been cited as one of the major reasons for this sector's lagging performance. The three public companies determined to be comparable had current estimated EBITDA multiples ranging from 7.3 to 8.7 with an average of 7.8.

   Eastdil believed that EBITDA capitalization should be based on an EBITDA multiple that exceeded the average of the particular sample set being considered for the following reasons: (i) ICCMIC relative share value and performance have consistently led the mortgage REIT sector; (ii) the ability to grow the asset base with ICCMIC's cash balance (estimated to be approximately $115 million as of the date of Eastdil's valuation opinion) would allow a new owner to increase manager profitability on a disproportionate basis to EBITDA growth due to the high fixed cost structure of the manager (and comparable firms). However, the ability to increase manager revenue with new and incremental capital commitments was severely limited given current capital market conditions.

   Based on Eastdil's analysis of factors affecting comparable EBITDA multiples, Eastdil concluded that an EBITDA multiple of 8.0 was appropriate for determining manager value. Based on estimated 1999 EBITDA of $4,084,000, manager value would be $32,672,000.

Valuation Reconciliation

   In Eastdil's opinion, most buyers and sellers value service companies such as the manager on an EBITDA capitalization basis. Therefore, Eastdil relied on EBITDA capitalization for the valuation. Based on the value levels indicated by the revenue multiple method, and based on prior credible offers to purchase the manager, Eastdil rounded the EBITDA capitalized value to $33,000,000.

Compensation

   ICCMIC and the manager jointly and severally agreed to pay Eastdil a fee of $375,000 plus reasonable out-of-pocket expenses for the preparation of its valuation opinion. No part of Eastdil's fee was contingent upon the conclusions reached in its valuation opinion. The retention agreement provides that ICCMIC, ICII and the manager will jointly indemnify, defend and hold Eastdil harmless from all damages and expenses in connection with its engagement.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Imperial Credit Commercial Mortgage Investment Corp.:

We have audited the accompanying consolidated balance sheets of Imperial Credit Commercial Mortgage Investment Corp. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of earnings, changes in stockholders' equity comprehensive income and cash flows for the year ended December 31, 1998 and the period from July 31, 1997 (Inception) through December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Imperial Credit Commercial Mortgage Investment Corp. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the year ended December 31, 1998 and the period from July 31, 1997 (Inception) through December 31, 1997, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

KPMG LLP

February 4, 1999

                  PRELIMINARY COPY DATED JANUARY   , 2000

                             [FRONT OF PROXY CARD]

P R O X Y

              IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT CORP. 11601 Wilshire Boulevard, Suite 2080, Los Angeles, CA 90025

           Proxy for Special Meeting of Stockholders on       , 2000

          This Proxy is Solicited on Behalf of the Board of Directors

   The undersigned hereby appoints Mark S. Karlan and Norbert M. Seifert or either of them, each with full power of substitution, as proxies for the undersigned to attend the special meeting of the Stockholders of Imperial Credit Commercial Mortgage Investment Corp. at (location) on (date) at (time), and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth herein. The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and the accompanying proxy statement and revokes any proxy previously given with respect to such meeting.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION AND YOUR SHARES WILL BE VOTED "FOR" THE PROPOSAL DESCRIBED IN THE PROXY STATEMENT. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                  [Continued and to be signed on reverse side]

                              [BACK OF PROXY CARD]

[X] Please mark your vote as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1

1. Approve the Agreement and Plan of Merger dated as of July 22, 1999 and the merger of ICCMIC ACQUISITION CORP., a wholly owned subsidiary of IMPERIAL CREDIT INDUSTRIES, INC, with and into IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT CORP. provided for thereunder.

[_] FOR     [_] AGAINST      [_] ABSTAIN

--------------------------------------------------------------------------------
MARK HERE [_] IF YOU PLAN TO                      MARK HERE [_] FOR ADDRESS
ATTEND MEETING                                    CHANGE AND NOTE AT LEFT

                                          Note: Please sign exactly as name
                                          appears hereon. When shares are held
                                          by joint tenants, both should sign.
                                          When signing as an attorney,
                                          executor, administrator, trustee or
                                          guardian, give full title as such.
                                          If a corporation, sign in full
                                          corporate name by President or other
                                          authorized officer. If a
                                          partnership, sign in partnership
                                          name by authorized person.

                                          DATE: _______________________________

                                          _____________________________________
                                                        Signature

The above named proxies of the undersigned are authorized to initiate and vote for proposals to recess or adjourn the Special Meeting for any reason, including to allow inspectors to certify the outcome of the Proposal described above or to allow the solicitation of additional votes, if necessary, for such Proposal, or to vote against such proposals to recess or adjourn the Special Meeting, except that if this proxy is voted against the Proposal described above it may not be used to vote for proposals to recess or adjourn the Special Meeting.